                                               Filed Pursuant to Rule 424(b)(3)
                                                          File Number 333-59901



                                   1,680,871 SHARES



                                    FAROUDJA, INC.
                                     COMMON STOCK



     ALL OF THE 1,680,871 SHARES OF COMMON STOCK $.001 PAR VALUE (THE "COMMON STOCK") OF FAROUDJA, INC. ("FAROUDJA" OR THE "COMPANY") OFFERED HEREBY ARE BEING OFFERED BY THE SELLING STOCKHOLDERS NAMED HEREIN (THE "SELLING STOCKHOLDERS"). SEE "PRINCIPAL AND SELLING STOCKHOLDERS." THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF THE COMMON STOCK BEING OFFERED BY THE SELLING STOCKHOLDERS. THE COMMON STOCK IS TRADED ON THE NASDAQ STOCK MARKET UNDER THE SYMBOL "FDJA."


The Common Stock may be offered and sold, from time to time, and in amounts to be determined, by the Selling Stockholders directly, through agents designated by them from time to time, or through dealers or underwriters also to be so designated, and on terms to be determined at the time of any sale. The Selling Stockholders reserve the sole right to accept and, together with their agents from time to time, to reject in whole or in part any proposed purchase to be made directly or through agents. Shares of the Common Stock may be offered by and on behalf of the Selling Stockholders from time to time in and through transactions or distributions on The Nasdaq Stock Market, in privately negotiated transactions, or otherwise at prices prevailing in such exchange or as may be negotiated at the time of sale. See "Principal and Selling Stockholders" and "Plan of Distribution."

     The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock will be the purchase price of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Company will receive none of the proceeds from the sale of any of the Common Stock. The Company has agreed to bear the expenses of registration of the Common Stock under federal and state securities laws other than commissions, discounts or fees paid to any underwriter, broker, dealer or other selling agent.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, commissions or concessions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

                               ------------------------

      THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.  SEE "RISK
                            FACTORS" BEGINNING AT PAGE 3.
                               ------------------------

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
          AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                   The date of this Prospectus is August 12, 1998

     No dealer, sales representative, or any other person has been authorized to give any information or to make any representations in connection with this Prospectus other than those contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates or an offer to, or solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.


                         ------------------------------------

                                  TABLE OF CONTENTS


                                                                           PAGE
SUMMARY    .................................................................  1
RISK FACTORS................................................................  3
DIVIDEND POLICY............................................................. 11
PRICE RANGE OF COMMON STOCK................................................. 11
SELECTED CONSOLIDATED FINANCIAL DATA........................................ 12
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................. 14
BUSINESS   ................................................................. 20
MANAGEMENT ................................................................. 32
CERTAIN TRANSACTIONS........................................................ 41
PRINCIPAL AND SELLING STOCKHOLDERS.......................................... 44
DESCRIPTION OF CAPITAL STOCK................................................ 48
SHARES ELIGIBLE FOR FUTURE SALE............................................. 51
PLAN OF DISTRIBUTION........................................................ 52
LEGAL MATTERS............................................................... 53
EXPERTS    ................................................................. 53
Index to Consolidated Financial Statements................................. F-1


                         ------------------------------------

     FAROUDJA, PICTURE PLUS, PRESENTATION PLUS, DIGITAL FORMAT TRANSLATOR, AND DIGITAL LIGHT PROCESSING are trademarks of the Company. All other trademarks or tradenames referred to in the Prospectus are the property of their respective owners. Digital Light Processing is a trademark of Texas Instruments Incorporated.

     The Company has filed with the Commission a Registration Statement on Form S-1 (herein together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information contained in the Registration Statement and reference is made to the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company and the Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission. Information concerning the Company is also available for inspection at the offices of The Nasdaq Stock Market, Reports Section, 1735 "K" Street, N.W., Washington, D.C. 20006.

                                       SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS DISCUSSED UNDER "RISK FACTORS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

                                     THE COMPANY

     Faroudja designs, develops and markets a range of video image enhancement products for the high-end home theater, industrial and broadcast markets through its wholly-owned subsidiary, Faroudja Laboratories, Inc. The Company is currently seeking to apply its technologies and experience to address opportunities in the emerging digital television ("DTV") and high definition television ("HDTV") broadcast and display environments and to facilitate the convergence of the personal computer ("PC") and the television ("TV").

     Video images are pervasive in today's society as sources of entertainment and information. Images are displayed on a variety of electronic media including color TVs, projection systems and PCs. Historically, there has been a substantial difference in the quality of these various media, ranging from low quality TV pictures to very high quality cinema pictures. This difference resulted from a host of technical issues related to the capture, transmission and display of video images. Current technologies make it possible to replicate cinema quality on TVs, projection systems and PCs.

     The Company's products for the TV market substantially reduce the imperfections inherent in analog NTSC signals, which become increasingly apparent on large screen TV displays. The Company's technology improves picture quality by removing artifacts and noise, detecting and compensating for motion, enhancing resolution, and multiplying the number of lines displayed. Faroudja's product sales for the TV market include sales of stand alone products to home and industrial customers and board level products to original equipment manufacturer ("OEM") customers.

     Faroudja is developing products which support the transition from analog to DTV/HDTV broadcasting. As broadcasters make significant investments to satisfy regulatory requirements, the Company believes that product solutions which interface with additional necessary digital transmission equipment and current studio equipment will help broadcasters minimize transition costs and maintain flexibility in responding to evolving regulatory and market requirements. The Company has developed standards conversion and upscaling products which it believes will enable broadcasters to use much of the equipment present in their existing studios to produce programming in various DTV/HDTV video formats. The Company is currently commencing production of its first product in this field, the Digital Format Translator-TM-.

     The Company is also developing products and technologies that are intended to solve the problems associated with the display of high quality TV pictures on PC screens by significantly reducing the inherent noise and artifacts.

     The Company intends to establish additional relationships with companies whose technology, products and product strategies complement those of the Company. The Company markets its products for the TV market through a network of home theater, industrial and commercial dealers as well as OEM customers. For the broadcast market, the Company primarily sells directly. The Company intends to expand its international sales and marketing activities in order to increase export sales.

     The Company began operations in 1971 through two related companies, Faroudja Laboratories, Inc. ("FLI") and later Faroudja Research Enterprises, Inc. ("FRE"). The Company was incorporated in December 1996 under the laws of the state of Delaware to succeed to the business of FLI and FRE.

     The Company's principal executive offices are located at 750 Palomar Avenue, Sunnyvale, California 94086 and its telephone number is (408) 735-1492. All references to the "Company" shall mean Faroudja, Inc. and its predecessors and subsidiaries, unless the context otherwise requires.

                         SUMMARY CONSOLIDATED FINANCIAL DATA
                        (in thousands, except per share data)

                                                                                                               THREE MONTHS
                                                              YEAR ENDED DECEMBER 31,                         ENDED MARCH 31,
                                           -----------------------------------------------------------   ---------------------------
                                              1993       1994        1995         1996        1997           1997         1998
                                              ----       ----        ----         ----        ----           ----         ----
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Total revenues...........................  $5,684     $8,065      $11,954     $13,126     $17,006        $ 3,585        $ 3,358
  Gross profit.............................   3,557      5,067        7,739       8,329      11,745          2,586          2,254
  Operating income (loss)..................   1,206      1,859        4,006       2,115       1,570            305          (265)
  Net income...............................  $1,251     $1,929      $ 4,009     $ 1,511     $ 1,251        $   249        $     8

  Net income per share(1)
    Basic..................................                                                   $0.14          $0.03          $0.00
    Diluted................................                                                   $0.13          $0.03          $0.00
  Shares used in per share calculation
    Basic..................................                                                   9,041          8,200         12,079
    Diluted................................                                                   9,925          9,054         12,766

PRO FORMA DATA (2):
  Pro forma adjustments....................              $(701)       $(939)      $(192)
  Pro forma net income.....................              1,228        3,070       1,319
  Pro forma net income per share(1)
    Basic..................................              $0.15        $0.43       $0.17
    Diluted................................               0.15         0.43        0.16
  Shares used in per share calculation
    Basic..................................              7,979        7,157       7,977
    Diluted................................              7,979        7,176       8,191

                                                                                                           MARCH 31, 1998
                                                                                                      ------------------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash, cash equivalents and short-term investments................................................             $ 21,875
  Working capital..................................................................................               27,103
  Total assets.....................................................................................               31,720
  Total long-term debt.............................................................................                  ---
  Total stockholders' equity.......................................................................               29,463


--------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis used to calculate net income per share.
(2) Reflects the pro forma effect assuming the Company had been treated as a C Corporation rather than an S Corporation for federal and state income tax purposes, effective January 1, 1994. See "Certain Transactions - Subchapter S Distributions."

                               RECENT OPERATING RESULTS

     On July 23, 1998, Faroudja reported it's second quarter financial results. Net revenues for the quarter ending June 30, 1998, were $3.4 million compared to net revenues of $4.3 million in the quarter ended June 30, 1997. Net revenues for the first six months of 1998, ended on June 30, 1998, were $6.7 million compared to $7.9 million net revenues for the six months in 1997 ended on June 30, 1997. The Company's net loss in the quarter ended June 30, 1998 was $754,000, or $0.06 per share on a diluted basis, compared to net income of $285,000, or $0.03 per share on a diluted basis for the quarter ended June 30, 1997. Net loss for the six months ended June 30, 1998, was $746,000, or $0.06 per share on a diluted basis compared to net income of $534,000 or $0.06 per share on a diluted basis for the six months ended June 30, 1997. On both a year-to-year and a sequential comparison, second quarter 1998 revenues and net income were negatively impacted by the absence of major royalty payments. See "Business--Strategic Relationships and Licensing." Spending in the second quarter was up significantly over the first quarter, as the Company focused its development efforts on its line of Digital Format Translators-TM-. See "Business--Broadcast Products."

                                     RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY SHOULD CAREFULLY REVIEW THE FOLLOWING RISK FACTORS AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS.

POTENTIAL FLUCTUATIONS IN FUTURE OPERATING RESULTS; SEASONALITY

     The Company's operating results have varied in the past and are likely to vary significantly in the future from period to period as a result of a number of factors, including the volume and timing of orders received during the period, fluctuations in the amount and timing of license and royalty revenues, the timing of new product introductions by the Company and its competitors, demand for and market acceptance of the Company's products, product line maturation, the impact of price competition on the Company's average selling prices, delays encountered by the Company's strategic partners, the availability and pricing of components for the Company's products, changes in product or distribution channel mix, product returns or price protection charges from customers and the unexpected loss of key customers. Many of these factors are beyond the Company's control. In addition, due to the short product life cycles that characterize the markets for the Company's products, the Company's failure to introduce new, competitive products consistently and in a timely manner could materially adversely affect operating results for one or more product cycles.

     Gross margins may vary from period to period as a result of a number of factors, including the mix of products sold, new product introductions, fluctuations in the receipt of license and royalty revenues and the mix of distribution channels. The Company's gross margins may also be adversely affected by shortages in the availability of key components for the Company's products. To maintain favorable margin levels on product sales, the Company must introduce new products, must introduce enhanced versions of its products, and must continue its cost reduction efforts. The Company anticipates that it will incur lower overall gross margins in future periods as it introduces lower margin products for consumer markets.

     Customers generally order on an as-needed basis and, accordingly, the Company has historically operated with a relatively small backlog. Notwithstanding the difficulty in forecasting future sales and the relatively small level of backlog at any given time, the Company generally must plan production, order components and undertake its development, sales and marketing activities and other commitments months in advance of orders for its products. Accordingly, any shortfall in revenues in a given quarter may adversely impact the Company's operating results due to an inability to adjust expenses during the quarter to offset any reduced level of revenues for the quarter.

     The Company currently derives a substantial portion of its total revenues from the sale of a relatively small number of high priced products. The Company's backlog at the beginning of a quarter typically does not include all sales required to achieve the Company's sales objectives for that quarter. Consequently, the Company's total revenues and operating results for a quarter depend upon the Company obtaining orders for products to be shipped in the same quarter. In addition, from time to time, a significant portion of the Company's sales have been derived from sales of multiple products to a limited number of customers. The volume and timing of orders received during a quarter are difficult to forecast. As a result of the Company's typical sales cycle, a disproportionate percentage of the Company's total revenues in any quarter may be generated in the last month of a quarter. As a result, a shortfall in sales in any quarter as compared to expectations may not be identifiable until the end of the quarter. A delay in shipment near the end of a particular quarter, due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by the Company or its suppliers may cause total revenues in a particular quarter to fall significantly below the Company's expectations and may thus materially adversely affect the Company's operating results for such quarter. The Company's industry is subject to a high degree of seasonality, and demand for the Company's products has historically been highest in the third and fourth quarters of each calendar year. As a result, sales are typically highest in these quarters and may be lower in following quarters.

RISKS ASSOCIATED WITH NEW MARKETS AND APPLICATIONS; MARKET ACCEPTANCE

     A substantial portion of the Company's revenues in 1997 were derived from sales of products that address the high-end home theater and industrial TV markets. Certain of the Company's current products and certain of its planned future products address markets that are not now and may never become substantial commercial markets. The Company's future growth will depend, in large part, on the Company's ability to identify new markets for its products and to apply its video enhancement technology to evolving markets and applications that require superior visual images. There can be no assurance that these markets will become substantial commercial markets or that they will evolve in such a manner that the Company's products achieve market acceptance. The Company also intends to exploit what it believes will be the convergence of the TV and PC markets. There can be no assurance that the TV and PC markets will converge, that this new market will present substantial commercial opportunities, or that the Company's products will adequately address this market in a timely manner. The Company has experienced, and expects to continue to experience, technological and pricing constraints that may preclude the development of products that address emerging markets. There can be no assurance that the Company or its OEM customers will continue their existing product development efforts, or, if continued, that such efforts will be successful, that markets will develop in a timely manner, or at all, for any of the Company's or such customers' products, or that the Company's and its customers' products will not be superseded by other technology or products.

RISKS ASSOCIATED WITH CHANGING TV STANDARDS

     The Company is developing products that are designed to conform to certain current broadcast industry standards. There can be no assurance that manufacturers will continue to follow these standards or that competing standards will not emerge which will be preferred by manufacturers or consumers. The acceptance of the Company's products also depends in part upon third-party content providers developing and marketing content for end user systems, such as video and audio playback systems, in a format compatible with the Company's products. There can be no assurance that these or other factors beyond the Company's control will not adversely affect the development of markets for the Company's products.

     The Federal Communications Commission ("FCC") has required broadcasters to begin broadcasting digital signals in May 1999, targeting the phase out of the current analog signals by the year 2006. There is considerable uncertainty among broadcasters and providers of broadcast, reception and display equipment as to how DTV will be implemented, as to how broadly and rapidly DTV will be deployed, and as to when, if ever, analog TV will be discontinued. There can be no assurance that the market for the Company's products will continue following the introduction of DTV or if competing standards or technologies emerge that are preferred by manufacturers and consumers. In addition, there can be no assurance that DTV and related products will gain market acceptance or that third-party content providers will develop and market content for end user systems using a digital format or a format compatible with the Company's products. There can be no assurance that such factors beyond the Company's control will not adversely affect the development of markets for the Company's products.

DEPENDENCE ON NEW PRODUCT DEVELOPMENT AND RISK OF TECHNOLOGICAL CHANGE

     The markets for the Company's products are characterized by evolving industry standards, rapid technological change, frequent new product introductions and short product life cycles. The Company's future success will depend, in large part, on its ability to continue to enhance its existing products, to develop new products and features to meet changing customer requirements and evolving industry standards and to identify and enter into royalty-generating license agreements with prospective licensees. The Company anticipates that sales from its line multiplier product lines will experience limited growth, or may decline, in future periods. The home theater market has exhibited weakness which the Company believes is attributable to consumer confusion over HDTV. The Company believes that such confusion and related market weakness could continue until HDTV broadcast begins, as currently anticipated, at the end of the third quarter of 1998. The Company expects that approximately one-half of its total revenues in 1998 will be derived from license and royalty revenues and from sales of products introduced in 1997 and scheduled to be introduced in 1998. The success of new products depends on a number of factors, including proper selection and timely introduction of planned new products, successful and timely completion of product development, accurate estimation of demand for new products, market acceptance of new products of the Company and its OEM customers, the Company's ability to offer new products at competitive prices, the availability of adequate staffing to produce and sell such new products, and competition from products introduced by competitors. Certain of these factors are outside the control of the Company. See "--Risks

Associated with New Markets and Applications; Market Acceptance." Sales of the Company's board level products, and future license and royalty revenues, depend in part upon the ability of the Company's OEM customers and licensees to successfully develop and market products incorporating the Company's products or technology. The Company will begin producing products intended for the digital broadcast market in the third quarter of 1998. There can be no assurance that the Company's broadcast products will be accepted by the broadcast market. There can be no assurance as to the amount of royalties, if any, that the Company will receive going forward under the license agreement with S3 Incorporated ("S3"). S3 has advised the Company that it will not make any payments necessary to maintain its exclusive license rights with respect to any periods after March 31, 1998 and the Company does not currently have any other license agreements in effect pursuant to which it expects to receive substantial future royalties. See "Certain Transactions--License Agreement with S3" for further information relating to the relationship between the Company and S3.

     The incorporation of the Company's products into its OEM customers' product designs often requires significant expenditures by the Company, which expenditures may precede volume sales of the Company's products, if any, by one year or more. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand.

     There can be no assurance that the Company will identify new product opportunities, will successfully develop and bring to market new products, will achieve design wins or will respond effectively to technological changes or product announcements by others, or that the Company's new products will achieve market acceptance. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and operating results.

COMPETITION

     The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, rapid product obsolescence and price competition. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products or technologies which may be less costly or provide higher performance or more desirable features than the Company's products. The Company's existing and potential competitors include several large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources than the Company. In the market for TV video processors, the Company's principal competitors are DWIN Electronics, Inc. ("DWIN"), Extron Electronics ("Extron"), NEC Technologies, Inc. USA ("NEC"), Snell & Wilcox, Inc. ("Snell & Wilcox"), Sony Corporation ("Sony") and Yamashita Engineering Manufacturing, Inc. ("YEM"). In the market for broadcast products, the Company's principal competitors are Extron, Leitch Incorporated ("Leitch"), Matsushita Consumer Electronics, Co. ("Matsushita"), Snell & Wilcox, Sony Broadcast Products, Incorporated ("Sony Broadcast") and Vistek Electronics, Ltd. ("Vistek"). As the Company's products penetrate broader markets and as these markets become commercial markets, the Company expects to face competition from diversified electronic and semiconductor companies.

     Yves Faroudja, the Company and General Instrument Corporation ("GI") are parties to a royalty free, world-wide license agreement dated May 1, 1996 pursuant to which GI licensed certain patents to the Company and the Company licensed certain patents to GI relating to video compression and decompression. As a result of that agreement, GI could produce products in the field of scan conversion of source material presented to a compression system competitive with the Company's Digital Format Translator-TM- products.

     The Company's licensees and OEM customers may be larger and have greater market recognition and financial, technological, engineering, manufacturing and distribution capabilities than the Company. In addition, such licensees and OEM customers may use such technologies and subsystems either alone or in combination with other technologies to develop products which could compete with the Company's technologies and products. At present, the Company believes that S3 and GI are licensees which could compete with certain of the Company's technologies and products.

     Certain of the Company's principal competitors maintain their own manufacturing facilities, including semiconductor foundries, and may therefore benefit from certain capacity, cost and technical advantages. Since the Company does not operate its own semiconductor manufacturing, assembly or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities. The failure of the Company to introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing, assembly and testing relationships would have a material adverse effect on its business, operating results and financial condition.

     The Company believes that its ability to compete successfully in the rapidly evolving markets for high performance video technology depends on a number of factors, including protection of its proprietary technology and information, the price, quality and performance of the Company's and its competitors products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new industry standards, the Company's ability to obtain and locate adequate foundry capacity, the number and nature of the Company's competitors in a given market and general market and economic conditions. There can be no assurance that the Company will compete successfully in the future with respect to these or any other competitive factors. See "--Limited Protection of Proprietary Rights; Risks of Third Party Infringement."

     The Company has licensed and intends to continue to license its technologies and intellectual property. The Company also offers for sale board level or chip level products, developed by or for the Company, which implement certain of the Company's technologies. The Company's licensees and OEM customers may be larger and have greater market recognition and financial, technological, engineering, manufacturing and distribution capabilities than the Company. In addition, such licensees and OEM customers may use such technologies and subsystems either alone or in combination with other technologies to develop products which could compete with the Company's technologies and products. While the Company may sell board level or chip level products and receive royalties from such licensees, there can be no assurance that the technologies and products offered by such licensees and OEM customers will not compete directly with those of the Company, have performance, cost or other advantages over those of the Company or have an adverse impact on the sales or other licensing activities of the Company.

DEPENDENCE ON STRATEGIC RELATIONSHIPS

     The Company expects that a significant portion of its annual revenues and profits in the future will depend on strategic relationships. The Company depends on CinemaPro Corporation dba Runco International ("Runco") and Vidikron of America, Inc. ("Vidikron") to sell products which incorporate the Company's technology and a failure by these companies to make such sales will adversely affect the Company's total revenues in the future. There can be no assurance that the Company will identify new strategic partners or enter into additional strategic relationships or that any of the Company's strategic relationships will result in the introduction of new products incorporating the Company's technology or will result in substantial revenues for the Company. In the event that the Company's strategic relationships fail to result in substantial revenues to the Company, the Company's business, financial condition and operating results will be materially adversely affected.

     The Company has licensed and intends to continue to license its technologies and intellectual property. The Company also offers for sale board level or chip level products, developed by or for the Company, which implement certain of the Company's technologies. The Company's licensees and OEM customers may be larger and have greater market recognition and financial, technological, engineering, manufacturing and distribution capabilities than the Company. In addition, such licensees and OEM customers may use such technologies and subsystems either alone or in combination with other technologies to develop products which could compete with the Company's technologies and products. While the Company may sell board level or chip level products and receive royalties from such licensees, there can be no assurance that the technologies and products offered by such licensees and OEM customers will not compete directly with those of the Company, have performance, cost or other advantages over those of the Company or have an adverse impact on the sales or other licensing activities of the Company. See "Business--Sales and Marketing."

RISKS ASSOCIATED WITH EXPORT SALES AND OPERATIONS

     The Company intends to expand its international presence in order to increase its export sales and believes that export sales will increase as a percentage of total revenues in future periods. Export sales to international customers entail a number of risks, including unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potentially adverse taxes, currency exchange fluctuations, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control. The Company would also be subject to general geopolitical risks in connection with international operations, such as political, social and economic instability, potential hostilities and changes in diplomatic and trade relationships. Although the Company has not to date experienced any material adverse effect on its operations as a result of such regulatory, geopolitical and other factors, there can be no assurance that such factors will not adversely affect the Company's operations in the future or require the Company to modify its current business practices. There can be no assurance that one or more of the foregoing factors will not have a material adverse effect on the Company's business, financial condition and operating results or require the Company to modify its current business practices. See "Business--Sales and Marketing."

DISTRIBUTION RISKS; DIVERSIFICATION OF SALES CHANNELS

     The Company sells its products domestically and internationally through distributors and dealers, as well as to OEM customers, and the Company's success depends on the continued efforts of its network of direct and indirect distributors and dealers. The loss of, or reduction in sales to, any of the Company's key customers could have a material adverse affect on the Company's operating results. The short life cycles of the Company's products and the difficulty in predicting future sales increase the risk that new product introductions, price reductions by the Company or its competitors or other factors affecting the video imaging industry could result in significant product returns. In addition, there can be no assurance that new product introductions by competitors or other market factors will not require the Company to reduce prices in a manner or at a time which has a material adverse impact upon the Company's business, financial condition and operating results.

     An integral element of the Company's strategy is to enhance and diversify its international and domestic distribution channels. The Company's ability to achieve revenue growth in the future will depend in large part on its success in recruiting and training sufficient sales personnel, distributors and resellers. Certain of the Company's existing distributors currently distribute, or may in the future distribute, the product lines of the Company's competitors. There can be no assurance that the Company will be able to attract, train and retain a sufficient number of its existing or future third-party distributors or direct sales personnel or that such third-party distributors will recommend, or continue to recommend, the Company's products or devote sufficient resources to market and provide the necessary customer support for such products. All of these factors could have a material adverse effect on the Company's business, financial condition and operating results.

RELIANCE ON INDEPENDENT FOUNDRIES AND MANUFACTURING

     The Company currently relies on independent foundries to manufacture, assemble and test all of its semiconductor components and products. These independent foundries fabricate products for other companies and may also manufacture products of their own design. The Company currently purchases products from all of its foundries pursuant to individually negotiated purchase orders. The Company does not have a long-term supply contract with any of these foundries, and, therefore, none of them is obligated to supply products to the Company for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order.

     The Company's reliance on independent foundries involves a number of risks, including the inability to obtain adequate capacity, unavailability of or interruption of access to certain process technologies, reduced control over delivery schedules, quality assurance, manufacturing yields and cost, and potential misappropriation of the Company's intellectual property. From time to time, the semiconductor industry has experienced severe capacity constraints, and this pattern is expected to continue. The Company obtains foundry capacity through forecasts that are generated in advance of expected delivery dates, and the Company places purchase orders up to six months prior to scheduled delivery. The Company's ability to obtain the foundry capacity necessary to meet the demand for its products is based in part on its ability to accurately forecast demand. If the Company fails to accurately forecast its future demand, the Company may be unable to obtain adequate supplies of integrated circuits on a timely basis. There can be no assurance that the Company will be able to accurately forecast the demand for its products or obtain sufficient foundry capacity in the future. In addition, the Company's obligation to place purchase orders in advance of delivery subjects the Company to inventory risks, including the risk of obsolescence.

     While the Company has not experienced any material disruptions in supply to date, there can be no assurance that manufacturing problems will not occur in the future. In the event that any of the Company's foundries are unable or unwilling to produce sufficient supplies of the Company's products in required volumes at acceptable costs, the Company will be required to reallocate production among its other existing foundries or to identify and qualify acceptable alternative foundries. This qualification process could take six months or longer, and no assurance can be given that any additional source would become available to the Company or would be in a position to satisfy the Company's production requirements on a timely basis.
The loss of any of the Company's foundries as a supplier, the inability of the Company in a period of increased demand for its products to expand supply or the Company's inability to obtain timely and adequate deliveries from its current or future suppliers could reduce or delay shipments of the Company's products. Any of these developments could damage relationships with the Company's current and prospective customers and could have a material adverse effect on the Company's business, financial condition and operating results.

     The Company subcontracts the manufacturing of its broadcast and TV products pursuant to individually negotiated purchase orders. The Company does not have any long term agreements with its subcontractors and contract manufacturers.
The Company's reliance on third-party manufacturers limits its control over delivery schedules, quality assurance and product cost. Disruptions in the provision of services by the Company's assemblers or other circumstances that would require the Company to seek alternative sources of assembly could lead to supply constraints or delays in the delivery of the Company's products. In addition, the need for high quality assurance by the Company may increase costs paid by the Company to third parties for manufacturing and assembly of the Company's products. These constraints or delays could damage relationships with current and prospective customers and could have a material adverse effect on the Company's business, financial condition and operating results.

LIMITED PROTECTION OF PROPRIETARY RIGHTS; RISKS OF THIRD PARTY INFRINGEMENT

     The Company's future success depends in part upon its ability to protect its technology and information. The Company seeks to protect its intellectual property rights and to limit access to its proprietary information through a combination of patents, trademarks, copyrights, trade secrets, and nondisclosure and licensing arrangements, all of which afford only limited protection. There can be no assurance that patents will be issued from any pending applications, be issued in all countries where the Company's products can be sold, or that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the licensed patents. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as the laws of the United States, and thus, may increase the likelihood of piracy of the Company's technology and products. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     There can be no assurance that the Company's intellectual property rights, if challenged, will be upheld as valid, will be adequate to prevent misappropriation of its technology or will prevent the development of competitive products. Additionally, there can be no assurance that the Company will be able to license or obtain patents or other intellectual property protection in the future.

     Substantially all of the intellectual property used by the Company is licensed to the Company by Yves Faroudja. See "Certain Transactions--Yves Faroudja License Agreement." The Company faces certain risks because the Company is a licensee and not the owner of such intellectual property rights. Under his agreement with the Company, Mr. Faroudja retains the nonexclusive right to license his patents and technologies to third parties for use outside the Company's field of use. Notwithstanding the particular terms of the license agreement with Mr. Faroudja, the Company faces the risk that he may attempt to terminate the granted licenses and that such an attempt may be successful or that the response to such attempt may consume substantial financial and personnel resources. In the event the Company's resources are so consumed, such consumption may have a material adverse affect on the Company's business, financial condition and operating results. See "Business--Proprietary Rights and Licenses" and "Certain Transactions--Yves Faroudja License Agreement."

     The video image enhancement and related industries are characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. The Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such intellectual property rights. However, there can be no assurance that such licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain such a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology.

     The Company may initiate claims or litigations against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation by or against the Company could result in significant expense to the Company and could divert the efforts of the Company's technical and management personnel, whether or not such litigation results in a favorable determination for the Company and such diversion may have a material adverse effect on the Company's business, financial condition and operating results. In addition, such litigation could result in the assertion of counter claims against the Company. In the event of an adverse result in any such litigation, the Company could be required to pay substantial damages, attorney fees, costs and expenses, to cease infringing a third-party's intellectual property rights (including, marketing, using, selling and importing infringing products, and employing infringing methods or processes), to expend significant resources to develop non-infringing technology, or to obtain licenses to the technology allegedly infringed. There can be no assurance that the Company would be successful in such development or that any such license would be available on reasonable terms, or at all, and any such development or license could require expenditures by the Company of substantial time and other resources. In the event that any third party makes a successful intellectual property claim against the Company or its customers, the Company's business, financial condition and operating results could be materially adversely affected. See "Business--Proprietary Rights and Licenses."

DEPENDENCE ON SENIOR MANAGEMENT AND OTHER KEY EMPLOYEES

     The Company's future success will depend to a significant extent upon the continued service of members of senior management and other key employees of the Company, particularly Yves Faroudja, the Company's founder and Chief Technical Officer ("CTO"), and Michael Moone, the Company's President and Chief Executive Officer. The loss of the service of any of these individuals could have a material adverse effect on the Company. Mr. Faroudja has entered into an agreement with the Company pursuant to which he will serve as the Company's CTO until a new CTO is identified and hired. Thereafter, Mr. Faroudja will serve as a Senior Fellow to the Company, advising the Company in a variety of areas, with time to be devoted at Mr. Faroudja's discretion. The Company does not maintain key man life insurance on any of its employees. The Company believes that its future success will depend to a significant extent upon its ability to attract, train and retain highly skilled technical, management, sales, marketing and consulting personnel. Competition for such personnel is intense, and the Company expects that such competition will continue for the foreseeable future. The Company has from time to time experienced difficulty in locating candidates with appropriate qualifications. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and operating results. See "Management--Executive Officers and Directors."

POTENTIAL ANTI-TAKEOVER EFFECTS OF CHARTER DOCUMENTS AND DELAWARE LAW

     The Company's Certificate of Incorporation and By-Laws contain various provisions, including a classified Board of Directors, and Delaware law contains certain provisions that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving the Company, even if such events would be beneficial to the interests of the stockholders of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. In addition, the Company may issue shares of Preferred Stock without stockholder approval on such terms as the Board of Directors may determine. The rights of the holders of Common Stock will be subject, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. Moreover, although the ability to issue Preferred Stock may provide flexibility in connection with possible acquisitions and other corporate purposes, such issuance may make it more difficult for a third party to acquire, or may discourage a third party from acquiring, a majority of the voting stock of the Company. The Company has no current plans to issue any shares of Preferred Stock. The Company may in the future adopt other measures that may have the effect of delaying, deferring or preventing a change in control of the Company. Certain of such measures may be adopted without any further vote or action by the stockholders, although the Company has no present plans to adopt any such measures. See "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALES

     Sales of substantial amounts of Common Stock (including shares issued upon the exercise of outstanding options) in the public market could materially adversely affect the market price of the Company's Common Stock. Such sales might also make it more difficult for the Company to sell equity securities or equity related securities in the future at a time and price that the Company deems appropriate. As of March 31, 1998, there were 12,084,557 shares of Common Stock outstanding. Of this amount, 6,880,632 are freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. Approximately 4,499,513 additional shares will be available for sale in the public market on the date of this Prospectus and an additional 704,412 shares will be available on September 5, 1998, subject in some cases to compliance with the volume and other limitations of Rule 144. In addition, the Company had 1,607,952 options and 165,152 warrants outstanding as of March 31, 1998.

CONTROL BY MANAGEMENT AND EXISTING STOCKHOLDERS

     After the sale of the securities offered hereby, the current officers, directors and major stockholders of the Company will own or control approximately 42.9% of the outstanding shares of Common Stock (including options and warrants to purchase Common Stock). Accordingly, these stockholders, if they were to act as a group, would be able to influence the Company's Board of Directors and otherwise influence the policies of the Company. The control of such stockholders could delay or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Management," "Principal and Selling Stockholder" and "Description of Capital Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

     Factors such as announcements of developments related to the Company's business, announcements of technological innovations or new products or enhancements by the Company or its competitors, sales of the Company's Common Stock into the public market, developments in the Company's relationships with its customers, distributors and suppliers, shortfalls or changes in total revenues, gross margin, earnings or other financial results from analysts' expectations, regulatory developments, fluctuations in results of operations and general conditions in the Company's market or the market served by the Company's customers or the economy could cause the price of the Company's Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market in general, and the market for shares of small capitalization and technology stocks in particular, have experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of affected companies. There can be no assurance that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.


DEPENDENCE ON ROYALTY REVENUES

     There can be no assurance as to the amount of royalties, if any, that the Company will receive going forward under its license agreement with S3 Incorporated ("S3"). S3 has advised the Company that it will not make any payments necessary to maintain its exclusive license rights with respect to any periods after March 31, 1998 and the Company does not currently have any other license agreements in effect pursuant to which it expects to receive substantial future royalties. Revenues from S3 accounted for 10.6% of the Company's total revenues for the year ended December 31, 1997 and 22.3% of total revenues for the quarter ended March 31, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Strategic Relationships and Licensing", "Certain Transactions -- License Agreement with S3" for further information relating to the relationship between the Company and S3.

                                   DIVIDEND POLICY

     The Company has never declared or paid cash dividends on its capital stock. The Company currently expects to retain any future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

     From its inception through March 1996, the Company was treated for federal income tax purposes as an S Corporation under Subchapter S of the Internal Revenue Code of 1986, as amended. As a result, the Company's earnings from its inception through March 1996 (the "Termination Date") were for federal income tax purposes taxed directly to the Company's sole shareholder, at his individual federal income tax rate, rather than to the Company. Subsequent to the Termination Date, the Company was no longer treated as an S Corporation and, accordingly, has been subject to federal and state income taxes on its earnings after March 1996.


                             PRICE RANGE OF COMMON STOCK

     The Company's Common Stock began trading publicly on The Nasdaq Stock Market under the symbol "FDJA" on October 30, 1997. Prior to that date, there was no public market for the Company's Common Stock. The following table presents, for the periods indicated, the intraday high and low prices for the Common Stock as reported on The Nasdaq Stock Market.



                                                           High         Low
                                                           ----         ---
          Fiscal 1997
          -----------
          Fourth Quarter (from October 30, 1997).......    $10.50      $5.50

          Fiscal 1998
          -----------
          First Quarter................................    $11.25      $6.44
          Second Quarter ..............................    $12.38      $7.88
          Third Quarter (through August 12, 1998) .......  $ 8.63      $6.63



     On August 12, 1998, the last sale price of the Company's Common Stock as reported on The Nasdaq Stock Market was $7.13. As of August 12, 1998, there were approximately 339 holders of record of the Company's Common Stock which the Company believes represent more than 2,000 beneficial holders.

                         SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated balance sheet data as of December 31, 1993, 1994, and 1995 and the selected consolidated statement of operations data for the years ended December 31, 1993 and 1994, have been derived from financial statements not included herein, which were audited by Ernst & Young LLP, independent auditors. The selected consolidated statement of operations data for each of the three years in the period ended December 31, 1997, and the related consolidated balance sheet data as of December 31, 1996 and 1997, are derived from the consolidated financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The data should be read in conjunction with such consolidated financial statements. The selected consolidated balance sheet data at March 31, 1998 and the selected statement of operations data for the three month periods ended March 31, 1997 and 1998 have been derived from unaudited consolidated financial statements included elsewhere in this Prospectus. The quarterly data for each of the eight quarters ended March 31, 1998 have been derived from unaudited consolidated financial statements not included herein. The unaudited consolidated financial statements include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for those periods. The operating results for the three months ended 1998 are not necessarily indicative of results that may be expected for the year ending December 31, 1998 or any other interim period or future fiscal year.



                                                                                                                 THREE MONTHS
                                                             YEARS ENDED DECEMBER 31,                          ENDED MARCH 31,
                                                --------------------------------------------------------    ---------------------
                                                1993       1994        1995         1996        1997         1997         1998
                                                ----       ----        ----         ----        ----         ----         ----
                                                           (in thousands, except per share data)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues:
  Product sales..............................     $5,684     $8,065      $11,954     $12,626     $15,506       $2,835      $2,608
  License and royalty revenue................     ---        ---          ---            500       1,500          750         750
                                                 ------- ----------   ----------  ----------   ---------    ---------     -------
    Total revenues...........................      5,684      8,065       11,954      13,126      17,006        3,585       3,358
Cost of product sales........................      2,127      2,998        4,215       4,797       5,261          999       1,104
                                                   -----      -----        -----       -----       -----    ---------     -------
Gross profit.................................      3,557      5,067        7,739       8,329      11,745        2,586       2,254
Operating expenses:
  Research and development...................        869      1,277        1,484       2,464       4,215          899       1,077
  Sales and marketing........................        525        778        1,070       2,127       3,465          678         752
  General and administrative.................        957      1,153        1,179       1,623       2,183          392         690
  Financing expenses.........................      ---        ---          ---         ---           312          312        ---
                                                 -------    -------      -------     -------     -------     --------     ------
    Total operating expenses.................      2,351      3,208        3,733       6,214      10,175        2,281       2,519
                                                   -----      -----        -----       -----      ------      -------     -------
Operating income (loss)......................      1,206      1,859        4,006       2,115       1,570          305       (265)
Other income:
  Interest income............................         39         69           82          83         363           97         278
  Other, net.................................         20         14            5       ---            84         --          --
                                                      --       ----          ---     -------    --------      -------     -----
Income before provision for
  income taxes...............................      1,265      1,942        4,093       2,198       2,017          402          13
Provision for income taxes...................         14         13           84         687         766          153           5
                                                    ----       ----         ----      ------     -------      -------      ------
Net income...................................     $1,251     $1,929       $4,009      $1,511      $1,251      $   249     $     8
                                                  ------     ------       ------      ------      ------      -------     -------
                                                  ------     ------       ------      ------      ------      -------     -------
Net income per share(1):
  Basic......................................                                                      $0.14        $0.03       $0.00
  Diluted....................................                                                      $0.13        $0.03       $0.00
Shares used in per share calculation:
  Basic......................................                                                      9,041        8,200      12,079
  Diluted....................................                                                      9,925        9,054      12,766
PRO FORMA DATA (UNAUDITED) (2):
Historical income before provision
  for income taxes...........................                 1,942        4,093       2,198
Pro forma provision for
  income taxes...............................                   714        1,023         879
                                                              -----        -----      ------
Pro forma net income.........................                $1,228       $3,070      $1,319
                                                              -----        -----      ------
                                                              -----        -----      ------
Pro forma net income per share(1):
  Basic......................................                 $0.15        $0.43       $0.17
  Diluted....................................                 $0.15        $0.43       $0.16
Shares used in per share calculation:
  Basic......................................                 7,979        7,157       7,977
  Diluted....................................                 7,979        7,176       8,191


-------------------------
(1) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the basis used to calculate net income per share.
(2) Reflects the pro forma effect assuming the Company had been treated as a C Corporation rather than an S Corporation for federal and state income tax purposes, effective January 1, 1994. See "Certain
     Transactions-Subchapter S Distributions."



                                                                    DECEMBER 31,                                   MARCH 31,
                                             -----------------------------------------------------------        -------------
                                                1993       1994        1995         1996        1997                 1998
                                                ----       ----        ----         ----        ----                 ----
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and short
    term investments.........................     $1,455     $1,064       $2,759      $3,083     $23,549           $21,875
Working capital..............................      2,599      2,223        4,744       5,861      26,987            27,103
Total assets.................................      3,652      3,434        6,734       9,604      33,489            31,720
Total long-term obligations,
  less current portion.......................        996         --           --          --          --                --
Stockholders' equity.........................      2,166      2,826        5,515       7,245      29,348            29,463


QUARTERLY DATA (unaudited)
(in thousands, except per share amounts)
                                                            1996                                 1997                     1998
                                                 ---------------------------   --------------------------------------   --------

                                                 June 30  Sept. 30   Dec. 31   March 31   June 30  Sept. 30   Dec. 31   March 31
                                                 -------  --------   -------   --------   -------  --------   -------   --------
Total revenues................................   $ 2,753   $ 3,663   $ 3,874    $ 3,585   $ 4,279   $ 5,012   $ 4,130    $ 3,358
Gross profit..................................     1,757     2,390     2,416      2,586     2,992     3,346     2,820      2,254
Net income....................................       188       385       318        249       285       391       326          8
Net income per share (diluted)................     $0.02     $0.04     $0.04      $0.03     $0.03     $0.04     $0.03      $0.00

                       MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     THE FOLLOWING MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS FORWARD-LOOKING STATEMENTS BASED UPON CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

     Faroudja, Inc. (the "Company") began operations in 1971 through two related companies, Faroudja Laboratories, Inc. ("FLI") and later Faroudja Research Enterprises, Inc. ("FRE"). The Company was incorporated in December 1996 under the laws of the state of Delaware to succeed to the business of FLI and FRE. From inception to 1988, the Company specialized in the development, manufacturing and sale of products to the broadcast industry. In 1988, the Company introduced its initial product for the high-end home theatre market, a line multiplier. In 1997 and 1996 sales of products for the home theater and industrial markets comprised approximately 88% and 80%, respectively, of the Company's total revenues. As the Company emphasized product development for the home theater and industrial markets, sales of existing broadcast products have declined.

     The Company's total revenues increased sequentially on an annual basis from 1995 through 1997, primarily as a result of the introduction of a number of new products for the home theater and industrial markets. In 1996, the Company established an in-house very large scale integration ("VLSI") design department to develop high performance application specific integrated circuits ("ASIC") to enhance video image quality in the Company's traditional home theater products as well as for use in the TV and PC industries. Net income declined in 1997 from 1996 and 1996 from 1995 primarily as a result of increased research and development expenses, as well as expenses relating to the expansion of the sales and marketing staff, and, in 1996, a provision for income taxes resulting from the termination of the Company's status as an S Corporation in March 1996.

     To maintain favorable margin levels on product sales, the Company must introduce new products, introduce enhanced versions of its products, and continue its cost reduction efforts. The Company anticipates that it will incur lower overall gross margins in future periods as it introduces lower margin products for consumer markets until such time as royalties, if received, become a significantly larger percentage of revenues. The Company intends to increase both engineering and sales and marketing efforts in the design, development and sale of board and chip level products while continuing the sale of stand-alone products from the high-end home theater, industrial and broadcast markets. On an absolute dollar basis, sales and marketing expenses, general and administrative expenses and research and development expenses are expected to increase in 1998 over 1997. Consequently, without a corresponding increase in revenues, net income will be adversely impacted.

     The Company's operating results have varied in the past and are likely to vary significantly in the future from period to period as a result of a number of factors, including the volume and timing of orders received during the period, fluctuations in the amount, and timing of, license and royalty revenues, the timing of new product introductions by the Company and its competitors, demand for, and market acceptance of, the Company's products, product line maturation, the impact of price competition on the Company's average selling prices, delays encountered by the Company's strategic partners, the availability and pricing of components for the Company's products, changes in product or distribution channel mix and product returns or price protection charges from customers. Many of these factors are beyond the Company's control. In addition, due to the short product life cycles that characterize the markets for the Company's products, the Company's failure to introduce new, competitive products consistently and in a timely manner could materially adversely affect operating results for one or more product cycles.

     The Company has received quarterly prepaid license fees from S3 Incorporated ("S3") to maintain exclusivity under its license agreement with the Company. S3 has advised the Company that no prepayments will be made with respect to any periods after March 31, 1998. There can be no assurance as to the amount of royalties, if any, the Company will receive in the future as the Company does not have any other license agreements in effect pursuant to which it expects to receive substantial royalties.

     The Company introduced its new family of Digital Format Translators-TM- in April 1998. There is no assurance as to the eventual demand for this product, the size of the digital broadcast market, or that the digital broadcast market will develop in the timeframe currently specified by the FCC.

RECENT OPERATING RESULTS

     On July 23, 1998, Faroudja reported it's second quarter financial results. Net revenues for the quarter ending June 30, 1998, were $3.4 million compared to net revenues of $4.3 million in the quarter ended June 30, 1997. Net revenues for the first six months of 1998, ended on June 30, 1998, were $6.7 million compared to $7.9 million net revenues for the six months in 1997 ended on June 30, 1997. The Company's net loss in the quarter ended June 30, 1998 was $754,000, or $0.06 per share on a diluted basis, compared to net income of $285,000, or $0.03 per share on a diluted basis for the quarter ended June 30, 1997. Net loss for the six months ended June 30, 1998, was $746,000, or $0.06 per share on a diluted basis compared to net income of $534,000 or $0.06 per share on a diluted basis for the six months ended June 30, 1997. On both a year-to-year and a sequential comparison, second quarter 1998 revenues and net income were negatively impacted by the absence of major royalty payments. See "Business--Strategic Relationships and Licensing." Spending in the second quarter was up significantly over the first quarter, as the Company focused its development efforts on its line of Digital Format Translators. See "Business--Broadcast Products."

RESULTS OF OPERATIONS

     The following table sets forth certain items from the Company's consolidated statements of income expressed as a percentage of total revenues for the periods indicated.

                                                                                                  THREE MONTHS
                                                         YEARS ENDED DECEMBER 31,                ENDED MARCH 31,
                                                    --------------------------------      -----------------------
                                                       1995        1996         1997           1997          1998
                                                       ----        ----         ----           ----          ----
REVENUES:
  Product sales..............................         100.0%        96.2%       91.2%         79.1%         77.7%
  License and royalty revenues...............          --             3.8         8.8          20.9          22.3
                                                     -------       ------     -------       -------       -------
    Total revenues...........................          100.0        100.0       100.0         100.0         100.0
Cost of product sales........................           35.3         36.5        30.9          27.9          32.9
                                                      ------       ------     -------       -------       -------
Gross margin.................................           64.7         63.5        69.1          72.1          67.1
Operating expenses:
  Research and development...................           12.3         18.8        24.8          25.1          32.1
  Sales and marketing........................            9.0         16.2        20.4          18.9          22.4
  General and administrative.................            9.9         12.4        12.8          10.9          20.5
  Financing expense..........................          --           --            1.8           8.7         --
                                                     -------       ------     -------       -------       -------
    Total operating expenses.................           31.2         47.4        59.8          63.6          75.0
Operating income (loss)......................           33.5         16.1         9.3           8.5         (7.9)
Other income:
  Interests income...........................            0.7          0.6         2.1           2.7           8.2
  Other, net.................................          --           --            0.5         --            --
                                                     -------       ------     -------       -------       -------
Income before provision for income taxes.....           34.2         16.7        11.9          11.2           0.3
Provision for income taxes...................            0.7          5.2         4.5           4.3           0.1
                                                     -------       ------     -------       -------       -------
Net income...................................          33.5%        11.5%        7.4%          6.9%          0.2%
                                                     -------       ------     -------       -------       -------
                                                     -------       ------     -------       -------       -------

THREE MONTHS ENDED MARCH 31, 1997 AND 1998

     TOTAL REVENUES. Total revenues decreases to $3.4 million in first quarter of 1998 from $3.6 million in the first quarter of 1997 for a 6.5% decline year to year. The $0.2 million decline was primarily due to reduced sales of line multiplier products. This was partially offset by increases in shipments of the VP100 video decoder, DV1000 digital video disk player and the introduction of the RP4800 rear screen projection system. Revenues from S3 accounted for 23.0% and 22.3% of total revenues in the first quarter of 1997 and 1998, respectively. Sales to Vidikron accounted for 13.6% and 5.5% of total revenues in the first quarter of 1997 and 1998, respectively.

     Export sales, consisting primarily of VP400, VP280 and VP250 products shipped to dealers and distributors in Asia and Europe, represented 6.8% and 17.9% of total revenues in the first quarter of 1997 and 1998, respectively.
All export sales are denominated in U.S. dollars. The Company intends to pursue efforts to increase its export sales in the future; however, there can be no assurance that any growth in export sales will be achieved. The Company believes that current economic conditions in Asia might adversely impact any increase in sales to that region in 1998.

     The Company's future success will depend, in large part, on its ability to continue to enhance its existing products and to develop new products and features to meet changing customer requirements and evolving industry standards. The Company anticipates that sales from its line multiplier product line will experience limited growth, or may decline, in future periods. In the first quarter of 1998, the home theater market continued to exhibit weakness, which the Company attributes to consumer confusion over HDTV. The Company believes that such confusion and related market weakness could continue until HDTV broadcasting begins on a wide-scale basis, as currently anticipated at the end of the third quarter of 1998. The Company expects that approximately one-half of its total revenues in 1998 will be derived from license and royalty revenues and from sales of products introduced in 1997 and scheduled to be introduced in 1998.

     GROSS PROFIT. Gross profit as a percentage of total revenues was 72.1% in the first quarter of 1997 and 67.1% in the first quarter of 1998. The decrease in gross margin in the first quarter of 1998 compared to 1997 was primarily due to lower product gross margin. Product gross margin as a percentage of product sales decreased from 64.8% in 1997 to 57.7% in 1998. This was primarily due to the sale of products introduced in the second half of 1997, such as the RP4800 rear screen projection system, DV1000 digital video disc ("DVD") player and VP100 decoder, which have lower margins than the Company's line multiplier products.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $899,000 in the first quarter of 1997 to $1.1 million in the first quarter of 1998. The increases were primarily due to costs incurred by the Company for the development of ASIC components used in the full range of the Company's products. Research and development expenses as a percentage of total revenues increased from 25.1% in the first quarter of 1997 to 32.1% in the first quarter of 1998 due to the expansion of the VLSI department that occurred throughout 1997. The Company increased its engineering and management personnel, and related equipment, to enable the ongoing development of its high performance VLSI design capability. The Company intends to increase its engineering efforts in the design and development of broadcast, board and chip level products, and therefore, expects that research and development expenses will continue to increase in absolute dollars.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $678,000 in the first quarter of 1997 to $752,000 in the first quarter of 1998. Sales and marketing expenses increased as a percentage of total revenues from 18.9% in the first quarter of 1997 to 22.4% in the first quarter of 1998 primarily due to increases in the Company's sales and marketing staff, including the addition of sales executives and the development of a network of regional managers and sales representatives. The Company intends to increase its sales and marketing efforts, and intends to increase its international market presence. Accordingly, sales and marketing expenses are expected to increase in absolute dollars in the future.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $392,000 in the first quarter of 1997 to $690,000 in the first quarter of 1998. General and administrative expenses increased as a percentage of total revenues from 10.9% in the first quarter of 1997 to 20.5% in the first quarter of 1998. This was primarily due to expenses associated with being a public company, additions to the Company's general and administrative staff, and an increase in legal fees associated with the Company's efforts against alleged patent infringement. The Company anticipates that it will incur increases in general and administrative expenses in future periods associated with litigation to protect the Company's intellectual property and with legal, accounting and other expenses of being a public company.


     FINANCING EXPENSES. The Company incurred $312,000 of expenses related to financing activities in the first quarter of 1997.


     OTHER INCOME. Interest and other income were $97,000 in the first quarter of 1997 and $278,000 in the first quarter of 1998. The increase in 1998 from 1997 was due to the investment of the $15.6 million net proceeds of the Company's initial public offering completed in November 1997, and the $5 million investment by S3 in the Company in June 1997, in short-term, interest bearing investment grade securities.

     PROVISION FOR INCOME TAXES. The Company's effective tax rate was 38% for the first quarter of both 1997 and 1998. The Company anticipates implementing certain tax planning strategies to reduce the effective tax rate in 1998 and future periods.

FISCAL 1995, 1996 AND 1997

     TOTAL REVENUES. Total revenues increased 9.8% and 29.5%, respectively, for 1996 and 1997 from their respective prior years. The increase in 1996 was primarily due to the introduction of the LD200 NTSC line doubler for the home theater market, increased shipments of the DFD-U PAL/NTSC digital decoder, which was first introduced in 1995 for the direct broadcast satellite market, fees on the license of the Company's technology for ASIC products for the PC market and the expansion of the home theater dealer network. These factors were partially offset by a reduction in sales in 1996 of the CFD decoder for the broadcast market resulting from a sharp decline in sales to this product's primary customer, which began developing its own products internally. The increase in 1997 was due primarily to increased shipments of line multiplier products for the home theater market, shipments of new products including the VP100 decoder, DV1000 DVD player, VP300 line tripler and VP280 frame doubler, and $1.5 million of license and royalty revenues from S3. These factors offset a reduction in sales to the broadcast market. Sales to Hughes/JVC Technology Corporation ("Hughes/JVC") accounted for 12.1% of total revenues in 1995. Sales to Vidikron accounted for 10.5% and 11.1% of total revenues in 1996 and 1997. Revenues from S3 accounted for 10.6% of total revenues in 1997.

     Export sales, consisting primarily of VP400 and LD200 products shipped to dealers and distributors in Asia and Europe, represented 13.2%, 15.3% and 13.1% of total revenues in 1995, 1996 and 1997, respectively. All export sales are denominated in U.S. dollars.

     GROSS PROFIT. Gross profit as a percentage of total revenues was 64.7% in 1995, 63.5% in 1996 and 69.1% in 1997. Product gross margin declined in 1996 to 62.0% from 64.7% in 1995 primarily due to an increased proportion of sales to distributors and OEM customers, who typically receive higher discounts than dealers, increased dealer discounts, the introduction of a new, lower margin product line and increased manufacturing costs and expenses. The increase in gross margin in 1997 compared to 1996 was primarily due to license and royalty revenues. Product gross margin as a percentage of product sales increased to 66.1% in 1997 from 62.01% in 1996, primarily due to product cost reduction efforts.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased from $1.5 million in 1995 and $2.5 million in 1996 to $4.2 million in 1997. The increases were primarily due to costs incurred by the Company for the development of ASIC components used in the full range of the Company's products. Research and development expenses increased as a percentage of total revenues to 18.8% in 1996 due to the establishment in 1996 of the VLSI design department. Research and development expenses as a percentage of total revenues increased to 24.8% in 1997 due to expansion of the VLSI department.

     SALES AND MARKETING EXPENSES. Sales and marketing expenses increased from $1.1 million in 1995 and $2.1 million in 1996 to $3.5 million in 1997. Sales and marketing expenses increased as a percentage of total revenues to 20.4% in 1997 from the prior year primarily due to increases in the Company's sales and marketing staff, including the addition of sales executives and the development of a network of regional managers and sales representatives.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased from $1.2 million in 1995 and $1.6 million in 1996 to $2.2 million in 1997. General and administrative expenses increased as a percentage of total revenues to 12.4% in 1996 and 12.8% in 1997, primarily due to additions to the Company's general and administrative staff, including the hiring of a new chief executive officer, chief financial officer and general counsel, and an increase in professional fees.

     FINANCING EXPENSE. The Company incurred $312,000 of expenses related to financing activities in the first quarter of 1997.

     OTHER INCOME. Interest and other income was $87,000 in 1995, $83,000 in 1996 and $447,000 in 1997. The increase in 1997 from 1996 was due to investment of the $15.6 million net proceeds of the Company's initial public offering completed in November 1997, and the $5 million investment by S3 in the Company in June 1997, in short-term interest bearing investment grade securities. Accordingly, the Company anticipates that interest income will increase significantly in 1998 from 1997.

     PROVISION FOR INCOME TAXES. The Company's FLI subsidiary was an S Corporation from inception until March 1996. As an S Corporation, FLI earnings were taxed directly to its stockholders, and FLI's tax provision through March 1995 consisted solely of a California franchise fee. FRE was a C Corporation since its inception. The Company has incurred minimal foreign taxes. The pro forma provision for income taxes, calculated assuming FLI's S Corporation status terminated January 1, 1994, reflects an effective tax rate for the years ended December 31, 1995 and 1996 of 25% and 40%, respectively. The Company's effective tax rate for 1997 was 38%. The Company anticipates implementing certain tax planning strategies to reduce the effective tax rate in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically funded its capital requirements from its cash flow from operations. Funding requirements in the past have been primarily related to the growth in accounts receivable, inventories and capital equipment.

     OPERATING ACTIVITIES. In 1995, net cash provided by operating activities was $3.4 million, primarily composed of (i) $4.0 million of net income,
(ii) $224,000 of depreciation and amortization, (iii) a $417,000 increase in accounts payable and (iv) a $118,000 increase in accrued compensation and benefits. These were partially offset by (i) a $642,000 increase in accounts receivable and (ii) a $793,000 increase in inventory.

     In 1996, net cash provided by operating activities was $1.3 million, primarily composed of (i) $1.5 million of net income, (ii) $422,000 of depreciation and amortization, (iii) a $128,000 increase in accounts payable,
(iv) a $186,000 increase in accrued compensation and benefits, (v) a $258,000 increase in other liabilities and (vi) $500,000 of deferred revenues. These were partially offset by (i) a $1.2 million increase in accounts receivable primarily attributable to $1.0 million due from a licensee under an agreement completed in December, 1996, (ii) a $96,000 increase in inventory and (iii) an increase in deferred tax assets of $462,000.

     In 1997, net cash provided by operating activities was $1,106,000, primarily composed of (i) $1.3 million of net income, (ii) $561,000 of depreciation and amortization, (iii) a $716,000 increase in accounts payable,
(iv) a $545,000 increase in accrued compensation, (v) a $756,000 increase in income taxes payable and (vi) a $265,000 increase in other accrued liabilities. These were primarily offset by (i) a $330,000 increase in accounts receivable,
(ii) a $1.3 million increase in inventory, (iii) a $481,000 increase in deferred tax assets, (iv) a $372,000 increase in other current assets and (v) a $500,000 decrease in deferred revenues.

     In the first quarter of 1998, net cash used in operating activities was $1.6 million, primarily composed of (i) a $772,000 decrease in accounts payable,
(ii) a $692,000 decrease in accrued compensation, (iii) a $198,000 decrease in income taxes payable, (iv) a $222,000 decrease in other accrued liabilities, and
(v) a $180,000 increase in inventory. These were partially offset by a $197,000 decrease in other current assets.

     INVESTING ACTIVITIES. Capital equipment purchases in 1995, 1996 and 1997 were $392,000, $967,000 and $1.2 million, respectively, and $168,000 in the first quarter of 1998, primarily for computer hardware and software used in research and development engineering test equipment and furniture and fixtures.

     FINANCING ACTIVITIES. In connection with its status as a Subchapter S Corporation, the Company distributed $1.5 million, and $4.0 million 1995 and 1996 respectively. In 1996, the Company raised $4.0 million through the issuance of its Common Stock. In June 1997, the Company also received $5.0 million from a private placement with S3. The Company effected its initial public offering in October 1997. Net proceeds, after underwriting discounts and commissions and expenses associated with the offering, were $15.6 million. In the first quarter of 1998, the Company received $90,000 from stock purchases under the employee stock purchase plan.

     LIQUIDITY. At March 31, 1998, the Company's principal sources of liquidity consisted of cash, cash equivalents and short-term investments totaling $21.9 million, and a bank credit facility for $2.0 million. The Company's working capital at March 31, 1998 was $27.1 million. On April 1, 1998, the Company renewed its bank revolving line of credit which now expires on April 5, 1999. The line of credit is secured by substantially all of the Company's tangible assets. Borrowings are limited to defined percentages of eligible accounts receivable. In addition, the Company must satisfy certain financial covenants.

     The Company's future capital requirements are expected to include (i) supporting the expansion of the research and development and sales and marketing departments, (ii) funding the acquisition of capital equipment, primarily for research and development and consisting of such items as engineering equipment, computers and furniture, and (iii) funding the growth of working capital items such as receivables and inventory.

     The Company may investigate means to acquire greater control over semiconductor production, whether by joint venture, prepayments, equity investments in or loans to wafer suppliers. In addition, as part of its business strategy, the Company occasionally evaluates potential acquisitions of businesses, products and technologies. Accordingly, a portion of its available cash may be used for the acquisition of complementary products, technologies or businesses or to assure foundry capacity. Such potential transactions may require substantial capital resources, which may require the Company to seek additional debt or equity financing. There can be no assurance that the Company will consummate any such transactions.

     The Company believes that its current cash, cash equivalents and short-term investments will be sufficient to support the Company's planned activities through at least the next twelve months.

     YEAR 2000. The Company has determined that its present internal management information systems are not compliant with Year 2000 requirements and has implemented plans to upgrade both its software and hardware in the normal course of business during 1998. It will also be initiating discussions with its significant suppliers, customers and financial institutions to ensure that their systems are Year 2000 compliant. The Company expects the total costs of these upgrades to be less than $500,000 and is scheduled to complete its upgrades by the end of 1998. It does not anticipate the cost of such upgrade to have a significant impact on its operations or financial position.

                                       BUSINESS
OVERVIEW

     Faroudja designs, develops and markets a range of video image enhancement products for the high-end home theater, industrial and broadcast markets through its wholly-owned subsidiary, Faroudja Laboratories, Inc. The Company is currently seeking to apply its technologies and experience to address opportunities in the DTV and HDTV broadcast and display environments and to facilitate the convergence of the PC and the TV.

     The Company began operations in 1971 through two related companies, FLI and later FRE. The Company was incorporated in December 1996 under the laws of the state of Delaware to succeed to the business of FLI and FRE. Thereafter, FRE was merged into FLI, with FLI surviving the merger, and FLI was subsequently merged into a newly-formed wholly-owned subsidiary of the Company.

BACKGROUND

     Video images are pervasive in today's society as sources of entertainment and information. Images are displayed on a variety of electronic media including color TVs, projection systems and PCs. Historically, there has been a substantial difference in the quality of these various media, ranging from low quality TV pictures to very high quality cinema pictures. This difference resulted from a host of technical issues related to the capture, transmission and display of video images. Current technologies make it possible to replicate cinema quality on TVs, projection systems and PCs.

     With U.S. households owning approximately 250 million television sets, TV is the dominant medium for viewing video images. While TV is an integral part of modern life, it is optimized around image production, transmission and display technology created more than 40 years ago. TV signals are produced in accordance with the NTSC standard developed in the 1940s for black and white programs. This standard was last modified in the 1950s to make possible the compatible transmission of black and white and color programs. Technical compromises required to achieve compatibility introduce image degrading imperfections, known as artifacts. Additionally, analog transmission introduces noise in the TV image. While always present, these imperfections are less evident on TV screens smaller than 25 inches in size than on larger screens. Over the last decade, consumer interest in larger screen TVs has increased dramatically, fueled by decreasing equipment prices and an expanding universe of movies, sporting events and other programming available via cable TV, video cassette, direct broadcast satellite, laser disc and, most recently, DVD. As TV screen sizes have increased, impairments in the image, such as low resolution, artifacts and noise, have become more readily apparent. The better quality images produced by DVDs, digital satellite transmission and high resolution computer monitors have made viewers more discriminating and have elevated their image quality expectations.

     The Company believes that this trend will accelerate with the announced introduction of HDTV by some broadcasters in late 1998. HDTV images are expected to incorporate cinema-like image quality in a wider screen format. The FCC recently established standards for DTV broadcasting in the United States and adopted rules mandating the gradual introduction of DTV broadcasting. The FCC has targeted the eventual phase-out of analog (NTSC) broadcasting by the year 2006. Current analog broadcasting equipment is not compatible with the new DTV standards. In order to transmit digital signals in accordance with the new DTV standards, broadcasters will need to acquire new equipment, including digital transmission equipment, at costs estimated to be as high as $10 million per station. Broadcasters are seeking to reduce the costs of transitioning from analog to digital broadcasting through strategies which will allow them to continue to use much of their existing equipment.

     Advances in microprocessors, the availability of low cost memory and storage, high quality displays, sophisticated software and the emergence of the World Wide Web have fueled the growth in multimedia applications on the PC. The PC is increasingly being used to view video stored on hard disk, CD-ROM, DVD and laser disc, and video over the Internet. The Company believes that the use of the PC as an entertainment device in the future will depend in large part on the PC's ability to display TV images. Since TV signals use an interlaced format while PCs use a progressive scanning display format, a TV signal must be converted before being displayed on a PC. To date, the interlace/progressive conversion, along with other steps in the conversion of the TV signal, have caused color distortion, motion artifacts, noise and other imperfections, which have resulted in poor video quality on the PC. Image problems become even more apparent when TV signals are viewed on a PC, as PC users sit relatively close to their screens and PC monitors have higher resolution than most TVs.

FAROUDJA SOLUTIONS

     Faroudja designs, develops and markets video image enhancement products that significantly improve images to achieve a cinema-like quality.

     The Company's products for the TV market substantially reduce the imperfections inherent in analog NTSC signals, which become increasingly apparent on large screen TV displays. The Company's technology improves picture quality by removing artifacts and noise, detecting and compensating for motion, enhancing resolution, and multiplying the number of lines displayed. Faroudja's product sales for the TV market include sales of stand alone products to home and industrial customers and board level products to OEM customers.

     Faroudja is developing products which support the transition from analog to DTV/HDTV broadcasting. As broadcasters make significant investments to satisfy regulatory requirements, the Company believes that product solutions which interface with additional necessary digital transmission equipment and current studio equipment will help broadcasters minimize transition costs and maintain flexibility in responding to evolving regulatory and market requirements. The Company is developing standards conversion and upscaling products which it believes will enable broadcasters to use much of the equipment present in their existing studios to produce programming in various DTV/HDTV video formats. The Company is currently beginning to produce its first product in this field, the Digital Format Translator-TM-.

     The Company is also developing products and technology that are intended to solve the problems associated with the display of high quality pictures on PC screens by significantly reducing the inherent noise and artifacts.

STRATEGY

     The Company's objective is to maintain and expand its position as the industry standard of excellence for video image quality. Key elements of the Company's strategy to achieve this objective include:

     MAINTAIN AND EXTEND TECHNOLOGY LEADERSHIP. The Company intends to build upon its technology leadership in video image processing by increasing its investment in research and development. These efforts will focus on developing patentable technology and innovative products for the TV and broadcast markets. The Company also intends to leverage its image enhancement expertise in TV into broadcast, DTV display and PC products and applications.

     PENETRATE BROADER MARKET SEGMENTS. The Company has historically sold products that addressed the needs of the industrial and high-end home theater markets. The Company recently introduced a decoder and signal enhancer with prices and capabilities targeting the consumer markets. The Company intends to continue to seek opportunities in new and broader market segments, such as the converging PC and TV markets and the emerging DTV/HDTV broadcast and display markets.

     INCREASE BRAND NAME AWARENESS. The Company has established a reputation for excellence in video processing and video image enhancement in the commercial broadcast, industrial and high-end home theater markets. The Company intends to increase brand name awareness through increased advertising, the marketing of stand alone image enhancement products and video source players carrying the Company's trademarks, and co-branding agreements with OEM customers. The distribution of Company-branded and co-branded products in new and broader market segments is also intended to increase Faroudja brand awareness.

     BUILD AND LEVERAGE STRATEGIC RELATIONSHIPS. The Company intends to establish and maintain strategic relationships with companies whose technology, products and product strategies complement those of the Company. Through selective licensing of its patented technologies, the Company intends to increase penetration and recognition of its capabilities in markets currently served and to facilitate migration into new markets.

     EXPAND INTERNATIONAL PRESENCE. The Company intends to expand its international presence in order to increase its export sales. These efforts will include establishing a sales force and marketing activities for the European and Asian markets, expanding the Company's international network of distributors and dealers, continuing the development of OEM relationships with customers serving international markets, such as Hughes/JVC, Vidikron, Runco and NEC, and product development that incorporates various international specifications.

PRODUCTS

     Faroudja designs, develops and markets a range of video image enhancement products for the TV and broadcast markets. The following table sets forth certain information regarding the Company's current stand alone industrial and home products:



        Market               Product                                             Description
-----------------------   -------------   ---------------------------------------------------------------------------------------
TV-Image                  VP401           Line quadrupler and video processor for large screen high resolution video
Enhancement/              VP401U              projection systems
Line Multiplying
                          VP301           Line tripler and video processor for large screen high resolution video projection systems

                          VP201           Line doubler and video processor for large screen high resolution video projection
                          VP201U              systems
                          VP251
                          VP281FD

                          VP100           Video decoder with detail and color enhancement
                          VP100P

Computer Monitor          VP600           Line multiplier and scaling product for high resolution video computer monitors
Enhancement

Rear Screen               RP4800          Rear screen projection system with line doubler
System

TV-Source                 DV1000          DVD/CD player with detail and color enhancement
Players                   LD1000          Laser disc player with audio enhancement

Broadcast                 DFD-U           Low noise video decoder/frame synchronizer with video adjustments

                          CFD-SN          Very low noise video decoder with video adjustments

                          DFT1000         Format translator for translating digital component video into 480p video with frame synchronization

                          DFT2000         Format translator for translating digital component video into 480p,
                                          720p and 1080i video formats with full aspect ratio control and frame synchronization.

                          DFT5000         Format translator for translating analog composite, analog component, digital composite, digital component and S-Video inputs into 480p, 720p and
                                          1080i video formats with full aspect ratio control, frame synchronization, digital noise reduction and system control software


     TV PRODUCTS

     LINE QUADRUPLERS (VP401 AND VP401U). Faroudja line quadrupler video processors produce cinemalike images. The processors accept input from sources formatted for conventional 525-line or 625-line TV standards, and convert them into line-quadrupled, noticeably artifact-free, high resolution signals for direct-view or projection TV systems. The processors are precision instruments employing three complex digital signal processes utilizing patented technology in the fields of decoding, scan conversion and detail enhancement. These products substantially reduce color blurring, rainbow patterns, dot crawl and visible scan lines, and deliver sharp image details.

     LINE TRIPLING VIDEO PROCESSORS (VP301). The Company's line tripling video processors utilize certain of the same technologies as the Company's line quadruplers, and deliver similar results for smaller direct-view or projection TV systems.

     LINE DOUBLING VIDEO PROCESSORS (VP201, VP201U, VP251, VP281FD). The Company's line doubling video processors utilize certain of the same technologies as the Company's line quadruplers, and deliver similar results for smaller direct-view or projection TV systems.

     VP100 TV ENHANCER AND VP100P. The VP100 and VP100P set-top components apply patented adaptive decoding, detail processing and color alignment correction for use in standard and large screen S-Video compatible TVs. These products substantially reduce color decoding artifacts and greatly increase image detail and depth. These products offer consumers a moderately priced video enhancement technology that plugs directly into the TV unit.

     REAR PROJECTION SYSTEM (RP4800). The Company's 48 inch wide rear screen projection system incorporates a VP250 line doubling video processor. This display system is designed for customers with space, remodeling or lighting constraints, provides HDTV quality images from analog sources and is HDTV compatible.

     DV1000 HIGH DEFINITION DIGITAL VIDEO DISC AND CD PLAYER. The DV1000 applies custom circuitry to both video and audio processing to provide significantly enhanced image detail and depth exceeding what is expected to be available from standard DVD players.

     LD1000 HIGH DEFINITION LASER DISC AND CD PLAYER. The LD1000 applies custom circuitry for audio enhancement to provide an experience exceeding what is available from standard laser disc players.

     TV product sales as a percentage of total revenues for 1995, 1996 and 1997 were 80%, 80% and 88%, respectively.

     BROADCAST PRODUCTS

     DFD-U DIGITAL DECODER. The DFD-U uses 10-bit processing with patented decoding and bandwidth expansion circuitry to convert PAL or NTSC analog signals into the digital component data required for video compression. Additional circuits include time base correction and full frame synchronization. The combination results in a significantly artifact-free digital signal that enables additional channel capacity with reduced noise levels and higher quality video signals from MPEG video compression engines.

     CFD-SN. The CFD decodes NTSC signals into high quality, artifact-free components prior to the time the signal is transmitted. The output signal is used in applications such as studio manipulation, display and digital video compression.

     The Company's Digital Format Translator-TM- products, used in conjunction with existing NTSC production equipment at post-production, network or network affiliate studios, provide broadcasters with the ability to produce programming in various DTV and HDTV video formats. In addition to translating standard resolution video into higher resolution formats, certain of the Digital Format Translator-TM- products enable broadcasters to transform standard source material (4:3 aspect ratio) into a wide screen (16:9 aspect ratio) format. The products provide user-friendly means for studio engineers to control a broad range of factors which ultimately contribute to superior image quality.

     DFT1000 -DIGITAL FORMAT TRANSLATOR. The DFT1000 utilizes Faroudja technology to translate 525 line interlace digital component video into the 480 line progressive DTV video format. The device includes frame synchronization capability.

     DFT2000 -DIGITAL FORMAT TRANSLATOR. The DFT2000 utilizes Faroudja technology to translate 525 line interlace digital component video into 480 line progressive, 720 line progressive and 1080 line interlace video formats with the ability to fully control the aspect ratio of the displayed images. The device also includes frame synchronization capability.

     DFT5000 -DIGITAL FORMAT TRANSLATOR. The DFT5000 has all of the features of the DFT2000 and additional capabilities including analog composite, analog component, digital composite and S-Video inputs, time base correction, digital noise reduction and Window's NT-based control software which allows highest level of user control over system features.

     Broadcast product sales as a percentage of total revenues for 1995, 1996 and 1997 were 20%, 16% and 2%, respectively.

     OEM PRODUCTS

     The Company has designed and developed board level products incorporating the Company's technologies for the OEM market. To date, sales from board level products have not been material.

     COMPUTER PRODUCTS

     The Company has designed and developed the VP600 Presentation Plus-TM-product, a line multiplier and scaling product for high resolution video computer monitors that incorporates time base correction, image enhancement and video synchronization. To date, sales from this product have not been material.

RESEARCH AND DEVELOPMENT; NEW PRODUCTS

     The Company has devoted, and expects to continue to devote, significant resources to its research and development efforts. In 1996, the Company established a VLSI design group to develop high performance video ASICs. In June 1997, the Company expanded its VLSI department by establishing a facility in Phoenix, Arizona. As of March 31, 1998, the Company had a staff of 27 full-time research and development personnel. During 1995, 1996 and 1997, the Company's research and development expenses were approximately $1.5 million, $2.5 million and $4.2 million, respectively. The Company anticipates that its research and development expenses will increase in absolute dollars for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

     The Company has a number of products in development with introduction planned during the next several years. For the TV market, the Company is developing an advanced line multiplier and scaling video processor for very large screen high resolution systems, a video processor for liquid crystal display ("LCD") and Digital Light Processing-TM- based projector system ("DLP") products and a video processor for less demanding industrial applications. The Company is also developing a 58 inch wide rear screen projection TV system incorporating the Company's line multiplication and enhancement technology. For the OEM TV projection market, the Company is developing a board level decoder with video enhancement features.

     The Company's other planned research products include expanded development of line multipliers and compression pre-processors which include noise reduction to increase compressor efficiency, and the extension of the Company's technology to low bandwidth use for such applications as teleconferencing and video telephones.

     The markets for the Company's products are characterized by evolving industry standards, rapid technological change, frequent new product introductions and short product life cycles. The Company's future success will depend, in large part, on its ability to continue to enhance its existing products, to develop new products and features to meet changing customer requirements and evolving industry standards and to identify prospective licensees and enter into royalty-generating license agreements. The Company anticipates that sales from its line multiplier product lines will experience limited growth, or may decline, in future periods. The home theater market has exhibited weakness which the Company attributes to consumer confusion over HDTV. The Company believes that such confusion and related market weakness could continue until HDTV broadcast begins as currently anticipated at the end of the third quarter of 1998.

The Company expects that more than one-half of its total revenues in 1998 will be derived from licensing revenue and sales of recently introduced products, as well as products which the Company is developing. The success of new products depends on a number of factors, including proper selection and timely introduction of planned new products, successful and timely completion of product development, accurate estimation of demand for new products, market acceptance of new products of the Company and its OEM customers, the Company's ability to offer new products at competitive prices, the availability of adequate staffing to produce and sell such new products, and competition from products introduced by competitors. Certain of these factors are outside the control of the Company. Sales of the Company's board level products, and future license and royalty revenues, depend in part upon the ability of the Company's OEM customers and licensees to successfully develop and market products incorporating the Company's products or technology. There can be no assurance that the Company's broadcast products will be accepted by the broadcast market. There can be no assurance as to the amount of royalties, if any, that the Company will receive in the future as S3 has advised the Company that it will not make any payments necessary to maintain its exclusive license rights with respect to any periods after March 31, 1998 and the Company does not currently have any other license agreements in effect pursuant to which it expects to receive substantial royalties.

     The incorporation of the Company's products into its OEM customers' product designs often requires significant expenditures by the Company, which expenditures may precede volume sales of the Company's products, if any, by one year or more. The introduction of new or enhanced products also requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, to avoid excessive levels of older product inventories and to ensure that adequate supplies of new products can be delivered to meet customer demand.

     There can be no assurance that the Company will identify new product opportunities, will successfully develop and bring to market new products, will achieve design wins or will respond effectively to technological changes or product announcements by others, or that the Company's new products will achieve market acceptance. A failure in any of these areas would have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors--Dependence on New Product Development and Risk of Technological Change."

TECHNOLOGY

     The Company has significant expertise in a number of technologies relating to video image enhancement.

     ENCODING TECHNOLOGY. A NTSC or PAL signal consists of a luminance signal and two color-difference signals. In a conventional NTSC or PAL encoder, the color-difference signals are modulated on a subcarrier and added to the luminance signal. In this case, the spectrum of both the luminance signal and the modulated chrominance signal are mixed together, which generates "rainbow patterns," "dot crawl" and other artifacts in TV receivers. Faroudja's patented pre-filtering technology is applied to luminance and chrominance signals separately so that they will not interfere with each other. The two signals are added together without an overlaid spectrum, which significantly reduces rainbow patterns and other artifacts.

     DECODING TECHNOLOGY. The color section of the NTSC standard was originally designed with severe bandwidth restrictions. This causes colors in various video images to "blur" and "smear." These effects are aggravated by storage media, such as VHS tapes, that further degrade the chroma or color signal. The Faroudja decoder technology utilizes proprietary circuitry to recreate and correct color details. This is accomplished by making use of the sharper black and white transitions to develop a correction signal that is then used to sharpen the color transitions. As a result, colors are restored with sharp details and video images retain their original crisp image. Digital adaptive comb filter circuitry eliminates decoding errors from imperfect separation of the luminance and chrominance signals and enables the reproduction of sharper, cleaner color images. The Company's decoder technology has two separate correction circuits that create color transitions that are clear, sharp and natural by eliminating dot crawl, a rapid upward movement of colored dots on sharp vertical transitions, and hanging dots which lie underneath all the colored horizontal transitions.
Dot crawl and hanging dots are easily apparent with large, highly saturated, stationary graphics such as titles and credits.

     LINE MULTIPLIER TECHNOLOGY. The line multiplier technology reduces scan line visibility resulting from utilizing a 525 line broadcast standard on today's large screen TVs by changing the interlaced video signal to a progressively scanned signal. The Company's line multiplier technology detects motion and interpolates correctly to "fill in the blanks."

This technology can detect the difference between a film image that has been transferred to video or a video image that emanates from a video camera. After detecting the image type, the line multiplier technology selects its algorithm to compensate accordingly. This is critical because today's home theaters are primarily used to show films that were transferred to video, whether on tape, laser disc, DVD or off the air.

     DETAIL ENHANCEMENT TECHNOLOGY. The best video sources such as DVD (if properly recorded) provide good resolution while others such as digital satellite reception and laser discs often provide acceptable resolution. However, common sources such as broadcast or VHS tapes are noticeably deficient. The problem is compounded when scan lines are doubled or quadrupled and when other signal processing is applied. The resulting picture is free of artifacts (including visible scan lines) but dull, with loss of definition and a general blurriness. The Company's proprietary technology increases the visibility of small image details, whether horizontal or vertical, without introducing ringing or noise artifacts and without modifying large edge response. The Company's technology also uses a form of non-linear processing similar to controlled distortion. This technique expands the bandwidth of large edge signals without introducing artifacts, such as ringing, in both the horizontal and vertical domains. The combination of these two techniques results in a line doubled or quadrupled image that gives a greater feeling of depth.

     MOTION COMPENSATION TECHNOLOGY. The inherent scan and frame rate changes that are required to display the enhanced video image make motion compensation necessary in the reconstruction of the enhanced picture. TV images are transmitted in an interlaced fashion in which the picture is transmitted in two parts, the first being the odd lines of the picture, the second the even lines. This creates a time delay of 16 milliseconds between the odd and even lines of the image. If motion is present, artifacts can be generated in the conversion to a line doubled or quadrupled image. Also, while TV images are displayed at approximately 60 frames per second, cinema film sources are displayed at 24 frames per second. To ensure an image noticeably free from artifacts, the motion of the video has to be taken into account and identification of the source material as video or film is necessary. The Company's motion and film detection technology is used in most of its video enhancement products.

     NOISE REDUCTION. All analog video sources contain some degree of picture noise. This is manifested as low level moving or shimmering artifacts, or an excessive graininess in the picture. High quality digital sources such as DVDs have much reduced noise content. Noise reduction processing is required to bring analog sources, either existing archive material or new material from traditional cameras, up to digital standards. Small static details in the picture have to be distinguished from the moving noise artifacts so that correct discrimination can be accomplished. The Company makes use of its motion detection and adaptive video filtering technologies to optimize noise reduction in the video images.

     TIME BASE CORRECTION. Video sources which are being transmitted from a broadcast studio or by a satellite or cable TV head end derive line and frame scan rates from stable crystal controlled sources which are timing accurate. Video produced by consumer video cassette recorders, camcorders and, to a lesser extent, video discs are subject to timing errors, because the playback relies on the mechanical rotation of the storage medium for timing accuracy. In the case of VCRs, line lengths may vary causing color decoding and video picture alignment problems. If a VCR source is to be transmitted in the industry standard digital D1 format, this line timing variability is not permissible.
The Company's time base correction technology permits its decoders not only to separate the luminance and chrominance components of the video source but to re-lock the video to a crystal reference. This stabilizes the picture, particularly when video is overlaid on other video sources, and makes it compliant with digital studio transmission standards.

     SCALING. As new video standards become available, the need to reformat the video picture by scaling in both the horizontal and vertical domains becomes more important. The Company currently produces line doublers and quadruplers which scale the picture by a factor of two. The Company has under development products which scale the picture by non-integer ratios. This will be required for the Company's PC interface products, which will permit the adjustment of the size of a video image in a window on the PC monitor. This is a completely variable scaling application. LCD panels or TI's DLP mirror products have finite numbers of pixels in the display format. At present, 800 horizontal pixels by 600 vertical pixels is a common size and was developed to match computer SVGA display sizes. In the case of video being interfaced to pixel based displays to ensure that video artifacts are not developed at the display device, the video source is scaled to convert the original number of lines to the number of lines in the display device. Non-integer scaling is employed in this transfer. Scaling will also be used in the conversion of video between traditional sources and the new DTV and HDTV formats.

STRATEGIC RELATIONSHIPS AND LICENSING

     The Company believes that strategic relationships with other manufacturers will provide opportunities to facilitate the entry of video image enhancement products into new markets.

     In March 1997, the Company entered into a license agreement with S3, which allows S3 to incorporate certain of the Company's technologies, including line doubling, detail enhancement, cross-color suppression, motion tracking and compensation and digital compression filtering, in S3's advanced graphics accelerator products for mainstream multimedia PC systems. To the extent that S3 incorporates the Company's technologies in S3 products, the Company will receive royalties. The license agreement was exclusive for certain markets, provided that certain conditions, including the payment of minimum quarterly license fees, were satisfied. S3 has advised the Company that it will not make payments necessary to maintain its exclusive rights with respect to any periods after March 31, 1998. S3 has not shipped any products that incorporate the Company's technology and there can be no assurance that S3 will develop products or pay any future royalties under the license agreement.

     The patented technologies which the Company uses to produce standalone products for home theater and broadcast applications may also be used in other applications, such as digital television sets and digital set-top boxes, for improving the image quality displayed from standard definition video sources. The Company may offer to license these technologies, such as decoding, line multiplication, detail enhancement, motion tracking, motion compensation, time base correction and scaling, to strategic partners such as semiconductor chip manufacturers, for wide scale deployment. The Company is not currently a party to any such license agreements. There can be no assurance that the Company will identify strategic partners or enter into additional license agreements for the uses described or any other uses, or that any such relationships or agreements will result in substantial revenues to the Company. See "Risk Factors--Dependence on Strategic Relationships."

SALES AND MARKETING

     Faroudja markets its products for the TV market through a network of home theater, industrial and commercial dealers as well as OEM customers. As of March 31, 1998, the Company maintained a sales and marketing staff of nine persons at its headquarters in Sunnyvale, California, and three employees in regional offices. The Company's marketing programs include trade shows, training seminars, public relations and advertising. Revenues from Hughes/JVC accounted for 12.1% of total revenues in 1995. Revenues from Vidikron accounted for 10.5% of total revenues in 1996. Revenues from S3 and Vidikron accounted for 10.6% and 11.1% respectively, of total revenues in 1997.

     The Company currently distributes its home theater products through approximately 330 home theater dealers throughout the United States. This distribution channel is managed by a Company national sales manager, three regional managers, one field training manager, independent sales representatives and a customer service department.

     The Company services industrial applications, such as corporate boardrooms, executive conference centers and auditoriums, through a network of more than 70 industrial dealers. These dealers typically provide installation, product integration, on site training and customer support. This network is managed directly by a national sales manager and three regional managers.

     For the broadcast market, the Company has relied, and expects to continue to rely in the future, on direct sales and marketing. The Company has two employees who sell directly to the broadcast markets.

     The Company has OEM relationships with Runco, Vidikron and Ampro Corporation ("Ampro"). Vidikron is also integrating the VP100 decoder into certain of its projection systems, including the new Helios I projector based on Texas Instrument Incorporated's ("TI") DLP. There can be no assurance that the Company will continue to receive any revenues from any of these relationships.

     The Company has entered into co-branding arrangements with NEC and Runco pursuant to which NEC and Runco have non-exclusive distribution rights to the Company's line multiplier products. NEC and Runco are required to purchase a certain minimum number of units per year to maintain their rights to co-brand Company products. Under the NEC agreement, the Company has afforded NEC certain price protections with respect to products listed therein.

Specifically, in the event of a price decrease for any such product, the Company will provide a credit equal to the decrease for all such products remaining in inventory at NEC. The Company has also entered into a co-branding arrangement with Ampro for the development and sale of decoder boards for incorporation into the Ampro three chip DLP product. There can be no assurance that the Company will continue to receive any revenues from any of these arrangements.

     In 1995, 1996 and 1997, the Company generated approximately 13.1%, 15.3%, and 13.2%, respectively, of its total revenues from export sales. The decrease in the percentage of total revenues generated from export sales in 1997 from the prior year was primarily due to (i) increased sales to certain U.S. customers which, the Company believes, in turn exported the Company's products and (ii) a reduction in international sales personnel. The Company intends to expand its international presence in order to increase its export sales and intends to hire a sales manager in 1998 to handle export sales. Consequently, the Company believes that export sales will increase as a percentage of total revenues in future periods. The Company has a non-exclusive worldwide distribution arrangement with Vidikron pursuant to which Vidikron distributes the Company's line doublers and line quadruplers. Further, Faroudja has a nonexclusive worldwide distribution arrangement with Hughes/JVC for the industrial and consumer market. Hughes/JVC distributes Faroudja's line doublers, quadruplers and broadcast products. In addition, Faroudja has distributors or dealers in over 35 countries worldwide. Export sales to international customers entail a number of risks, including unexpected changes in, or impositions of, legislative or regulatory requirements, delays resulting from difficulty in obtaining export licenses for certain technology tariffs, quotas and other trade barriers and restrictions, longer payment cycles, greater difficulty in accounts receivable collection, potential adverse taxes, currency exchange fluctuations, the burdens of complying with a variety of foreign laws and other factors beyond the Company's control.

     The Company's future success will depend, in large part, on the continued efforts of its network of direct and indirect distributors and dealers. The loss of, or reduction in sales to any of the Company's key customers could have a material adverse effect on the Company's operating results.

     The Company's business is characterized by short lead times and quick delivery schedules. As a result, the Company does not believe that backlog at any given time is a meaningful indication of future sales.

MANUFACTURING

     TV AND BROADCAST PRODUCTS. The Company's manufacturing operations are located in Sunnyvale, California and consist mainly of materials procurement, final assembly, testing, quality assurance and shipping of products. The only product assembly performed by the Company is final assembly, which consists of building chassis and installing circuit boards and wires and cables. The Company performs testing and quality assurance of all products, except for rear projection systems, at its Sunnyvale facilities and plans to expand its in-house automated testing efforts as its product volume increases.

     The Company subcontracts other manufacturing functions, including the production of its printed circuit boards. Bestronics, Inc. ("Bestronics") assembles more than 80% of the Company's circuit boards. The Company's reliance on independent printed circuit board assemblers limits its control over delivery schedules, quality assurance and product cost. The Company also relies on suppliers for components, such as DC Electronics, Inc. ("DC Electronics") which builds all of the Company's wire and cable harnesses.

     The Company's RP4800 Rear Projection System utilizes a projector chassis provided by Audio Video Source, Inc. ("AVS") and modified to the Company's specifications. AVS also manufactures the RP4800 for the Company on a contract basis including integrating, assembling and testing the various components of the system.

     Disruption in service by any of the Company's subcontractors or the Company's suppliers could lead to supply constraints or delays in the delivery of the Company's products. Such supply constraints or delays could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors--Reliance on Independent Foundries and Manufacturers."

     WAFER FABRICATION. The Company contracts all of its wafer fabrication, assembly and testing to independent foundries and contractors, which enables the Company to focus on its design strengths, minimize fixed costs and capital expenditures and gain access to advanced manufacturing facilities. As the Company continues to develop ASIC products, it will continue to contract out its wafer production. The Company's engineers work closely with the Company's foundries and subcontractors to increase yields, lower manufacturing costs and assure quality. The Company's primary foundry is SGS-Thomson Microelectronics, Inc. ("SGS-Thomson"). In addition, Micro Devices Technology, Inc. ("MDT") and TEMIC North America, Inc. ("TEMIC") have manufactured the Company's integrated circuits since 1993 and 1996, respectively. Most of the Company's devices are currently fabricated using complementary metal oxide semiconductor ("CMOS") process technology with 0.8 micron feature sizes. New devices that are being designed are in 0.5 micron and 0.35 micron sizes. The Company currently purchases products from all of its foundries under individually negotiated purchase orders. The Company does not currently have a long-term supply contract with any of its wafer fabrication foundries and, therefore, none are obligated to supply products to the Company for any specific period, in any specific quantity or at any specified price, except as may be provided in a particular purchase order. The Company's reliance on independent foundries and assembly and testing houses involves a number of risks.

COMPETITION

     The markets in which the Company competes are intensely competitive and are characterized by rapid technological change, rapid product obsolescence and price competition. The Company expects competition to increase in the future from existing competitors and from other companies that may enter the Company's existing or future markets with products or technologies which may be less costly or provide higher performance or more desirable features than the Company's products. The Company's existing and potential competitors include several large domestic and international companies that have substantially greater financial, manufacturing, technical, marketing, distribution and other resources than the Company. In the market for TV video processors, the Company's principal competitors are DWIN, Extron, NEC, Snell & Wilcox, Sony and YEM. In the market for broadcast products, the Company's principal competitors are Extron, Leitch, Matsushita, Snell & Wilcox, Sony Broadcast and Vistek. As the Company's products penetrate broader markets and as these markets become commercial markets, the Company expects to face competition from diversified electronic and semiconductor companies.

     Yves Faroudja, the Company and GI are parties to a royalty free, world-wide license agreement dated May 1, 1996 pursuant to which GI licensed certain patents to the Company and the Company licensed certain patents to GI relating to video compression and decompression. As a result of that agreement, GI could produce products in the field of scan conversion of source material presented to a compression system competitive with the Company's Digital Format Translator-TM-.

     Certain of the Company's principal competitors maintain their own manufacturing facilities, including semiconductor foundries, and may therefore benefit from certain capacity, cost and technical advantages. Since the Company does not operate its own semiconductor manufacturing, assembly or testing facilities, it may not be able to reduce its costs as rapidly as companies that operate their own facilities. The failure of the Company to introduce lower cost versions of its products in a timely manner or to successfully manage its manufacturing, assembly and testing relationships would have a material adverse effect on its business, operating results and financial condition.

     The Company believes that its ability to compete successfully in the rapidly evolving markets for high performance video image enhancement technology depends on a number of factors, including protection of its proprietary technology and information, the price, quality and performance of the Company's and its competitors' products, the timing and success of new product introductions by the Company, its customers and its competitors, the emergence of new industry standards, the Company's ability to obtain adequate foundry capacity, the number and nature of the Company's competitors in a given market and general market and economic conditions. There can be no assurance that the Company will compete successfully in the future with respect to these or any other competitive factors. See "Risk Factors--Competition."

     The Company has licensed and intends to continue to license its technologies and intellectual property. The Company also offers for sale board level or chip level products, developed by or for the Company, which implement certain of the Company's technologies. The Company's licensees and OEM customers may be larger and have greater market recognition and financial, technological, engineering, manufacturing and distribution capabilities than the Company. In addition, such licensees and OEM customers may use such technologies and subsystems either alone or in combination with other technologies to develop products which could compete with the Company's technologies and products. While the Company may sell board level or chip level products and receive royalties from such licensees, there can be no assurance that the technologies and products offered by such licensees and OEM customers will not compete directly with those of the Company, have performance, cost or other advantages over those of the Company or have an adverse impact on the sales or other licensing activities of the Company. At present, the Company believes that S3 and GI are licensees which could compete with certain of the Company's technologies and products.

PROPRIETARY RIGHTS AND LICENSES

     The Company's future success depends in part upon its ability to protect its proprietary technology and information. Although the Company relies on a combination of licensed patents, copyrights, trademarks, trade secrets and licensing arrangements with third parties to protect certain of its intellectual property, the Company believes that factors such as the technological and creative skills of its personnel and the success of its ongoing product development efforts are more important in maintaining its competitive position. The Company generally enters into confidentiality or license agreements with its employees, distributors, customers and potential customers and limits access to its proprietary information. Yves Faroudja, the Company's founder and Chief Technical Officer, personally holds or was assigned 35 U.S. and 8 foreign patents, and 7 U.S. and 22 foreign patent applications, which have been licensed to the Company, and on which the Company depends for the enhancement of its current products and the development of future products. Mr. Faroudja has granted the Company a perpetual, royalty-free, license to use patented and unpatented technologies developed by him prior to January 20, 1997. See "Certain Transactions--Yves Faroudja License Agreement." As the Company is a licensee of such patents and applications, it is subject to risks not generally faced by other companies which own the intellectual property upon which their businesses rely. See "Risk Factors--Limited Protection of Proprietary Rights; Risk of Third Party Infringement." There can be no assurance that patents will issue from any pending applications, be issued in all countries where the Company's products can be sold, or that any claims allowed from pending applications will be of sufficient scope or strength to provide meaningful protection or any commercial advantage to the Company. Also, competitors of the Company may be able to design around the licensed patents. The laws of certain foreign countries in which the Company's products are or may be developed, manufactured or sold, including various countries in Asia, may not protect the Company's products or intellectual property rights to the same extent as the laws of the United States, and thus, may increase the likelihood of piracy of the Company's technology and products. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of its technology or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology.

     The video image enhancement and related industries are characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. The Company may from time to time be subject to proceedings alleging infringement by the Company of intellectual property rights owned by third parties. If necessary or desirable, the Company may seek licenses under such intellectual property rights. However, there can be no assurance that such licenses will be offered or that the terms of any offered license will be acceptable to the Company. The failure to obtain such a license from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend or cease the manufacture of products requiring such technology. See "Risk Factors--Limited Protection of Proprietary Rights; Risk of Third Party Infringement" and "--Litigation."

     The Company may initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. For example, in January 1997 and May 1997, the Company filed actions against DWIN and Snell & Wilcox, respectively, seeking relief and damages for the infringement of US Patent Number 4,876,596 owned by Yves Faroudja and licensed to the Company. DWIN and Snell & Wilcox have raised defenses and counterclaims that the patent is invalid and not infringed. See "Risk Factors--Limited Protection of Proprietary Rights; Risks of Third Party Infringement;" and "--Litigation."

EMPLOYEES

     As of March 31, 1998, the Company had 70 full-time and three part-time and contract employees, including 27 full-time employees primarily involved in research and development activities, 12 in marketing and sales, 10 in finance and administration and 21 in manufacturing and quality assurance. Most employees are based at the Company's headquarters in Sunnyvale, California. The Company's employees are not represented by any collective bargaining unit with respect to their employment with the Company, and the Company has never experienced a work stoppage. The Company believes that its employee relations are good. The Company intends to expand its employee base in 1998, primarily in research and development and sales and marketing, and believes that its future success will depend largely on its ability to attract and retain highly-skilled managerial, sales and marketing personnel. Competition for such personnel is intense. The Company's future success will depend to a significant extent upon the continued services of members of senior management and other key employees of the Company. The loss of the service of any of these individuals could have a material adverse effect on the Company.

FACILITIES

     The Company's headquarters is located in approximately 20,000 square feet of space in Sunnyvale, California pursuant to a lease which expires
September 30, 2003. In 1997, the Company also entered into a lease for approximately 10,000 square feet to expand its headquarters in Sunnyvale, California which expires in September 2003 and for approximately 2,000 square feet for a research and development facility in Phoenix, Arizona which expires in June 1999. The aggregate annual gross rent for the Company's facilities was approximately $186,000 in 1996 and $289,000 in 1997, and the Company estimates that this amount will increase to approximately $431,000 in 1998.

LITIGATION

     In January 1997 and May 1997, the Company filed actions against DWIN and Snell & Wilcox, respectively, seeking relief and damages for the infringement of US Patent Number 4,876,596 (the "596 Patent"), which was issued on October 24, 1989 is owned by Yves Faroudja and is licensed to the Company. DWIN and Snell & Wilcox have raised defenses and counterclaims, including assertions that the patent is invalid and not infringed. The actions against DWIN and Snell & Wilcox were filed in the United States District Court, Northern District of California, San Jose Division, as Civil Action No. C-97 20010 SW (PVT) and Civil Action No. C-97 20422 SW (PVT), respectively. The Company is seeking an injunction and unspecified monetary damages against both DWIN and Snell & Wilcox. DWIN and Snell & Wilcox have filed counterclaims seeking declaratory judgments that all of the claims of the patent are invalid and/or that the 596 Patent has not been infringed. They are also seeking recovery of their respective attorneys' fees and costs. Discovery has commenced in both matters. On February 18, 1998, the court in the Snell & Wilcox action granted the Company's motion for leave to amend its complaint against Snell & Wilcox to add claims of infringement of U.S. Patent Number 4,998,287 (the "287 Patent") and U.S. Patent Number 4,881,125 (the "125 Patent"), and to name additional Snell & Wilcox products as being within the category of infringing products. The 287 Patent, which was issued on March 5, 1991, and the 125 Patent, which was issued on November 14, 1989, are owned by GI and licensed to the Company pursuant to a license agreement dated May 1, 1996. By order dated May 1, 1998, the court granted Snell & Wilcox's motion for summary judgment as to the 596 Patent on the basis of noninfringement. The action will continue with respect to the 125 Patent and the 287 Patent. The Company's management believes that a finding that all of the claims of the patents at issue in these cases are invalid or have not been infringed, in one or both actions, would not have a material adverse effect on the Company because the Company's products and business are protected by a variety of patents and the Company will remain competitive even in the absence of the protection afforded by the respective patents.

                                      MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table set forth certain information concerning the Company's executive officers and directors as of the date of this Prospectus:


               NAME                  AGE    POSITION(S)
               ----                  ---    -----------
Michael J. Moone..................   52     President, Chief Executive Officer
                                            and Director
Yves Faroudja (1).................   64     Chief Technical Officer, Director
                                            and Chairman of the Executive
                                            Committee
Robert A. Sheffield...............   49     Vice President-Finance and Chief
                                            Financial Officer
Donald S. Butler..................   52     Vice President-Engineering
Kenneth S. Boschwitz..............   44     Vice President-Business
                                            Development, General Counsel and
                                            Secretary
Thomas A. Harvey..................   49     Vice President-Sales and Marketing
William J. Turner (2).............   54     Chairman of the Board of Directors
Kevin B. Kimberlin (3)............   45     Director
Matthew D. Miller (1).............   51     Director
William N. Sick, Jr. (2)..........   63     Director
Stuart D. Buchalter (3)...........   60     Director
Merv L. Adelson (1)...............   68     Director

--------------------
(1)  Member of the Executive Committee
(2)  Member of the Compensation Committee
(3)  Member of the Audit Committee

     MICHAEL J. MOONE has served as President, Chief Executive Officer and a director of the Company since joining the Company in July 1996. From February 1995 to June 1996, Mr. Moone was President, Chief Executive Officer and a director of Healthrider, Inc., a home fitness equipment supplier. Prior thereto, he co-founded Kid One, Inc., a developer of electronic toys and games, where from June 1993 to February 1995 he served as its Chief Executive Officer and a director. In 1985, Mr. Moone founded Merchantec International, a credit card processing company, and from May 1985 to May 1993 served as its President, Chief Executive Officer and a director. In 1983 he founded Electronic Publishing Systems Inc., a software development and marketing company, and from April 1983 to May 1985 served as its President. From November 1979 to April 1983 he was President of Atari, Inc., a developer and manufacturer of home video games and a subsidiary of Warner Communications, Inc. From July 1978 to November 1979, he was Vice President and General Manager of Milton Bradley Co. ("MBC"), a developer and manufacturer of toys and games. Previously, he held a number of marketing and general management positions with MBC.

     YVES FAROUDJA is co-founder of the Company and has served as a director of the Company since its inception in 1971. Mr. Faroudja served as the Company's President from 1971 to July 1996, has been the Company's Chief Technical Officer ("CTO") since July 1996 and is currently Chairman of its Executive Committee of the Board of Directors. Mr. Faroudja has entered into an agreement with the Company pursuant to which he will serve as the Company's CTO until a new CTO is identified and hired.

     ROBERT A. SHEFFIELD joined the Company in July 1998 as Vice President -Finance and Chief Financial Officer. From 1996 to June 1998, Mr. Sheffield was the Vice President - Finance and Chief Financial Officer of Asante Technologies, a leading designer, manufacturer and supplier of local area networking products. From 1994 to 1995, Mr. Sheffield was the Vice President of New Business Development for Time Warner/Atari Games ("Time Warner

Interactive"), a leader in video arcade and consumer video entertainment software, and from 1988 to 1994, Mr. Sheffield was Time Warner Interactive's Vice President - Finance and Chief Financial Officer. Mr. Sheffield also served as the Vice President - Finance and Chief Financial Officer of Televideo Systems, Inc., a manufacturer of video display terminals, personal computers and networks from 1985 to 1988 and of Gill Management Services, Inc., a computer services and software development firm from 1984 to 1985.

     DONALD BUTLER joined the Company in May 1996 as Vice President and General Manager of the VLSI Division. In October 1996, as Vice President of Engineering, he assumed responsibility for all engineering functions. Prior to joining the Company, Mr. Butler was Vice President of Engineering at the Integrated Systems Center of GI, a manufacturer of satellite and cable TV equipment, a position he held from 1989 to May 1996. From 1974 to 1989, he held several engineering and engineering management positions within GI's Microelectronics Division.

     KENNETH S. BOSCHWITZ joined the Company in June 1997 as Vice
President-Business Development and General Counsel. In June 1998, he became Secretary of the Company. From May 1984 to September 1996, Mr. Boschwitz held various legal and management positions with GI, including Vice President & General Counsel of the Communications Division of GI.

     THOMAS A. HARVEY joined the Company in June 1997 as Vice President-Sales and Marketing. From September 1990 to May 1997, Mr. Harvey was Senior Vice President of the Western Zone Sales Consumer Products Group of Sony Electronics, Inc. ("Sony Electronics"), a leading electronics supplier. From June 1989 to August 1990, Mr. Harvey was the President of the Consumer Sales Company division of Sony Electronics. From August 1987 to May 1989, he was the President of the Consumer Audio Products group of Sony Electronics.

     WILLIAM J. TURNER has served as Chairman of the Board of Directors of the Company since December 1995. From November 1989 to the present, Mr. Turner has been chairman of Turner & Partners, a management and financial consulting company. In February 1997, Mr. Turner also became a co-founder and co-manager of Signature Capital, LLC, a venture capital company ("Signature Capital").
From 1983 to 1989, Mr. Turner was the President, Chief Operating Officer and a director of Automatic Data Processing, a computer and information services firm. Mr. Turner is currently a director of Federal Home Loan Mortgage Corporation.

     KEVIN B. KIMBERLIN has served as a director of the Company since December 1995. Since 1991, Mr. Kimberlin has been Chairman of Spencer Trask Holdings, Inc., an investment banking firm. Mr. Kimberlin is a co-founder of each of the Ciena Corporation, Myriad Genetics and The Immune Response Corporation. He has been a director of The Immune Response Corporation since 1986.

     MATTHEW D. MILLER has served as a director of the Company since December 1995. Since December 1997, Dr. Miller has served as President and Chief Executive Officer of Sarnoff Digital Communications, a fabless chip company which designs chips for high speed digital communications, including broadcast digital television, cable modems and digital set-top boxes. Since July 1994, Dr. Miller has served as President of M-Squared Media and Technology L.L.C., a venture capital investment and consulting firm focusing on high technology companies ("M-Squared"). From January 1993 to December 1993, Dr. Miller served as Chairman of the Center for Advanced Television Studies, a non-profit research and development consortium. From August 1988 to July 1994, he served as Vice President of Technology at GI, and from March 1984 to August 1988, he was Vice President of Technology at Viacom Inc., a media and communications company. He is a director of Lumisys Inc. and several private technology companies.

     WILLIAM N. SICK has served as a director of the Company since December 1995. Mr. Sick is Chairman and Chief Executive Officer of Business Resources International, an investment services company he founded in 1989. In February 1997, Mr. Sick became a co-founder and co-manager of Signature Capital. In 1988 and 1989, he served as Chief Executive Officer and a director of American National Can Company ("ANC"), a packaging company. During this period, he was also Vice Chairman of Triangle Industries Inc., the owner of ANC. From 1958 to 1987, Mr. Sick was employed by TI where he served in several management capacities, including five years as President of TI Semiconductor Group and Executive Vice President and a director of the Company. Prior to that time, he was President of TI Asia in Tokyo and President of the TI Europe Division. Mr. Sick is currently Chairman of the Board of Trustees of the Shedd Aquarium in Chicago and a member of the Board of Governors of Rice University.

     STUART D. BUCHALTER has served as a director of the Company since
April 1996. Mr. Buchalter has been of counsel with the law firm of Buchalter, Nemer, Fields & Younger, a Professional Corporation, since August 1980. He has been an officer of East-West Capital Associates, Inc., a private investment banking firm, since February 1996. From August 1980 to June 1993, he served as Chairman of the Board and Chief Executive Officer of Standard Brands Paint Company, a paint retailer and manufacturer. Mr. Buchalter is a director of Authentic Fitness Corp., an athletic apparel manufacturer, and City National Corp., the holding company for City National Bank. He is also Vice-Chairman of the Board of Trustees of Otis College of Art and Design.

     MERV L. ADELSON has served as a director of the Company since September 1996. Mr. Adelson has been Chairman of East-West Capital Associates, Inc., a private investment banking company, since 1989. Mr. Adelson has been a director of Time Warner, Inc., a media and communication corporation, since 1989.
Mr. Adelson served as Vice Chairman of Warner Communications, Inc. from January 1989 through August 1991. Previously, he was Chairman and Chief Executive Officer of Lorimar Telepictures Corporation, an entertainment firm. Mr. Adelson is a director of 7th Level, Inc., a video graphics developer. Mr. Adelson has served as a Managing Member of Adelson Investors, LLC, a private venture capital fund, since February 1996.

     The Company's Restated Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms. As a result, approximately one-third of the Company's Board of Directors will be elected each year. Yves Faroudja, Michael Moone and Stuart Buchalter have been designated Class 1 directors with their terms expiring at the 2000 Annual Meeting of Stockholders. Merv Adelson, Kevin Kimberlin and William Turner have been designated Class 2 directors with their terms expiring at the 2001 Annual Meeting of Stockholders. William Sick and Matthew Miller have been designated as Class 3 directors with their terms expiring at the 1999 Annual Meeting of Stockholders. See "Description of Capital Stock-Delaware Law and Certain Charter and By-Law Provisions."

BOARD COMMITTEES

     EXECUTIVE COMMITTEE. The Executive Committee of the Board of Directors reviews and monitors the Company's annual operating and capital expense budgets, and acts as the Board's nominating committee with respect to the selection of independent directors. Merv Adelson, Matthew Miller and Yves Faroudja are the members of the Executive Committee and Yves Faroudja is its chairman.

     AUDIT COMMITTEE. The Audit Committee of the Board of Directors (i) reviews the results and scope of the annual audit and other services provided by the Company's independent auditors, (ii) reviews and evaluates the Company's internal audit and control functions and (iii) monitors transactions between the Company and its employees, officers and directors. Kevin B. Kimberlin and Stuart D. Buchalter are the members of the Audit Committee.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors administers the Company's stock option and stock purchase plans and designates compensation levels for the Company's executive officers and directors. William J. Turner and William N. Sick, Jr. are the members of the Compensation Committee.

BOARD COMPENSATION

     Prior to August 1997, directors received no fees for serving on the Board of Directors but were reimbursed for reasonable expenses incurred by them in attending Board of Directors and Committee meetings. Commencing in August 1997, each non-employee director receives an annual retainer of $7,500, payable in Common Stock on the day after the Annual Meeting of Stockholders. In addition, each non-employee director receives $650 for each Board of Directors meeting attended and $375 for each committee meeting attended. Non-employee directors are also eligible to participate in the 1997 Non-Employee Directors Stock Option Plan. See "--Stock Plans--1997 Non-Employee Directors Stock Option Plan." On August 13, 1997 the Company issued 750 shares of its Common Stock to each of Stuart D. Buchalter, Merv Adelson, William N. Sick, William J. Turner and
Kevin B. Kimberlin as their annual retainer for serving as directors of the Company. Under a consulting agreement between the Company and Matthew D. Miller, the Company paid Mr. Miller a consulting fee of $7,000 per month from July 1997 to August 1997 and $5,000 per month for the remainder of the fiscal year ended December 31, 1997. On December 17, 1997, the Board of Directors made a warrant issued to

Merv Adelson under his consulting agreement with the Company currently exercisable with respect to 21,718 shares of Common Stock. See "Certain Transactions--Consulting Agreements." On July 31, 1998 the Company issued 732 shares of its Common Stock to each of Stuart D. Buchalter, Merv Adelson, William N. Sick, William J. Turner, Matthew D. Miller and Kevin B. Kimberlin as their annual retainer for serving as directors of the Company.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In January 1997, the Compensation Committee of the Board of Directors was formed, consisting of William N. Sick, Jr. and William J. Turner. No member of the Compensation Committee was or is an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company for the year ended December 31, 1997 to the Chief Executive Officer and to those persons who were, at December 31, 1997, the Company's four most highly compensated executive officers other than the Chief Executive Officer (collectively, the "Named Executive Officers").

                              SUMMARY COMPENSATION TABLE


                                                                                                    Long-Term
                                                       Annual Compensation(1)                    Compensation
                                              ----------------------------------------------     ------------
                                                                                   Other           Securities
                                                                                   Annual          Underlying       All Other
  Name and Principal Position                 Year   Salary ($)       Bonus     Compensation       Options (#)    Compensation(2)
  ---------------------------                 ----   ----------       -----     ------------       -----------    ---------------
  Michael J. Moone
   President, Chief Executive                 1997   $247,913      $200,000            --                --         $     4,740
   Officer and Director(3)...............     1996     73,904       150,000            --           528,932(4)            4,750

  Yves C. Faroudja
   Chief Technical Officer,                   1997    196,787            --            --                --               4,620
   Secretary and Director(5).............     1996    198,500            --            --                --               2,464

  Michael C. Hoberg
   Vice President--Finance and                1997    129,164        45,000            --                --               4,750
   Chief Financial Officer(6)............     1996         --            --            --            75,000(4)               --

  Donald S. Butler                            1997    211,684        55,000            --                --               2,750
   Vice President--Engineering(7)........     1996    125,564        30,512            --           195,964(4)               --

  Thomas A. Harvey
   Vice President--Sales and
   Marketing(8)..........................     1997     77,177        68,000            --           100,000(9)               --


(1) Excludes perquisites and other personal benefits which for each Named Executive Officer did not exceed the lesser of (i) $50,000 or (ii) 10% of the total annual salary and bonus for such officer. The bonus for each executive varies annually based on a variety of factors.

(2)  Represents matching contributions by the Company under the 401(k) plan.

(3) Mr. Moone joined the Company in June 1996, and the amount reported represents his salary in 1996 on a pro-rated basis. See "--Employment Agreements."

(4) These shares are issuable upon exercise of stock options granted under the 1995 Employee Stock Option Plan (the "1995 Option Plan").

(5) Mr. Faroudja served as the Company's President prior to June 1996, and currently serves as the Company's Chief Technical Officer, Chairman of the Executive Committee of the Board of Directors, Secretary and Director. See "--Employment Agreements."

(6) Mr. Hoberg joined the Company in December 1996 and did not receive a salary payment in 1996. For Fiscal 1997, Mr. Hoberg's salary on an annualized basis was $135,000. Includes a grant of options in 1996 to purchase 75,000 shares under the 1995 Option Plan at an exercise price of $3.91. The options vest over four years. In July 1998, Mr. Hoberg's position with the Company changed to advisor to the President.

(7) Mr. Butler joined the Company in May 1996 and the amount reported represents his salary on a pro-rated basis based on an annual salary of $200,000. Commencing in May 1997, Mr. Butler's base salary was increased to $220,000. Includes a grant of options in 1996 to purchase 172,964 shares under the 1995 Option Plan at an exercise price of $3.83 and a grant of options to purchase 23,000 shares under the 1995 Option Plan at an exercise price of $3.91. The options vest over four years.

(8) Mr. Harvey joined the Company in June 1997, and the amount reported represents his salary in 1997 on a pro-rated basis based on an annual salary of $200,000. Includes a grant of options in 1997 to purchase 100,000 shares under the 1997 Performance Stock Option Plan at an exercise price of $7.50. The options vest over four years.

(9) These shares are issuable upon exercise of stock options granted under the 1997 Performance Stock Option Plan.

STOCK OPTION GRANTS

     The following table sets forth information with respect to options granted to each Named Executive Officer during the fiscal year ended December 31, 1997.



                                                                                                         Potential Realized
                                                                                                          Value at Assumed
                                                                                                           Annual Rates of
                                                                                                         Stock Appreciation
                                                       Individual Grants                                 for Option Term(1)
                           ----------------------------------------------------------------              ------------------

                                              Percent of
                             Number of       Total Options
                            Securities        Granted to          Exercise Price
                              Options          Employees             Per Share      Expiration
Name                       Granted(#)(1)    Fiscal 1997(1)         ($/Share)(2)        Date         5%($)              10%($)
----                       -------------    --------------         ------------        ----         -----              ------
Michael J. Moone........        --                --                    --              --           --                  --

Michael C. Hoberg.......        --                --                    --              --           --                  --

Yves C. Faroudja........        --                --                    --              --           --                  --

Donald S. Butler........        --                --                    --              --           --                  --

Thomas A. Harvey........      100,000           24.21%             $    7.50         6/10/07       $471,671        $1,195,307



------------------------------------

(1) As suggested by the rules of the Securities and Exchange Commission, the Company used assumed rates of the Company's stock price appreciation in calculating the potential realizable value of executive stock options (calculated based upon a 10-year option term, with compounded appreciation at 5% and 10% rates). The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the option's exercise price so that there is no assurance the value realized by an executive will be at or near the values estimated above. The Company does not advocate or necessarily agree that the stated assumed annual rates of appreciation properly determine the value of the options. Actual gains, if any, on stock option exercises are dependent on the future financial performance of the Company, overall market conditions and the option holders' continued employment through the vesting period.

(2) These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors of the Company on the date of grant.

(3) These options were granted pursuant to the Company's 1997 Performance Stock Option Plan. The options vest 1/4 after the first anniversary of the date of the grant and 1/48th each month thereafter.

AGGREGATE OPTION EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

     There were no stock options exercised by the Named Executive Officers during the year ended December 31, 1997. The following table sets forth certain information regarding stock options held as of December 31, 1997 by the Named Executive Officers.



                                                          Fiscal Year-End Option Values
                               --------------------------------------------------------------------------
                                         Number of Unexercised                Value of Unexercised
                                            Options Held at                   In-the-Money Options
                                           Fiscal Year End(#)                At Fiscal Year End($)(1)
                                         ---------------------               ------------------------

Name                             Exercisable      Unexercisable          Exercisable      Unexercisable
----                             -----------      -------------          -----------      -------------
Michael J. Moone(2)...........       186,985            341,947           $1,223,302         $2,235,403

Yves C. Faroudja..............           -0-                -0-                  -0-                -0-

Michael C. Hoberg(2)..........        18,750             56,250              121,313            363,938

Donald S. Butler(2)...........        74,215            121,749              485,642            796,083

Thomas A. Harvey(3)...........           -0-            100,000                  -0-            288,000


----------------
(1) Represents the difference between the closing price of the Company's Common Stock as reported on The Nasdaq Stock Market on December 31, 1997 and the exercise price of the options.

(2) Each of these options was granted pursuant to the 1995 Option Plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant, and vest over a four year period, at the rate of 1/4 on the first anniversary of the date of grant and 1/48th of the shares each month thereafter.

(3) Each of these options was granted pursuant to the 1997 Performance Stock Option Plan. These options were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant, and vest over a four year period, at the rate of 1/4 on the first anniversary of the date of grant and 1/48th of the shares each month thereafter.


STOCK PLANS

     1997 NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN. The Directors Plan provides for the grant of nonqualified stock options to non-employee directors of the Company. The Directors Plan was adopted by the Company's Board in December 1996 and approved by its stockholders in January 1997, at which time 100,000 shares of Common Stock were authorized for issuance thereunder. Under the Directors Plan, each non-employee director is eligible to receive options exercisable for the Company's Common Stock. As of March 31, 1998, there were options to purchase 58,635 shares of Common Stock outstanding under the Directors Plan. Unless terminated sooner, the Directors Plan will terminate in 2007.

     Options granted under the Directors Plan shall be exercisable in whole or in part at all times during the period beginning on the date of grant until the earlier of (i) ten years from the date of grant, and (ii) one year from the date on which a grantee ceases to be a non-employee director, subject to certain vesting requirements which may be imposed by the committee designated by the Board of Directors to administer the Directors Plan or by the Board of Directors if no such committee has been designated. No director option granted under the Directors Plan is transferable by the optionee except by will or by the laws of descent or distribution, and each director option is exercisable during the lifetime of the optionee only by such optionee. The exercise price of each Director Option granted under the Directors Plan is equal to the fair market value of the Common Stock on the date of grant. In the event of a merger of the Company with or into another corporation, or sale of substantially all of the assets of the Company, the Directors Plan shall terminate and each Director Option issued thereunder shall become fully exercisable.

     1995 STOCK OPTION PLAN. On August 1, 1995, the Company's Board and its shareholders approved the 1995 Option Plan to succeed the 1993 Stock Option Plan. The 1995 Option Plan was amended on August 19, 1996,

February 11, 1997, April 30, 1997 and June 13, 1997. The 1995 Option Plan provides for the grant to employees of the Company of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for the grant of nonstatutory stock options to employees and consultants of the Company. A total of 1,225,000 shares of Common Stock have been reserved for issuance under the 1995 Option Plan. As of March 31, 1998, 1,171,275 shares were subject to outstanding options and 17,682 shares had been issued upon exercise of stock options granted under the 1995 Plan. The exercise price of all incentive stock options granted under the 1995 Option Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of all nonstatutory stock options granted under the 1995 Option Plan must be at least 85% of the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of the Company, the exercise price of any incentive or nonstatutory stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of the option may not exceed five years. The term of all other options granted under the 1995 Option Plan may not exceed ten years. Options granted under the 1995 Option Plan are not generally transferable by the optionee except by will or by the laws of descent or distribution, and are exercisable during the lifetime of the optionee only by such optionee. No additional options to purchase Common Stock will be issued under the 1995 Option Plan.

     The 1995 Option Plan is administered by the Board, or a committee designated by the Board, which, among other things, selects the optionees and interprets and implements the 1995 Option Plan. Most options vest over three or four years. The 1995 Option Plan may be amended at any time by the Board, although certain amendments require stockholder approval.

     In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the 1995 Option Plan shall terminate and each option issued thereunder shall become fully exercisable.

     1997 PERFORMANCE STOCK OPTION PLAN. In January 1997, the Company's Board of Directors adopted and its stockholders approved the 1997 Option Plan to succeed the 1995 Option Plan. The 1997 Option Plan was amended on June 13, 1997 and June 10, 1998. The 1997 Option Plan provides for the granting to employees (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees (including officers and employee directors) and consultants of nonstatutory stock options. Unless terminated sooner, the 1997 Option Plan will terminate automatically in 2007. The Board has authority to amend, suspend or terminate the 1997 Option Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1997 Option Plan. As of June 30, 1998, a total of 1,125,000 shares of Common Stock are reserved for issuance under the 1997 Option Plan. As of March 31, 1998, there were options to purchase 378,042 shares of Common Stock outstanding under the 1997 Option Plan.

     The 1997 Option Plan may be administered by the Board of Directors or a committee designated by the Board (the "Administrator"), which committee is required to be constituted to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended, and applicable laws. The Administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to the option and the exercisability thereof, and the form of consideration payable upon exercise. Options granted under the 1997 Option Plan are not transferable except by will or by the laws of descent and distribution and may only be exercised by the holder of such Options or by the holder's legal representative. Options granted under the 1997 Option Plan must be exercised within three months of the end of the optionee's status as an employee or consultant of the Company, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option term. The exercise price of all nonstatutory stock options granted under the 1997 Option Plan shall be determined by the Administrator. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock (a "10% Stockholder"), the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the date of grant. The exercise price of incentive stock options for all other employees shall be no less than 100% of the fair market value per share on the date of grant and the exercise price of nonstatutory stock options shall be no less than 85% of the fair market value per share on the date of grant. The maximum term of an option granted under the 1997 Option Plan may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a 10% Stockholder).

     In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, the 1997 Option Plan shall terminate and each option thereunder shall become fully exercisable.

     EMPLOYEE STOCK PURCHASE PLAN. The Purchase Plan was approved by the Company's Board of Directors and stockholders in January 1997 and was amended on August 12, 1997 and September 30, 1997. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. An aggregate of 400,000 shares of the Company's Common Stock are reserved for offering under the Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. Employees are eligible to participate if they are regularly employed by the Company for at least 20 hours per week and more than five months per calendar year. As of March 31, 1998, 15,253 shares of Common Stock have been purchased pursuant to the Purchase Plan.

     Under the Purchase Plan, offering periods will commence on the first trading day on or after February 1 and August 1 of each year and terminate on the last trading day in periods ending 24 months later, except that the first offering period began on October 29, 1997 and will end on the last trading day in the period ending August 1, 1999. Payroll deductions may be from 1% to 10% (in whole percentage increments) of a participants compensation. The per share price at which shares of Common Stock are to be purchased pursuant to the Purchase Plan is an amount equal to 85% of the fair market value (as defined) of a share of Common Stock on the first day of any offering period or on an exercise date, whichever is lower. On the enrollment date of each offering period eligible employees are granted an option to purchase every six months (an exercise date) during such offering period up to a number of shares of Common Stock determined by dividing such employees payroll deductions accumulated prior to such exercise date by the applicable purchase price. In no event shall an employee be permitted to purchase during each purchase period more than a number of shares determined by dividing $12,500 by the fair market value of a share of Common Stock on the enrollment date. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and will automatically be re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods.

     In the event of a sale of substantially all of the assets of the Company or a merger of the Company with or into another corporation, the Purchase Plan provides that each option under the Purchase Plan be assumed or an equivalent option substituted by the successor corporation, unless the Board of Directors decides to shorten the offering period or to cancel each outstanding option and refund all sums collected from participants during the offering period then in progress. Unless terminated sooner, the Purchase Plan will terminate ten years from its effective date. The Board of Directors has authority to amend or terminate the Purchase Plan, provided, however, no such action may adversely affect the rights of any participant.

     401(k) PLAN. The Company has adopted the Faroudja Laboratories 401(k) Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Code. All employees of the Company and its subsidiaries who have attained 21 years of age and have met the plan's service requirements, including employment with the Company for at least 1 year, are eligible to participate in the 401(k) Plan. Each eligible employee may contribute to the 401(k) Plan, through payroll deductions, up to $9,500 (adjusted annually after 1995 for cost-of-living increases), subject to statutory limitations imposed by the Internal Revenue Service. The Company has the discretion to match employee contributions under the 401(k) Plan. Under Section 401(k) of the Code, contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and contributions by the Company will be deductible by the Company when made. On April 19, 1996, the 401(k) Plan was amended by the Board of Directors of the Company. Pursuant to such amendment and effective as of January 1, 1996, the Company matches 50% of employee contributions under the 401(k) Plan, matching contributions made by the Company vest over 4 years, and the waiting period before employees become eligible to participate in the 401(k) Plan was decreased to 1 month.

EMPLOYMENT AGREEMENTS

     In March 1996, the Company entered into an employment agreement with Yves C. Faroudja for a term of two years, pursuant to which Mr. Faroudja was to serve as the CTO of the Company at an annual base salary of $100,000 for the first year and $66,600 for the second year (the "Faroudja Employment Agreement"). Mr. Faroudja was required to devote at least one-half of his time to the Company during the first year of the Faroudja Employment Agreement and at least one-third of his time to the Company during the second year of the Faroudja Employment Agreement. Mr. Faroudja could not engage in any other business activities that interfered with the performance of his duties under the Faroudja Employment Agreement with the Company, and the Faroudja Employment Agreement contained a covenant not to compete. Mr. Faroudja's annual base salary was to increase proportionately if Mr. Faroudja contributed more than one-half of his time to the Company during the first year and/or more than one-third of his time to the Company during the second year of his employment with the Company, with a maximum annual base salary during the first and second years of $200,000 for each year. Mr. Faroudja was entitled under the Faroudja Employment Agreement to participate in all insurance and benefit plans generally available to the employees of the Company.

     The Faroudja Employment Agreement was superseded on March 8, 1998 by an agreement entered into between the Company and Mr. Faroudja for a term of three years pursuant to which Mr. Faroudja will serve as the Company's CTO until a new CTO is identified and hired (the "Advisory Agreement"). Thereafter,
Mr. Faroudja will serve as a Senior Fellow to the Company, advising the Company in a variety of areas, with time to be devoted at Mr. Faroudja's discretion. Under the Advisory Agreement, Mr. Faroudja will be paid a fee of $150,000 per year and was granted a five year option to purchase an aggregate of 22,500 shares of Common Stock. Mr. Faroudja is entitled to the use of a Company automobile and medical insurance to be paid for by the Company in an amount not to exceed $13,680 per year. The Advisory Agreement may only be terminated by the Company for cause (as defined in the Advisory Agreement). If the Advisory Agreement is terminated due to Mr. Faroudja's disability, he will be entitled to his annual base salary for an additional six months. Mr. Faroudja may terminate the Advisory Agreement upon six months notice to the Company.

     On July 8, 1996, the Company entered into an employment agreement with Michael J. Moone for a term of four years, pursuant to which Mr. Moone is to serve as President, Chief Executive Officer and a director of the Company at an annual base salary of $175,000. Effective January 1, 1997, Mr. Moone's annual base salary was increased to $250,000. Mr. Moone is entitled to receive an annual bonus of up to 100% of his annual base salary at the discretion of the Board of Directors. Mr. Moone is entitled to participate in all insurance and benefit plans generally available to the employees of the Company. Mr. Moone was granted options under the 1995 Option Plan to purchase 456,432 shares at an exercise price of $3.83 per share and 72,500 shares at an exercise price of $3.91 per share. If Mr. Moone's employment is terminated for any reason, he is entitled to his accrued and unpaid annual base salary and bonus. However, if Mr. Moone dies and the Company has not obtained life insurance for the benefit of Mr. Moone's estate, the Company is required to pay his estate three month's annual base salary and bonus.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company believes that the provisions in its Certificate of Incorporation and By-Laws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers.

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors except for liability
(i) for any breach of their duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in
Section 174 of the Delaware General Corporations Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's By-Laws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted under Delaware law, including in those circumstances where indemnification would otherwise be discretionary. The Company believes that indemnification under its By-Laws authorize the use of indemnification agreements, and the Company has entered into indemnification agreements with each of its directors and officers that are in some respects broader that the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such directors and officers against certain liabilities that may arise by reason of their status or service as directors and/or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses reasonably expected to be incurred in defending any proceeding against them for which they would receive indemnification. The Company has obtained directors and officers liability insurance with respect to certain matters, including matters arising under the Securities Act.

     At present, there is no pending litigation or preceding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding which may result in a claim for such litigation.

                                 CERTAIN TRANSACTIONS

1996 FINANCING

     In March 1996, (i) the Company issued 1,043,105 shares of Common Stock for an aggregate purchase price of $4 million to Adelson Investors, LLC, a predecessor of Faroudja Images Investors, LLC ("Investors LLC") and Images Partners, L.P. ("Images") (collectively the "Investor Group"), of which 213,642 shares were issued to Adelson Investors, LLC, 682,153 shares were issued to Investors LLC and 147,310 shares were issued to Images, (ii) the Investor Group purchased a total of 3,569,395 shares of Common Stock from Yves and Isabell Faroudja for an aggregate purchase price of $14 million, of which 731,062 shares were sold to Adelson Investors, LLC, 2,334,253 shares were sold to Investors LLC and 504,080 shares were sold to Images, and (iii) Yves and Isabell Faroudja granted the Investor Group an option to purchase 1,537,500 shares of the Company's Common Stock for an aggregate purchase price of $6 million (the "Faroudja Option"), of which Adelson Investors, LLC had an option to purchase 486,875 shares of Common Stock for $1.9 million, Investors LLC had an option to purchase 666,250 shares of Common Stock for $2.6 million and Images had an option to purchase 384,375 shares of Common Stock for $1.5 million. The Faroudja Option was exercised by the Investor Group on September 5, 1997. The transactions described in (i) and (ii) above are collectively referred to herein as the "Equity Purchase."

     Kevin Kimberlin, a director of the Company, is a general partner of, and has a beneficial interest in the shares held by, Images. Kevin Kimberlin Partners, L.P. provided a secured loan of $1.0 million to Investors LLC to assist in the exercise of that portion of the Faroudja Option that Investors LLC holds. Mr. Kimberlin is the general partner of Kevin Kimberlin Partners, L.P. Spencer Trask Securities, Incorporated organized Investors LLC and served as the placement agent for the Equity Purchase, receiving a fee of $2.1 million.
ST Partners, L.P., of which Kevin Kimberlin is the general partner, is the majority shareholder of Spencer Trask Holdings, Incorporated, the sole shareholder of Spencer Trask Securities, Incorporated.

     Merv Adelson and Stuart Buchalter, directors of the Company, are, respectively, the managing member and an officer of Adelson Investors, LLC.

     The Company filed the registration statement of which this Prospectus is part pursuant to an agreement between the Company and the Investor Group. As part of the Equity Purchase, the Investor Group received certain registration rights which provide that 180 days following the completion of the Company's initial public offering, the Company must file a registration statement under the Securities Act, to register the shares held by members of the Investor Group. Under this agreement, the Company will pay for all of the expenses associated with the registration other than selling commissions and discounts. See "Description of Capital Stock-Registration Rights."

SUBCHAPTER S DISTRIBUTIONS

     One of the Company's predecessor entities elected to be taxed as an "S" corporation. Yves and Isabell Faroudja, as sole stockholders of such predecessor entity, received for 1994, 1995 and 1996 aggregate "S" corporation distributions of $1.5 million, $1.4 million and $4.0 million, respectively.

YVES FAROUDJA LICENSE AGREEMENT

     On January 20, 1997 (the "Effective Date"), the Company entered into a license agreement (the "License Agreement") with Yves Faroudja with respect to all intellectual property, including all rights in inventions, works of authorship and designs owned by Mr. Faroudja prior to the Effective Date (collectively, the "Faroudja Technology"), pursuant to which (1) Mr. Faroudja granted to the Company a worldwide, perpetual, royalty-free, sublicensable license to exploit the Faroudja Technology and (2) Mr. Faroudja assigned to the Company his rights to all intellectual property, including all rights in inventions, works of authorship and designs, first owned by him during the period commencing on the Effective Date and ending on the date (the "Termination Date") Yves Faroudja ceases to be an employee of the Company. The Company's license to the Faroudja Technology in the field of data processing for electronically displaying images to the human eye (the "Company Field") is exclusive subject to licenses previously granted by Mr. Faroudja. Mr. Faroudja has retained the non-exclusive, nontransferable rights to exploit the Faroudja Technology outside of the Company Field. The License Agreement remains in effect during the term of the Advisory Agreement between Mr. Faroudja and the Company. See "Management--Employment Agreement." The Company's right to use the Faroudja Technology and rights to enforce rights granted thereunder survive the termination of the License Agreement.

     As consideration for the License Agreement, Yves Faroudja was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share. The warrant vests as to 1/36th of the total shares for each full month after January 20, 1997 provided that Yves Faroudja is then either
(i) employed by the Company (as a full or part-time employee), or (ii) acting as a member of the Board of Directors of the Company. Certain registration rights and anti-dilution provisions are provided to Yves Faroudja as contained therein.

CONSULTING AGREEMENTS

     In July 1997, the Company entered into a consulting services agreement with Matthew D. Miller. Pursuant to this agreement, Mr. Miller, a director of the Company, agreed to advise the Company on strategic, technology and communications matters and to provide such assistance and advice related to such matters as the Company may request. This agreement was for a term of one year, was renewable upon the mutual consent of Mr. Miller and the Company's Board of Directors and could be cancelled on four weeks notice if the Company's Board of Directors is not satisfied with Mr. Miller's performance. Under the agreement, the Company paid Mr. Miller a consulting fee of $7,000 per month from July 1997 through August 1997, and paid Mr. Miller $5,000 for the remaining months of the fiscal year ended December 31, 1997. The Company issued to Mr. Miller an option to purchase 50,000 shares of Common Stock at an exercise price of $9.50 per share (the "Miller Option") under the agreement. The Miller Option had a term of three years and vested as to 1/24th of the option shares each month during the first year after the date of grant and as to an additional 1/2 of the option shares one year after the date of grant. On December 17, 1997, the Company and Mr. Miller agreed to cancel the Consulting Agreement effective as of December 22, 1997. Accordingly, the Miller Option was cancelled as to any options that had not vested by December 22, 1997.

     In December 1996, the Company entered into a three year consulting agreement ("Adelson Consulting Agreement") with Merv Adelson, a director of the Company, pursuant to which Mr. Adelson agreed to provide certain consulting services in the analysis and implementation of potential strategic alliances ("Proposed Strategic Alliances") in the specific field of TV signal enhancement for TV, cable TV, satellite TV and DVDs, including, but not limited to
(i) providing the Company with a list of possible corporate investors, partners, customers, buyers, lenders and joint ventures ("Proposed Strategic Alliance Partners"), (ii) coordinating and making approaches to Proposed Strategic Alliance Partners, and (iii) assisting in the negotiation of the principal forms of Proposed Strategic Alliances and preparation of all contracts, documents, approvals and related matters necessary to consummate a Proposed Strategic Alliance with a Proposed Strategic Alliance Partner. On December 17, 1997, the Adelson Consulting Agreement, which had provided that the Company shall compensate Mr. Adelson for any strategic alliance or combination of strategic alliances during the term of the agreement in which the Company receives consideration (as defined in the amendment to the agreement) of at least $5 million, through the issuance of a three year warrant to Mr. Adelson for the purchase of 65,152 shares of Common Stock with an exercise price of $0.15 per share ("Adelson Warrant"), was amended. The Adelson Consulting Agreement was amended to compensate Mr. Adelson for services valued at less than $5 million by providing that the number of shares for which the Adelson Warrant may be exercised currently to be determined by the Company's Board of Directors, from time to time, based upon the level of consideration received by the Company as a result of Mr. Adelson's services. On December 17, 1997, the Board of Directors made the Adelson Warrant currently exercisable with respect to 21,718 shares of Common Stock as of that date. During the term of the Adelson Consulting Agreement, the Company also agreed to use its best efforts to cause the election to the Board of Directors of Mr. Adelson (or a designee of Mr. Adelson reasonably acceptable to the Board of Directors) and an additional designee of Mr. Adelson reasonably acceptable to the Board of Directors. Mr. Buchalter serves on the Board of Directors as Mr. Adelson's designee.

LICENSE AGREEMENT WITH S3

     In March 1997, the Company entered into a license agreement with S3 to develop integrated circuits incorporating the Company's video processing technologies for use in PCs. Portions of the license were exclusive for certain markets for a period of five years provided that performance criteria, including minimum license fees were satisfied. S3 has advised the Company that it will no longer make the minimum license payments necessary to maintain its exclusive rights with respect to any periods after March 31, 1998. No director, officer or affiliate of S3 is an affiliate of the Company.

     On June 30, 1997, the Company issued 526,316 shares of Common Stock to S3 for an aggregate purchase price of $5.0 million. Under the terms of the Stock Purchase Agreement and an Investor's Rights Agreement, S3 is entitled to certain anti-dilution and registration rights as described therein. The anti-dilution provisions of the Stock Purchase Agreement provided that S3 was entitled to receive additional shares if the Company's initial public offering was less than $9.50 per share. Based on the Company's initial public offering price of $6.00, the Company issued 307,018 additional shares of Common Stock to S3. Under the purchase agreement, S3 has the right to have an observer attend meetings of the Company's Board of Directors and committees thereof, except that the Company may exclude the observer from a meeting of the Board of Directors or portion thereof if (i) such meeting concerns the relationship between the Company and S3 or
(ii) if such attendance would result in disclosure of trade secrets to S3 or would adversely affect the attorney-client privilege between the Company and its counsel. See "Description of Capital Stock - Registration Rights."

OTHER

     Mr. Buchalter is Of Counsel to the California law firm of Buchalter, Nemer, Fields and Younger, which from time to time provides legal services to the Company.

     The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors, and will continue to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                          PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of May 15, 1998 and as adjusted to reflect the sale of shares offered hereby by the Selling Stockholders for (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) each Named Executive Officer, (iv) all executive officers and directors as a group and (v) each Selling Stockholder. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable. Except as otherwise indicated, the address of each of the Company's directors, each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock and Named Executive Officers in this table is as follows: c/o Faroudja, Inc., 750 Palomar Avenue, Sunnyvale, California, 94086.




                                                           BENEFICIAL OWNERSHIP        SHARES TO           BENEFICIAL OWNERSHIP
                                                            PRIOR TO OFFERING(1)        BE SOLD              AFTER OFFERING(1)
                                                            -------------------         -------              ----------------
BENEFICIAL OWNER                                           SHARES        PERCENT                         SHARES           PERCENT
----------------                                           ------        -------                         ------           -------
Yves C. Faroudja(2)....................................   1,929,722        15.9%              --        1,929,722            15.9%
Merv L. Adelson(3)(4)..................................   1,487,305        12.3               --        1,487,305            12.3
Adelson Investors, LLC(3)..............................   1,431,579        11.9               --        1,431,579            11.9
  10900 Wilshire Boulevard
  Los Angeles, California 90024
Kevin B. Kimberlin(5)..................................   1,145,923         9.5          293,556          852,367             7.1
S3 Incorporated........................................     833,334         6.9          833,334               --             ---
  2801 Mission College Boulevard
  Santa Clara, California 95052
Oshkim Limited Partners, L.P.(5).......................     789,205         6.5          257,184          532,021             4.4
  c/o Spencer Trask
  535 Madison Avenue, 18th Fl.
  New York, NY 10022
Spencer F. Segura......................................     352,307         2.9          100,602          251,705             2.1
  c/o Spencer Trask
  535 Madison Avenue, 18th Fl.
  New York, NY 10022
Michael J. Moone(6)....................................     254,326         2.0               --          254,326             2.0
Spencer Trask Holdings, Inc.(5)........................     165,846         1.4           33,091          132,755             1.1
William J. Turner(7)...................................     162,297         1.3           54,352          107,945               *
William N. Sick, Jr.(8)................................     137,451         1.1           30,750          106,701               *
Donald S. Butler(9)....................................      98,925          *                --           98,925               *
Matthew D. Miller(10)..................................      79,186          *            16,626           62,560               *
Stuart D. Buchalter(3)(11).............................      13,455          *                --           13,455               *
Michael C. Hoberg(12)..................................       8,786          *                --            8,786               *
Thomas A. Harvey(13)...................................         490          *                --              490               *
Sal Caravetta..........................................      57,500          *             4,922           52,578               *
Tournier Investment Limited............................      48,092          *            10,434           37,658               *
George L. Argyros......................................      45,366          *             9,843           35,523               *
Tissera Overseas Fund N.V..............................      41,761          *            12,159           29,602               *
Lewis Rudin............................................      40,000          *             6,562           33,438               *
J. Michael Wolfe.......................................      37,805          *             8,203           29,602               *
MRS Investments, Inc...................................      37,805          *             8,203           29,602               *
Windsor Road Limited Partnership.......................      35,840          *            10,969           24,871               *
Bostar A/S.............................................      33,079          *             7,177           25,902               *
4601 Investors Inc.....................................      30,244          *             6,562           23,682               *
James E. Foreman.......................................      30,244          *             6,562           23,682               *


                                                           BENEFICIAL OWNERSHIP        SHARES TO           BENEFICIAL OWNERSHIP
                                                            PRIOR TO OFFERING(1)        BE SOLD              AFTER OFFERING(1)
                                                            -------------------         -------              ----------------
BENEFICIAL OWNER                                           SHARES        PERCENT                         SHARES           PERCENT
----------------                                           ------        -------                         ------           -------
Raymond E. Ozzie.......................................      30,244          *             6,562           23,682               *
Edward B. Grier III....................................      26,333          *             6,889           19,444               *
RehCam Investments L.P. ...............................      25,244          *             6,562           18,682               *
Glenn W. Marschel, Jr..................................      22,683          *             4,922           17,761               *
James F. Holden........................................      22,683          *             4,922           17,761               *
Richard Hausman........................................      22,683          *             4,922           17,761               *
William Kapner(14).....................................      22,683          *             3,281           11,841               *
Bradley Resources Company..............................      20,122          *             3,281           16,841               *
John T. Woodruff.......................................      18,615          *             3,579           15,036               *
Clarence G. Olson......................................      18,398          *             5,250           13,148               *
Chelsea Holdings Ltd...................................      16,370          *             3,552           12,818               *
John H. Styles.........................................      15,244          *             6,562            8,682               *
Rodrigo L. Gabuya and Aurora P. Gabuya(15).............      15,123          *             3,281           11,842               *
ALCE Partners, LP......................................      15,122          *             3,281           11,841               *
Allan Jacobson.........................................      15,122          *             3,281           11,841               *
Dadourian Family General Partnership...................      15,122          *             3,281           11,841               *
Donald A. Weiss........................................      15,122          *             3,281           11,841               *
James E. Forrest.......................................      15,122          *             3,281           11,841               *
Kimberlin Family Partners(5)...........................      15,122          *             3,281           11,841               *
Lawrence J. Corneck....................................      15,122          *             3,281           11,841               *
Marcos Anszelowicz.....................................      15,122          *             3,281           11,841               *
Morgan Steel, Ltd......................................      15,122          *             3,281           11,841               *
Richard Gibbs..........................................      15,122          *             3,281           11,841               *
Robert Bruce Brown.....................................      15,122          *             3,281           11,841               *
Robert Elston Cawthorn.................................      15,122          *             3,281           11,841               *
Robert F. Johnston.....................................      15,122          *             3,281           11,841               *
Schaffer Family General Partnership ...................      15,122          *             3,281           11,841               *
Thomas J. Bruch........................................      15,122          *             3,281           11,841               *
Victor M. Goldberg.....................................      15,122          *             3,281           11,841               *
WisdomTree Associates, L.P.............................      15,122          *             3,281           11,841               *
John Sie...............................................      14,449          *            14,449                0              --
Chillington Corporation N.V............................      14,110          *             2,815           11,295               *
Interlex Trust Corporation
  Trust A/C 4762.......................................      12,854          *             2,789           10,065               *
James G. Dinan.........................................      12,820          *             2,756           10,064               *
Fred W. Goldman........................................      12,341          *             2,461            9,880               *
Eric Rosenfeld.........................................      11,941          *            11,941                0              --
Laura M. McNamara(16)..................................      11,746          *             1,538           10,208               *
Alan J. Rubin..........................................      11,342          *             2,461            8,881               *
James Jordan Bullard...................................      11,342          *             2,461            8,881               *
Joseph P. Kazickas.....................................      11,342          *             2,461            8,881               *
Mary F. Hauser.........................................      11,342          *             2,461            8,881               *
Robert H. Elman........................................      11,342          *             2,461            8,881               *
Rodrigo L. Gabuya IRA(15)..............................      11,342          *             2,461            8,881               *
D. Gerald Bing, Jr.....................................      11,341          *             2,461            8,880               *
George E. Bisnett......................................      11,341          *             2,461            8,880               *
Peter V. Sperling......................................      11,341          *             2,461            8,880               *
Richard G. David.......................................      11,341          *             2,461            8,880               *
Richard M. Hoffman.....................................      11,341          *             2,461            8,880               *
Robert P. Hauptfuhrer Family Partnership...............      11,341          *             2,461            8,880               *
Robert R. Belliveau Trust..............................      11,341          *             2,461            8,880               *


                                                           BENEFICIAL OWNERSHIP        SHARES TO           BENEFICIAL OWNERSHIP
                                                            PRIOR TO OFFERING(1)        BE SOLD              AFTER OFFERING(1)
                                                            -------------------         -------              ----------------
BENEFICIAL OWNER                                           SHARES        PERCENT                         SHARES           PERCENT
----------------                                           ------        -------                         ------           -------
Sechs Limited Partnership..............................      11,341          *             2,461            8,880               *
Steinberg, Steinberg & Plush...........................      11,341          *             2,461            8,880               *
Brad Danforth..........................................       9,829          *             2,133            7,696               *
Louis Aronson Part B Trust.............................       8,506          *             1,846            6,660               *
Barbara & Joseph Cordani...............................       7,561          *             1,641            5,920               *
Bushnell Corporation...................................       7,561          *             1,641            5,920               *
David C. Brown.........................................       7,561          *             1,641            5,920               *
Frank M. Drendel.......................................       7,561          *             1,641            5,920               *
Joi Dell & Harry Hurd Trust............................       7,561          *             1,641            5,920               *
Joyalyn D. Zaidan & James R. Zaidan JTWROS.............       7,561          *             1,641            5,920               *
Kenneth L. Naiff.......................................       7,561          *             1,641            5,920               *
Kent Hamilton..........................................       7,561          *             1,641            5,920               *
Richard A. Taddonio IRA................................       7,561          *             1,641            5,920               *
William Kapner DDS PC Pension Trust(14)................       7,561          *             1,641            5,920               *
Scott F. Schulte.......................................       7,279          *             1,452            5,827               *
James L. Faust.........................................       6,202          *             1,641            4,561               *
Robert E. Fulton.......................................       6,049          *             1,312            4,737               *
Donald L. Sears........................................       5,671          *             1,230            4,441               *
Kurt Penner............................................       5,671          *             1,230            4,441               *
Michael Stargel........................................       5,671          *             1,230            4,441               *
Robert Whitby..........................................       5,671          *             1,230            4,441               *
Lawrence A. Cook.......................................       5,482          *             1,189            4,293               *
Gary H. Anderson.......................................       4,561          *             1,641            2,920               *
Gilbert S. Omenn.......................................       4,561          *             1,641            2,920               *
James D. Robinson III..................................       4,537          *               984            3,553               *
Jeremy M. Jacobs, Sr...................................       4,537          *               984            3,553               *
Linda Gosden Robinson..................................       4,537          *               984            3,553               *
R. Carlton Browne II...................................       4,537          *               984            3,553               *
Synteke Demonteverde and Lilia Demonteverde............       4,537          *               985            3,552               *
Scott Davidson.........................................       3,940          *             3,940                0              --
Charles Nash...........................................       3,781          *               820            2,961               *
David L. Schlotterback Trust...........................       3,781          *               820            2,961               *
Jerome F. Snyder &
Diane R. Snyder JTWROS.................................       3,781          *               820            2,961               *
Joe B. Massey..........................................       3,781          *               820            2,961               *
Peter Laqueur..........................................       3,781          *               820            2,961               *
Richard J. Mish........................................       3,733          *               745            2,988               *
Richard Gould..........................................       3,671          *             1,230            2,441               *
Ronald Nash(17)........................................       3,579          *             3,579                0              --
Melham Inc.............................................       3,311          *             3,281               30               *
Larry Abrams...........................................       3,281          *             3,281                0               *
Ronald Nash IRA R/O(17)................................       3,281          *             3,281                0              --
Rose Marie and Victor Melnichuk(18)....................       3,219          *               656            2,563               *
A. Eugene Kohn.........................................       3,024          *               656            2,368               *
Beverly J. Rento.......................................       3,024          *               656            2,368               *
Gregory Judge..........................................       3,024          *               656            2,368               *
Henry Kolpan...........................................       3,024          *               656            2,368               *
Robert F. Koehler Secur. Def. Emp. Pen. Pl.
  Dtd 10/31/97.........................................       3,024          *               656            2,368               *
Rodrigo P. Gabuya, Jr..................................       3,024          *               656            2,368               *
Todd Larson............................................       3,024          *               656            2,368               *

                                                           BENEFICIAL OWNERSHIP        SHARES TO           BENEFICIAL OWNERSHIP
                                                            PRIOR TO OFFERING(1)        BE SOLD              AFTER OFFERING(1)
                                                            -------------------         -------              ----------------
BENEFICIAL OWNER                                           SHARES        PERCENT                         SHARES           PERCENT
----------------                                           ------        -------                         ------           -------
W. R. Kitchen..........................................       3,024          *               656            2,368               *
Wolodymyr Mohuchy......................................       3,024          *               656            2,368               *
Alan K. Docter.........................................       2,756          *             2,756                0              --
Leonard Owens..........................................       2,268          *               492            1,776               *
Alan Fisvitz...........................................       2,134          *               246            1,888               *
William Stein(19)......................................       2,050          *               149            1,901               *
Mitchell Fishback......................................       1,671          *             1,230              441               *
Robert J. Waldele......................................       1,512          *               328            1,184               *
First National Fund Corp...............................       1,493          *               298            1,195               *
Woodco Fund Management, Inc............................       1,493          *               298            1,195               *
Allan & Sandra Monack..................................       1,134          *               246              888               *
Bishop Rosen & Co., Inc................................         896          *               179              717               *
Gerald And Naomi Patruznick............................         756          *               164              592               *
Jules Marx.............................................         560          *               112              448               *
David Anderson.........................................         280          *                56              224               *
Stuart Brown...........................................          56          *                56                0              --
All directors and executive officers as a group
(12 persons)(20).......................................   5,356,351        42.7%         395,284        4,961,067           39.5%



--------------------------------
*    Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 31, 1998 are deemed outstanding.

(2) Mr. Faroudja holds 1,882,500 shares jointly with Isabell Faroudja, his wife. Includes 47,222 shares issuable upon exercise of warrants.

(3) Mr. Adelson is the Managing Member of Adelson Investors, LLC and exercises sole voting and investment power over the shares held by that entity.
     Mr. Buchalter is an officer of Adelson Investors, LLC and has an interest in the profits of such firm, but does not exercise voting or investment power over the shares held by the entity.

(4) Includes 3,077 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998 and 21,718 shares issuable upon exercise of a warrant granted to Mr. Adelson under a consulting agreement (the "Adelson Warrant"). Does not include 3,257 shares subject to options granted to Mr. Adelson or 43,434 shares subject to the Adelson Warrant that are not currently exercisable.

(5) Mr. Kimberlin is the general partner of Oshkim Limited Partners, L.P. and exercises voting and investment power over the shares held by this entity. Includes 15,122 shares owned by Kimberlin Family Partners, L.P, of which Mr. Kimberlin is the general partner, 165,846 shares owned by Spencer Trask Holdings, Inc. in which Mr. Kimberlin is the Chairman and 175,000 shares owned by Kevin Kimberlin Partners, L.P. of which Mr. Kimberlin is the general partner.

(6) Includes 253,101 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998. Does not include 275,831 shares subject to options granted to Mr. Moone that are not currently exercisable.

(7)  Includes 11,109 shares held jointly with Mr. Turner's spouse.

(8) Includes 12,487 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998. Does not include 13,573 shares subject to options granted to Mr. Sick that are not currently exercisable. Includes 11,342 shares held by Business Resources International where Mr. Sick is the Chairman and Chief Executive Officer.

(9) Includes 98,710 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998. Does not include 97,254 shares subject to options granted to Mr. Butler that are not currently exercisable.

(10) Includes 13,675 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998. Does not include 3,257 shares subject to options granted to Mr. Miller that are not currently exercisable.

(11) Includes 3,258 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998 granted to Mr. Buchalter. Does not include 3,257 shares subject to an option granted to Mr. Buchalter that are not currently exercisable.

(12) Includes 28,125 shares issuable upon exercise of stock options exercisable within 60 days of May 15, 1998 granted to Mr. Hoberg. Does not include 46,875 shares subject to options granted to Mr. Hoberg that are not currently exercisable.

(13) Does not include 100,000 shares subject to options granted to Mr. Harvey that are not currently exercisable.

(14) Includes 7,561 shares held by the William Kapner DDS Pension Trust in which Mr. Kapner exercises voting and investment power over the shares held by this entity and the 1,641 shares to be sold by this entity.

(15) Includes 11,342 shares held by the Rodrigo L. Gabuya IRA in which
     Mr. Gabuya exercises voting and investment power over the shares held by this entity and the 2,461 shares to be sold by this entity.

(16) Includes 7,563 shares that Ms. McNamara has the right to acquire within 60 days of May 15, 1998.

(17) Includes 3,281 shares held by the Ronald Nash IRA R/O in which Mr. Nash exercises voting and investment power over the shares held by this entity and 3,281 shares to be sold by this entity.

(18) Includes 195 shares that Rose Marie Melnichuk has the right to acquire within 60 days of May 15, 1998.

(19) Includes 1,303 shares that Mr. Stein has the right to acquire within 60 days of May 15, 1998

(20) All directors and executive officers as a group hold options and warrants to purchase 481,554 shares of Common Stock, which options and warrants will vest within 60 days of May 15, 1998 and options and warrants to purchase 719,516 shares of the Company, which options and warrants will not have vested within 60 days of March 31, 1998.

                             DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

     As of March 31, 1998, there were 12,084,557 shares of Common Stock outstanding. As of March 31, 1998, options and warrants to purchase an aggregate of 1,773,104 shares of Common Stock were also outstanding.

     Holders of Common Stock are entitled to receive such dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption or sinking fund rights. In the event of a liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding Preferred Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to any series of Preferred Stock which the Company may issue in the future.

PREFERRED STOCK

     The Company's Restated Certificate of Incorporation permits the Company's Board of Directors, without further vote or action by the stockholders, to issue shares of the Preferred Stock in one or more series and to determine the designations, preferences, voting powers, qualifications and special or relative rights or privileges of the shares of each such series, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series. These rights and privileges could limit the voting power of holders of Common Stock and restrict their rights to receive dividends or liquidation proceeds.

     The Company has granted the Board of Directors authority to issue Preferred Stock and to determine its rights and preferences, including the right to eliminate delays associated with a stockholder vote on specific issuances. The Company believes that this power to issue Preferred Stock will provide flexibility in connection with possible corporate transactions. It could also have the effect, however, of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Board of Directors could also utilize shares of Preferred Stock in order to adopt a stockholders' rights plan which would have the effect of further discouraging or delaying a takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

WARRANTS

     Yves Faroudja was granted a warrant to purchase 100,000 shares of Common Stock at an exercise price of $7.50 per share. The warrant vests as to 1/36 of the total shares for each full month after January 20, 1997 provided that Yves Faroudja is then either (i) employed by the Company (as a full or part-time employee), or (ii) acting as a member of the Board of Directors of the Company. Certain registration rights and anti-dilution provisions are provided to Yves Faroudja as contained therein.

     Merv Adelson was granted the Adelson Warrant to purchase 65,152 shares of Common Stock at an exercise price of $0.15 per share. The number of shares for which the Adelson Warrant may be exercised is to be determined by the Company's Board of Directors, from time to time, based upon the level of consideration received by the Company as a result of Mr. Adelson's services. On December 17, 1997, the Board of Directors made the Adelson Warrant currently exercisable with respect to 21,718 shares of Common Stock as of that date. See "Certain Transactions--Consulting Agreements."

REGISTRATION RIGHTS

     Under the terms of the registration and shareholders rights agreements entered into by and between Yves Faroudja and Isabell Faroudja, Adelson Investors, LLC, Images, Faroudja Images Investors LLC and the Company, if the Company registers its securities under the Securities Act during the five-year period commencing six months after October 30, 1997, the Company's first underwritten public offering of its securities (the "Initial Registration") and any of the shareholders of the Company are permitted to sell stock in such registered public offering, Yves Faroudja and Isabell Faroudja, or any successor who purchases such shares (including purchasers of the Faroudja option) shall have the right to include in such registration the shares of Common Stock that they own, subject to certain limitations. Additionally, if any officers or directors are permitted to sell any shares of Common Stock in the Initial Registration, Yves Faroudja and Isabell Faroudja or any successor who purchases such shares (including purchasers of the Faroudja option) will have the right to sell the shares of Common Stock that they own on the same basis.

     Under the terms of the investor's rights agreements entered into by and between S3 and the Company, if S3 owns at least 100,000 shares of Common Stock, at any time after 12 months after October 30, 1997, S3 shall have the right to require the Company to file, not more than twice, a registration statement under the Securities Act to permit resales of up to 833,334 shares of Common Stock that it owns, subject to certain limitations, and S3 shall have the right to require the Company to file a registration statement not more than once on Form S-3 under the Securities Act to permit resales of up to 833,334 shares of Common Stock that it owns, subject to certain limitations. Further, if at any time after twelve months after the Initial Registration the Company registers any of its stock under the Securities Act, S3 shall have the right to sell all of its 833,334 shares of Common Stock pursuant to such registration, subject to certain limitations. Also, under this agreement, the Company has agreed to indemnify S3 and the Company's underwriters.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits certain publicly-held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person or entity became an interested stockholder, unless, among other exceptions, (i) prior to the date the interested stockholder attained such status the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) the holder of two-thirds of the outstanding voting stock not owned by the interest stockholder approved the business combination, or (iii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans). For purposes of Section 203, a "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person or entity who, together with affiliates and associates, owns, or within the three immediately preceding years of a business combination did own, 15% or more of the corporation's outstanding voting stock.

     The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the Delaware General Corporations Law. Delaware law provides that the directors of a corporation will not be personally liable to such corporation or its stockholders for monetary damages for breach of fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derives an improper personal benefit. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law and permit the Company to advance expenses to such directors and officers to defend any action for which rights of indemnification are provided in the Restated By-Laws. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

     The Company's Board of Directors is classified into three classes, with the terms of each class expiring at the 1999 and 2001 annual stockholders' meetings, respectively. After the expiration of each term, the directors in each class will be elected for three year terms. See "Management." The Board of Directors is authorized to create new directorships and to fill such positions so created. After the classification of the Board of Directors, the Board of Directors will be permitted to specify to which class such new position is assigned and the person filling such position will serve for the term applicable to that class. The Board of Directors (or its remaining members (even though less than a quorum)) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of directors in which the vacancy occurred. The Company's Certificate of Incorporation provides that Directors may be removed with cause by the vote of the holders of at least 66.66% of the voting power of the outstanding stock of the Company. The likely effect of these provisions is that they will increase the time required for the stockholders to change the composition of the Board of Directors. For example, in general, at least two annual meetings of the stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

     The Company's By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of sixty days prior to the special meeting or ten days following the day on which public announcement of the meeting is first made by the Company. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background about the nominee or a description of the proposed business to be brought before the meeting.

     The Company's Certificate of Incorporation and By-Laws provide that any action required or permitted to be taken by the stockholders of the Company shall be taken only at a duly called annual or special meeting of the stockholders, not by written consent. Special meetings may be called only the Board of Directors, the Chairman of the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders' meeting stockholder, actions which are favored by the holders of a majority of the outstanding voting securities of the Company.
These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

     The affirmative vote of the holders of at least 66.66% of the outstanding voting stock of the Company is required to amend or repeal any of the foregoing provisions in the Company's Certificate of Incorporation, and to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 66.66% vote is also required to amend or repeal the Company's By-Laws. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such 66.66% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to the stockholders.

OTHER ATTRIBUTES OF THE STOCK OF THE COMPANY

     The Company is a corporation organized under the laws of Delaware and generally the laws of the state of incorporation govern the corporate operations of a corporation and the right of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts intrastate business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest Fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities
(x) listed on the New York Stock Exchange or the American Stock Exchange or
(y) qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders (a "Listed Corporation"). Since approximately 50% of the Company's activities occur in California, certain provisions of California corporate law may apply to the Company, as described above.

     Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the stockholders' right to remove a director without cause, provide for a classified board of directors, call special meetings, cumulative votes in elections of directors (cumulative voting is mandatory under California law), and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified board of directors, eliminate cumulative voting or both, if it is a Listed Corporation. As of March 31, 1998, the Company had over 1,600 holders of record. Accordingly, the provisions of California described above do not currently apply to the Company.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is U.S. Trust Company of California, N.A.

                           SHARES ELIGIBLE FOR FUTURE SALE


     As of March 31, 1998, the Company had 12,084,557 shares of Common Stock outstanding. Of this amount, 6,880,632 are freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. Approximately 4,499,513 additional shares will be available for sale in the public market on the date of this Prospectus and an additional 704,412 shares will be available on September 5, 1998, subject in some cases to compliance with the volume and other limitations of Rule 144. In addition, the Company had 1,607,952 options and 165,152 warrants outstanding as of March 31, 1998.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an "affiliate" of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations described above. Therefore, unless otherwise restricted, "144(k)" shares may be sold immediately. Persons deemed to be "affiliates" must always sell pursuant to Rule 144, even after the applicable holding periods have been satisfied. The Company is unable to estimate the number of shares that will be sold under Rule 144, since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers and other factors.

     Any employee or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permit nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permit "affiliates" to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions.

     On April 23, 1998, the Company filed a registration statement on Form S-8 (Reg. No. 333-50811) under the Securities Act to register shares of Common Stock reserved for issuance under the 1995 Stock Plan, the 1997 Stock Plan, the Directors Plan and the Purchase Plan, thus permitting the resale of shares issued pursuant to such plans by nonaffiliates in the public market without restriction under the Securities Act.

                                 PLAN OF DISTRIBUTION

     The Common Stock may be offered and sold, from time to time, and in amounts to be determined, by the Selling Stockholders directly, through agents designated by them from time to time, or through dealers or underwriters also to be so designated, and on terms to be determined at the time of any sale. The Selling Stockholders reserve the sole right to accept and, together with their agents from time to time, to reject in whole or in part any proposed purchase to be made directly or through agents. Shares of the Common Stock may be offered by and on behalf of the Selling Stockholders from time to time in and through transactions or distributions on The Nasdaq Stock Market, in privately negotiated transactions, or otherwise at prices prevailing in such exchange or as may be negotiated at the time of sale. See "Principal and Selling Stockholders."

     The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock will be the purchase price of Common Stock sold less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of distribution not borne by the Company. The Company will receive none of the proceeds from the sale of any of the Common Stock. The Company has agreed to bear all of the expenses of registration of the Common Stock under federal and state securities laws other than commissions, discounts or fees paid to any underwriter, broker, dealer or other selling agent.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, commissions or concessions received by them and any profit on the resale of the Common Stock purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act.

                                    LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Selling Stockholders by Buchalter, Nemer, Fields & Younger, a Professional Corporation, Los Angeles, California. Stuart D. Buchalter, of counsel to Buchalter, Nemer, Fields & Younger, is one of the Company's directors and beneficially owns 10,197 shares of Common Stock and options to purchase
6,515 shares of Common Stock granted pursuant to the Directors Plan.

                                       EXPERTS

     The consolidated financial statements of the Faroudja, Inc. as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    FAROUDJA, INC.


                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                          PAGE
Report of Ernst & Young LLP, Independent Auditors. . . . . . . . . . . . . F-2
Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . . . . F-3
Consolidated Statements of Income. . . . . . . . . . . . . . . . . . . . . F-4
Consolidated Statement of Stockholders' Equity . . . . . . . . . . . . . . F-5
Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . . . . F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . F-7


                  REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Faroudja, Inc.

We have audited the accompanying consolidated balance sheets of Faroudja, Inc. as of December 31, 1996 and 1997, and related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Faroudja, Inc. at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                              /s/Ernst & Young LLP


Palo Alto, California
January 29, 1998

                                    FAROUDJA, INC.

                             CONSOLIDATED BALANCE SHEETS


                                                                                DECEMBER 31,             MARCH 31,
                                                                                ------------             ---------
                                                                          1996              1997              1998
                                                                          ----              ----              ----
                                                                                                       (unaudited)
                                        ASSETS
Current assets:
  Cash and cash equivalents......................................   $1,215,591       $23,272,300       $21,595,097
  Short-term investments.........................................    1,867,896           276,605           279,586
  Trade accounts receivable, less allowance for doubtful
    accounts of $110,000 in 1996, $166,681 in 1997 and
    $165,335 in 1998.............................................    2,767,331         3,097,709         3,021,102
  Inventories....................................................    1,683,550         2,943,471         3,122,903
  Deferred tax assets............................................      461,519           942,255           942,255
  Prepaid expenses and other current assets......................      224,426           596,060           398,506
                                                                    ----------       -----------       -----------
Total current assets.............................................    8,220,313        31,128,400        29,359,449

Property and equipment, net......................................    1,383,807         2,025,910         2,039,153
Other assets ....................................................         --             334,722           320,973
                                                                    ----------       -----------       -----------
                                                                    $9,604,120       $33,489,032       $31,719,575
                                                                    ----------       -----------       -----------
                                                                    ----------       -----------       -----------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................     $729,320        $1,445,361         $ 672,520
  Accrued compensation and benefits..............................      671,863         1,216,433           524,763
  Income taxes payable...........................................      116,602           872,393           674,800
  Other accrued liabilities......................................      341,444           606,818           384,656
  Deferred revenue...............................................      500,000             --                --
                                                                    ----------       -----------       -----------
Total current liabilities........................................    2,359,229         4,141,005         2,256,739

Commitments

Stockholders' equity:
  Preferred Stock - $0.001 par value; 5,000,000 shares
   authorized (2,000,000 in 1996), none issued and outstanding
  Common stock - $0.001 par value; 50,000,000 shares
   authorized (18,000,000 in 1996) 8,200,000, 12,058,913, and
   12,084,577 shares issued and outstanding at December 31, 1996
   and 1997 and March 31, 1998, respectively.....................        8,200            12,059            12,084
  Additional paid-in capital.....................................    7,824,823        28,977,725        29,067,883
  Unrealized gains on available-for-sale securities, net of
   tax effect....................................................       66,737             --                --
  Deferred compensation..........................................                       (237,564)         (220,597)
  Retained earnings (deficit)....................................     (654,869)          595,807           603,466
                                                                    ----------       -----------       -----------
Total stockholders' equity.......................................    7,244,891        29,348,027        29,462,836
                                                                    ----------       -----------       -----------
                                                                    $9,604,120       $33,489,032       $31,719,575
                                                                    ----------       -----------       -----------
                                                                    ----------       -----------       -----------


                                See accompanying notes

                                    FAROUDJA, INC.

                          CONSOLIDATED STATEMENTS OF INCOME



                                                                                                        THREE MONTHS
                                                                                                            ENDED
                                                       YEAR ENDED DECEMBER 31,                            MARCH 31,
                                        ---------------------------------------------------      ------------------------------
                                             1995              1996                 1997             1997              1998
                                             ----              ----                 ----             ----              ----
                                                                                                  (UNAUDITED)       (UNAUDITED)
Revenues:
  Product sales.........................  $11,953,658       $12,626,183         $15,506,498        $2,834,859        $2,608,385
  License and royalty revenues..........     --                 500,000           1,500,000           750,000           750,000
                                          -----------       -----------         -----------        ----------        ----------
Total revenues..........................   11,953,658        13,126,183          17,006,498         3,584,859         3,358,385
Cost of product sales...................    4,214,753         4,797,516           5,261,664           998,510         1,104,854
                                          -----------       -----------         -----------        ----------        ----------
Gross profit............................    7,738,905         8,328,667          11,744,834         2,586,349         2,253,531
Operating expenses:
  Research and development..............    1,483,388         2,463,838           4,215,346           899,464         1,076,902
  Sales and marketing...................    1,070,045         2,126,686           3,465,025           677,934           752,153
  General and administrative............    1,178,990         1,623,453           2,182,641           392,281           689,684
  Financing expenses....................        --                --                311,572           311,572             --
                                          -----------       -----------         -----------        ----------        ----------
      Total operating expenses..........    3,732,423         6,213,977          10,174,584         2,281,251         2,518,739
                                          -----------       -----------         -----------        ----------        ----------
Operating income (loss).................    4,006,482         2,114,690           1,570,250           305,098         (265,208)

Other income:
  Interest income.......................       81,746            83,179             363,490            97,357           277,563
  Other, net............................        4,986             --                 83,456             --                --
                                          -----------       -----------         -----------        ----------        ----------
Income before provision for income
  taxes.................................    4,093,214         2,197,869           2,017,196           402,455            12,355
Provision for income taxes..............       83,981           687,054             766,520           152,928             4,696
                                          -----------       -----------         -----------        ----------        ----------
Net income..............................   $4,009,233        $1,510,815          $1,250,676          $249,527          $  7,659
                                          -----------       -----------         -----------        ----------        ----------
                                          -----------       -----------         -----------        ----------        ----------

Pro forma data (unaudited):
  Historical income before provision
      for income taxes..................   $4,093,214        $2,197,869
  Pro forma provision for income
      taxes.............................    1,023,188           879,148
                                          -----------       -----------
Pro forma net income....................   $3,070,026        $1,318,721
                                          -----------       -----------
                                          -----------       -----------

Per share data:
  Net income per share
    Basic...............................                                            $  0.14           $  0.03           $  0.00
    Diluted.............................                                            $  0.13           $  0.03           $  0.00

Pro forma net income
      per share (unaudited)
        Basic...........................      $  0.43           $  0.17
        Diluted.........................      $  0.43           $  0.16
Shares used in per share
      computations
        Basic...........................    7,156,895         7,976,892           9,040,616         8,200,000        12,079,272
        Diluted.........................    7,176,115         8,191,303           9,924,558         9,053,794        12,766,327



                                See accompanying notes

                                    FAROUDJA, INC.
                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY




                                                                                                          Accumulated
                                        Common Stock          Additional                    Retained         Other
                                   -----------------------     Paid-In       Deferred       Earnings     Comprehensive
                                      Shares       Amount      Capital     Compensation     (Deficit)        Income         Total
                                   ------------------------------------------------------------------------------------------------
Balance at
  December 31, 1994................  7,156,895  $3,611,023    $        --   $        --   $    (784,988)  $       --   $  2,826,035
Net Income.........................         --          --             --            --       4,009,233           --      4,009,233
Unrealized gain on
  available-for-sale
  securities of $34,885............         --          --             --            --              --       34,885         34,885
                                                                                                                      -------------
Comprehensive income...............         --          --             --            --              --           --      4,644,118
                                                                                                                      -------------
  Distribution to
  Stockholders.....................         --          --             --            --      (1,355,000)          --     (1,355,000)
                                   ------------------------------------------------------------------------------------------------
Balance at December 31, 1995.......  7,156,895   3,611,023             --            --       1,869,245       34,885      5,515,153
Net income.........................         --          --             --            --       1,510,815           --      1,510,815
Unrealized gain on
  available-for-sale
  securities of $31,852............         --          --             --            --              --       31,852         31,852
                                                                                                                       ------------
Comprehensive Income...............         --          --             --            --              --           --      1,542,667
                                                                                                                       ------------
Sale of Common Stock...............  1,043,105   4,000,000             --            --              --           --      4,000,000
Issuance of warrants to
  purchase Common Stock
  for future services..............         --          --        222,000            --              --           --        222,000
Reincorporation in
  Delaware.........................         --  (7,602,823)     7,602,823            --              --           --             --
Distribution to
  stockholders.....................         --          --             --            --      (4,034,929)          --     (4,034,929)
                                   ------------------------------------------------------------------------------------------------
Balance at
  December 31, 1996................  8,200,000       8,200      7,824,823            --        (654,869)      66,737      7,244,891
Net Income.........................         --          --             --            --       1,250,675           --      1,250,675
Reclassification adjustment for
  gains included in net income
  of $66,737.......................         --          --             --            --              --      (66,737)       (66,737)
                                                                                                                       ------------
Comprehensive income...............         --          --             --            --              --           --      1,183,938
                                                                                                                       ------------
Sale of Common Stock
  net of issue costs...............  3,833,334       3,833     20,532,373            --              --           --     20,536,206
Issuance of Common
  Stock for services and
  upon exercise of
  option and warrants..............     25,579          26         99,029            --              --           --         99,055
Issuance of warrants to
  purchase Common Stock
  for technology acquired..........         --          --        250,000            --              --           --        250,000
Deferred compensation
  on employee stock
  option grants....................         --          --        271,500      (271,500)             --           --             --
Amortization of deferred
  compensation.....................         --          --             --        33,936              --           --         33,936
                                   ------------------------------------------------------------------------------------------------
Balance at
  December 31, 1997................ 12,058,913      12,059     28,977,725      (237,564)        595,806                  29,348,026
Net Income (unaudited).............         --          --             --            --           7,659           --          7,659
                                                                                                                       ------------
Comprehensive income (unaudited)...         --          --             --            --              --           --          7,659
                                                                                                                       ------------
Issuance of Common Stock
  for cash upon exercise
  of options and employee
  stock purchase plan (unaudited)..     25,664          25         90,158            --              --           --         90,183
Amortization of
  deferred compensation (unaudited)         --          --             --        16,968              --           --         16,968
                                   ------------------------------------------------------------------------------------------------
Balance at March 31, 1998
  (unaudited)...................... 12,084,577    $ 12,084   $ 29,067,883  $  (220,596)      $  603,465   $      ---   $ 29,462,836
                                   ------------------------------------------------------------------------------------------------
                                   ------------------------------------------------------------------------------------------------



                               See accompanying notes.

                                    FAROUDJA, INC.

                        CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                             THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                             ---------------------------------------    ---------------------------
                                                                   1995           1996          1997           1997            1998
                                                                   ----           ----          ----           ----            ----
                                                                                                        (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income............................................      $ 4,009,233    $ 1,510,815   $ 1,250,676    $   249,527    $      7,659
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
 Depreciation and amortization........................          223,988        422,376       560,974         69,800         154,836
 Amortization of deferred compensation................               --             --        33,936             --          16,968
 Loss on disposal of equipment........................               --             --         5,178             --              --
 Gain on sales of short-term investments..............               --             --       (83,456)       (94,382)             --

Changes in operating assets and liabilities:
 Trade accounts receivable............................         (642,490)    (1,193,465)     (330,378)       995,786          76,607
 Inventories..........................................         (793,149)       (96,480)   (1,259,921)       (97,245)       (179,432)
 Deferred tax assets..................................               --       (461,519)     (480,736)            --              --
 Other current assets.................................           (1,513)       (27,174)     (371,634)       (34,829)        197,554
 Accounts payable.....................................          417,306        128,114       716,041       (217,523)       (772,841)
 Accrued compensation and benefits....................          118,135        185,927       544,570       (115,948)       (691,670)
 Income taxes payable.................................           46,574         68,009       755,791        190,800        (197,593)
 Other accrued liabilities............................           29,058        258,375       265,374        250,309        (222,162)
 Deferred revenue.....................................                         500,000      (500,000)      (500,000)             --
                                                            -----------    -----------   -----------    -----------    ------------
Net cash provided by (used in) operating activities...        3,407,142      1,294,978     1,106,415        696,295      (1,610,074)
                                                            -----------    -----------   -----------    -----------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES
 Purchases of equipment...............................         (391,907)      (967,130)   (1,200,219)      (173,913)       (168,079)
 Proceeds from sale of equipment......................               --          --           12,864             --              --
 Other assets.........................................               --          --         (110,000)            --          13,749
 Purchases of short-term investments..................       (1,751,075)    (1,061,000)           --             --          (2,981)
 Sales of short-term investments......................               --          --        1,612,388      1,498,623              --
 Maturities of short-term investments.................          750,000        460,916            --             --              --
                                                            -----------    -----------   -----------    -----------    ------------
Net cash provided by (used in) investing activities...       (1,392,982)    (1,567,214)      315,033      1,324,710        (157,311)
                                                            -----------    -----------   -----------    -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES
 Issuance of Common Stock.............................               --      4,000,000    20,635,261              1          90,182
 Repayment of loan payable............................               --          --               --             --              --
 Distribution to stockholders.........................       (1,355,000)    (4,034,929)           --             --              --
                                                            -----------    -----------   -----------    -----------    ------------
 Net cash provided by (used in) financing activities..       (1,355,000)       (34,929)   20,635,261              1          90,182
                                                            -----------    -----------   -----------    -----------    ------------
 Increase (decrease) in cash and cash equivalents.....          659,160       (307,165)   22,056,709      2,021,006      (1,677,203)
 Cash and cash equivalents at beginning of period.....          863,596      1,522,756     1,215,591      1,215,591      23,272,300
                                                            -----------    -----------   -----------    -----------    ------------
 Cash and cash equivalents at end of period...........      $ 1,522,756    $ 1,215,591   $23,272,300    $ 3,236,597    $ 21,595,097
                                                            -----------    -----------   -----------    -----------    ------------
                                                            -----------    -----------   -----------    -----------    ------------

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash paid during the period of income taxes..........      $    32,157    $ 1,116,656   $   465,119    $        --    $    196,507
                                                            -----------    -----------   -----------    -----------    ------------
                                                            -----------    -----------   -----------    -----------    ------------

SUPPLEMENTAL DISCLOSURES OF NONCASH
FINANCING ACTIVITIES
 Issuance of warrants to acquire Common Stock
   for future services................................      $        --    $   222,000   $        --    $        --    $         --
                                                            -----------    -----------   -----------    -----------    ------------
                                                            -----------    -----------   -----------    -----------    ------------
 Issuance of warrants to acquire Common Stock
   for technology acquired............................      $        --    $        --   $   250,000    $        --    $         --
                                                            -----------    -----------   -----------    -----------    ------------
                                                            -----------    -----------   -----------    -----------    ------------


                             See accompanying notes.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

   1.     BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

          BUSINESS AND BASIS OF PRESENTATION

          Faroudja, Inc. (the "Company") designs, develops and sells a range of video image enhancement products and technology for the home television, professional broadcast and personal computer markets. Although traditional business has been directed to sales of complete subsystem units, the Company has recently expanded its activities to include the design and development of board and chip level products for applications in the television as well as the personal computer markets.

          The accompanying financial statements reflect the operations of Faroudja Laboratories, Inc. ("FLI") and Faroudja Research Enterprises, Inc. ("FRE"), both of which were California corporations. FLI and FRE, which were owned by common stockholders, were merged in December 1996, with FLI surviving the merger. Subsequently, in order to effect a reverse stock split and a reincorporation in Delaware, FLI merged with a wholly owned subsidiary of a newly formed Delaware corporation, Faroudja, Inc. In this transaction, the FLI stockholders received 0.69185 shares of the Company's Common Stock for each share of FLI Common Stock held by them.

          All outstanding stock options and warrants to purchase FLI Common Stock were assumed by the Company at the same exchange ratio. The effect of this exchange on Common Stock, stock options and warrants has been reflected in the accompanying financial statements on a retroactive basis. All intercompany balances and transactions between the Company and FLI have been eliminated.

          On December 30, 1996, FLI and FRE were merged through the exchange of
0.21258 shares of FLI Common Stock for each outstanding share of FRE Common Stock. As the outstanding shares of both entities were held in the same percentage by identical stockholders prior to the merger, this transaction was accounted for as if it were a pooling-of-interests.

          Prior to March 1996, FRE and FLI were each owned 100% by two individuals (the "Founders"). In March 1996, new investors acquired a 56.25% ownership interest in both entities through the purchase of shares held by the Founders ($14,000,000) and newly issued FLI shares ($4,000,000). Simultaneous with this transaction, the Founders received a distribution from FLI in the amount of $4,000,000. The new investors also acquired an option from the Founders to acquire an additional 1,537,500 shares held by the Founders for a total of $6,000,000. Such option was exercised on September 5, 1997. Prior to the March 1996 transaction, FLI had elected to be treated as an S Corporation for income tax purposes. FRE was a C Corporation for income tax purposes.

          INTERIM FINANCIAL INFORMATION

          The financial information at March 31, 1998 and for the three months ended March 31, 1998 and 1997 is unaudited, but, in the opinion of management, has been prepared on the same basis as the annual financial statements and includes all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for such periods. Results for the interim period are not necessarily indicative of the results to be expected for the entire year.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)


          SOURCES OF SUPPLY

          The Company currently relies on a limited number of independent foundries to manufacture, assemble and test all of its semiconductor components and products. In addition, the Company subcontracts the manufacturing of its broadcast and television products with three principal suppliers. While alternate sources of supply exist, in the event of the discontinuance of any of the above supplier relationships, the Company would be required to locate and qualify new suppliers, which could take several months.

          CASH EQUIVALENTS

          The Company considers all highly liquid investments with a maturity of three months or less when purchased, to be cash equivalents. Cash equivalents consist primarily of deposits in banks, money market accounts, commercial paper and government agency discount notes.

          SHORT-TERM INVESTMENTS

          The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115").

          Under SFAS 115, all affected debt and equity securities must be stated at fair value and classified as held-to-maturity, trading or available-for-sale. Management determines the appropriate classification of securities at the time of purchase and reevaluates such designation as of each balance sheet date.

          At December 31, 1996 and 1997 and March 31, 1998, all debt and equity securities were designated as available for sale. Available-for sale securities are carried at fair value, with unrealized gains and losses reported net of tax as a separate component of stockholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary, if any, on available-for-sale securities are included in other income. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest income.

          CONCENTRATION OF CREDIT RISK

          The Company sells its products primarily through a network of distributors, dealers and through original equipment manufacturing ("OEM") arrangements. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Uncollectible accounts receivable have not been significant in any period presented.

          At December 31, 1996 two customers accounted for 48% of the accounts receivable balance. At December 31, 1997, four customers accounted for 45% of the accounts receivable balance. No other single customer accounted for more than 10% of the Company's ending accounts receivable balances.

          INVENTORIES

          Raw materials, work-in-process and finished goods inventories are stated at the lower of standard cost (which approximates actual cost on a first-in, first-out cost method) or market value.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

          PROPERTY AND EQUIPMENT

          Property and equipment are recorded at cost. Depreciation and amortization are provided using the straight line method over the estimated useful lives of the assets (ranging from three to seven years). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life. Depreciation expense was $207,092, $248,758 and $540,074 for 1995, 1996 and 1997, respectively.

          REVENUE RECOGNITION

          Sales revenue is recognized upon shipment of products to customers net of discounts, rebates and allowances. The Company does not grant rights of return and customarily does not provide price protection to distributors. Non-refundable minimum royalties are recognized as revenue in the period to which they relate.

          ADVERTISING COSTS

          The Company expenses advertising costs as incurred. Advertising expense amounted to $204,155, $394,578 and $429,817 in the years ended 1995, 1996 and 1997, respectively.

          FINANCING EXPENSE

          In 1997, the Company incurred and expensed approximately $312,000 of expenses related to financing activities.

          STOCK BASED COMPENSATION

          As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee and director stock option and purchase plans. Under APB 25, if the exercise price of the Company's employee stock options is not less than the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

          NET INCOME PER SHARE

          In 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and Staff Accounting Bulletin No. 98 ("SAB 98"), and restated all prior periods. Under the provisions of SFAS 128, basic earnings per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share also gives effect to the dilutive effect of stock options and warrants (calculated based on the treasury stock method). SAB 98 eliminated certain dilutive issuances which were included in the calculation for periods prior to the Company's initial public offering. A reconciliation of shares used in the calculation follows:



                                                                                                  Three-Months Ended
                                                              Years Ended December 31,                 March 31,
                                                        -----------------------------------    -----------------------
                                                             1995         1996         1997         1997          1998
                                                             ----         ----         ----         ----          ----
Weighted average shares outstanding                     7,156,895    7,976,892    9,040,616    8,200,000    12,079,272
Dilutive effect of stock options and warrants              19,220      214,411      883,942      853,794       687,055
                                                        ---------    ---------    ---------    ---------    ----------
Shares used in computation of diluted net
  income per share                                      7,176,115    8,191,303    9,924,558    9,053,794    12,766,327
                                                        ---------    ---------    ---------    ---------    ----------
                                                        ---------    ---------    ---------    ---------    ----------


          Options and warrants to purchase 445,200 shares of the Company's common stock would have been anti-dilutive in 1997 and were, therefore, excluded from the 1997 diluted calculation.

          RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

          In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 establishes standards for annual and interim disclosures of operating segments, products and services, geographic areas and major customers, and will be adopted in the Company's annual financial statements for the year ended December 31, 1998. The Company is in the process of evaluating the disclosure requirements of the new standards, the adoption of which will have no impact on Faroudja's results of operations or financial condition.

          As of January 1, 1998, the Company adopted Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Company's net income or stockholders' equity. SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in comprehensive income. Prior year financial statements have been reclassified to conform to the requirement of SFAS 130.

          During the first quarter of 1997 and 1998, total comprehensive income amounted to $155,000 and $8,000, respectively.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     2.   SHORT TERM INVESTMENTS

          The following is a summary of available-for-sale securities at December 31, 1996 and 1997:


                                                                    Unrealized          Fair
                                                                      Gains            Market
                                                       Cost          (Losses)           Value
                                                       ----         ----------        --------
At December 31, 1996:

  Mutual funds-principally emerging
  growth equities...............................   $   900,000      $  107,980      $ 1,007,980

  Other mutual funds............................       400,000         (3,084)          396,916

  Certificates of deposit.......................       263,000              --          263,000

  U.S. Treasury Bill............................       193,973           6,027          200,000
                                                   -----------      ----------      -----------

                                                   $ 1,756,973      $  110,923      $ 1,867,896
                                                   -----------      ----------      -----------
                                                   -----------      ----------      -----------

Reported as:

  Short-term investments........................   $ 1,756,973      $  110,923      $ 1,867,896
                                                   -----------      ----------      -----------
                                                   -----------      ----------      -----------

At December 31, 1997

  Certificates of deposit.......................   $   276,605      $       --      $  2,76,605

  Commercial paper..............................     5,106,171              --        5,106,171

  Discount notes................................    11,779,873              --       11,779,873
                                                   -----------      ----------      -----------

                                                   $17,162,649              --      $17,162,649
                                                   -----------      ----------      -----------

Reported as:

  Cash equivalents..............................   $16,886,044      $       --      $16,886,044

  Government agency short-term                                              --
  investments...................................       276,605                          276,605
                                                   -----------      ----------      -----------

                                                   $17,162,649      $       --      $17,162,649
                                                   -----------      ----------      -----------
                                                   -----------      ----------      -----------

          The estimated fair value amounts discussed above have been determined by the Company using available market information and appropriate valuation methodologies. There were no unrealized gains or losses in 1997. In 1996, gross unrealized losses were not material and thus have not been presented separately in the above table.

          There were no realized gains or losses for the year ended December 31, 1996. Realized gains and losses for the year ended December 31, 1997 were $185,309 and $101,853, respectively. As of December 31, 1997, the average portfolio duration is approximately three months and the contractual maturity of the investments does not exceed one year.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

3.   INVENTORIES

     Inventories consist of the following:



                                               December 31               March 31
                                              -------------              --------

                                          1996            1997            1998
                                       ----------      ----------       ----------
     Raw materials..................     $615,865        $769,749       $  645,545

     Work in process................      630,630       1,508,461        1,652,655

     Finished goods.................      437,055         665,261          824,703
                                       ----------      ----------       ----------

                                       $1,683,550      $2,943,471       $3,122,903
                                       ----------      ----------       ----------
                                       ----------      ----------       ----------

4.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                          December 31
                                                 ---------------------------
                                                    1996             1997
                                                 ----------       ----------
          Machinery and equipment............    $1,705,845       $2,372,918

          Purchased computer software........       492,471          915,041

          Furniture, fixtures and equipment..       234,976          289,998

          Vehicles...........................       241,802           84,448

          Leasehold improvements.............       143,508          199,812
                                                 ----------       ----------

                                                  2,818,602        3,862,217

          Accumulated depreciation...........    (1,434,795)      (1,836,307)
                                                 ----------       ----------

                                                 $1,383,807       $2,025,910
                                                 ----------       ----------
                                                 ----------       ----------

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)


     5.   OPERATING LEASES

          The Company leases its main facilities in Sunnyvale, California under two lease agreements from the same landlord expiring September 30, 2003. The lease agreement for the primary facility is cancelable at the Company's option upon four months' notice. Payments are adjusted annually based on changes in the Consumer Price Index. At December 31, 1997, future estimated minimum payments under these and other leases are approximately as follows:

              1988 . . . . . . . . . . . . . . .         $431,041
              1999 . . . . . . . . . . . . . . .          421,591
              2000 . . . . . . . . . . . . . . .          411,091
              2001 . . . . . . . . . . . . . . .          417,091
              2002 . . . . . . . . . . . . . . .          423,591
              Thereafter . . . . . . . . . . . .          321,568
                                                       ----------
              Total minimum lease payments . . .       $2,425,973
                                                       ----------
                                                       ----------

          Rent expense under operating leases amounted to $288,740, $185,709 and $168,948 in 1997, 1996 and 1995, respectively.

          PURCHASE COMMITMENTS

          In 1997, the Company entered into an agreement for the development, manufacture and sale of a rear screen projection system. Under the agreement, the Company is committed to purchase a specified number of units over the two-year period of the contract. As of December 31, 1997, the Company had an outstanding purchase commitment of $998,600.

     6.   STOCKHOLDERS' EQUITY

          INITIAL PUBLIC OFFERING

          In October 1997 the Company sold a total of 3,000,000 shares of Common Stock at $6.00 per share through its initial public offering. Net proceeds, after underwriters' discounts, commissions and fees, and other costs associated with the offering, totaled $15,588,006. In connection with the offering, S3 Incorporated ("S3") received an additional 307,018 shares of Common Stock pursuant to certain anti-dilution provisions which the Company had granted under a Stock Purchase Agreement (see Note 7).

          WARRANTS

          In April 1992, the Company issued three warrants to purchase a total of 14,449 shares of Common Stock at a price of $3.40 per share to a consultant. The warrants were exercised in August 1997.

          In 1996, the Company issued a warrant to purchase 65,152 shares of Common Stock at an exercise price of $0.15 to a limited liability company in which a member of the Company's Board of Directors has a substantial interest. The warrant was issued in exchange for services to be performed by the director. As of December 31, 1997, 21,718 shares under the warrant were exercisable. The remaining 43,434 shares will become exercisable if certain defined events occur prior to February 1999. The warrant expires on December 31, 1999. The Company is expensing $222,000, the value of the warrant, over the related service period.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     6.   STOCKHOLDERS' EQUITY (CONTINUED)

          In 1997, one of the Founders granted to the Company an exclusive (excluding certain rights retained by the Founder), worldwide, perpetual, irrevocable and royalty free right and license to patents owned by him. The Founder has a nonexclusive, nontransferable right to the patents for applications and uses outside of the Company's business as defined in the license agreement. In exchange for rights granted, the Founder received a warrant to purchase 100,000 shares of Common Stock at $7.50 a share. The warrant vests over a three-year period and expires in January 2002. The Company is amortizing $250,000, the value of the warrant, over the estimated useful economic life of the patents.

          STOCK PLANS

          In 1995, the Company adopted the 1995 Stock Option Plan (the "1995 Plan"). A total of 1,700,000 shares of Common Stock were reserved for issuance under the 1995 Plan. In January 1997, the Board of Directors adopted, and the stockholders approved, the 1997 Performance Stock Option Plan (the "1997 Plan"). The 1997 Plan succeeds the 1995 Plan and has terms similar to that Plan. No additional options will be granted under the 1995 Plan and shares reserved for future option grants thereunder are available for grant under the terms of the 1997 Plan. In June 1997, the Board of Directors adopted and the stockholders' approved an amendment to the 1997 Plan increasing the number of shares reserved for issuance by 250,000 shares. Under the terms of the 1997 Plan, the Board of Directors may grant options to directors, employees and consultants. Options may be either incentive stock options or nonstatutory stock options, at the discretion of the Board of Directors. Incentive stock options may be granted to employees with exercise prices of no less than the fair value, and nonstatutory options may be granted to employees, directors, and consultants with exercise prices of no less than 85% of the fair value, of the common stock on the date of grant, as determined by the Board of Directors. If, at the time of grant, the optionee owns stock possessing 10% or more of the voting power of all classes of stock, the option price shall be at least 110% of the fair value, and the option shall not be exercised more than five years after the date of grant. Except as noted above, options expire ten years after the date of grant, or earlier if employment or service is terminated. Options become exercisable as determined by the Board of Directors. Options generally vest over three or four years.

          In December 1996, the Board of Directors adopted, and in 1997 the stockholders approved, the 1997 Non-Employee Directors Stock Option Plan (the "Directors Plan"). A total of 100,000 shares of Common Stock were reserved for issuance pursuant to the terms of the Directors Plan, which provides for the grant of nonqualified stock options to nonemployee directors of the Company.

          In January 1997, the Board of Directors adopted, and the stockholders approved, the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 400,000 shares were reserved for future issuance under the Purchase Plan.
The Purchase Plan permits eligible employees to purchase common stock through payroll deductions at a price equal to the lower of 85% of the fair value of the Company's common stock at the beginning or end of the applicable offering period. No shares have been issued under the Purchase Plan.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     6.   STOCKHOLDERS' EQUITY (CONTINUED)

          A summary of the Company's stock option activity, and related information follows:


                                                                   Years Ended December 31,
                                            ---------------------------------------------------------------------
                                                   1995                    1996                     1997
                                            -------------------    ---------------------    ---------------------

                                                       Weighted                 Weighted                 Weighted
                                                        Average                  Average                  Average
                                                       Exercise                 Exercise                 Exercise
                                            Options      Price      Options       Price      Options       Price
                                            -------      -----      -------       -----      -------       -----
Outstanding at January 1................         --      --          180,576     $1.16      1,441,988      $3.46

Granted.................................    180,576     $1.16      1,261,412      3.79        432,570       7.55

Exercised...............................         --      --               --      --           (7,380)      1.68

Canceled................................         --      --               --      --         (207,988)      3.90
                                            -------                ---------                ---------

Outstanding at end of period............    180,576      1.16      1,441,988      3.46      1,659,190       4.48
                                            -------                ---------                ---------
                                            -------                ---------                ---------

Weighted average fair
value of options granted
during the period.......................      $0.36                    $1.23                    $2.19



DECEMBER 31,

                                        Options Outstanding                     Options Exercisable
----------------------------------------------------------------------         -----------------------
                                              Weighted
                                              Average         Weighted                        Weighted
                                             Remaining        Average                          Average
                              Number of      Contractual      Exercise         Number of      Exercise
 Range of Exercise Price       Options          Life           Price            Options         Price
-------------------------     ---------      -----------      --------         ---------      --------
                                             (In Years)

$1.16....................       170,198         7.72           1.16              170,198         1.16

$2.02....................        31,134         8.03           2.02               31,134         2.02

$3.83-$3.91..............     1,059,558         8.61           3.85            1,006,073          3.5

$7.00-$7.50..............       335,600         9.46           7.42                   --          --

$9.50....................        62,700         3.97           9.50               10,416         9.50
                              ---------                                        ---------

                              1,659,190         8.50           4.48            1,217,821         3.47
                              ---------                                        ---------
                              ---------                                        ---------

          Pursuant to APB 25, for certain options granted in June 1997, the Company recognized as deferred compensation expense the excess of the deemed value for financial reporting purposes of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. The total deferred compensation expense of $271,500 is being amortized over the vesting period of such options.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     6.   STOCKHOLDERS' EQUITY (CONTINUED)

          During 1996, the Company adopted SFAS 123. In accordance with the Statement, the Company applies APB 25 in accounting for option grants to employees under the Plan and, accordingly, does not recognize compensation expense for options granted to employees with exercise prices of not less than fair value on the date of grant.

          Had the Company valued its stock options granted to employees according to the provisions of SFAS 123, pro forma net income and basic net income per share would have been as follows for the years ended December 31:

                                                               1996           1997
                                                               ----           ----
          Net income  as reported (includes impact of
          pro forma tax adjustment in 1996)..............   $1,318,721     $1,250,676

          Net Income  pro forma..........................    1,168,364        867,735

          Basic net income per share  as reported........        $0.17          $0.14

          Basic net income per share  pro forma..........        $0.15          $0.10



          The pro forma impact on reported results for the year ended December 31, 1995 was not significant and has not been presented herein. The value of options granted prior to the Company's initial public offering were determined using the minimum value method using the following weighted average assumptions in 1997 and 1996, respectively: risk free interest rate of 5.63% and 6.35%, an expected option life of 72 months and no dividends. The value of options granted following the initial public offering were determined using the Black Scholes method and the weighted average assumptions were as follows: an expected volatility factor of 0.7764, a risk free interest rate of 5.63%, an expected option life of 72 months and no dividends.

          RESERVED SHARES

          The Company has reserved shares of Common Stock for future issuance as follows:

                                                    December 31,
                                                        1997
                                                     ---------
                  Warrants.......................      165,152

                  Stock purchase plan............      400,000

                  Stock option plans:

                    Outstanding options..........    1,659,190

                    Reserved for future grants...      383,430
                                                     ---------

                                                     2,607,772
                                                     ---------
                                                     ---------

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     7.   LICENSE AGREEMENT

          In March 1997, the Company licensed certain of its technology to S3, a leading supplier of advanced graphics accelerators for use in mainstream multimedia personal computer ("PC") systems. In December 1996, S3 paid the Company $1 million, $500,000 of which was refundable if a definitive license agreement between the parties was not consummated. Accordingly, the Company recognized $500,000 of license and royalty revenue in 1996 and the remaining $500,000 in March 1997. S3 has advised the Company that it will no longer make the minimum license payments necessary to maintain its exclusive rights with respect to any periods after March 31, 1998.

          On June 30, 1997, the Company sold a total of 526,316 shares of its Common Stock to S3 pursuant to a Stock Purchase Agreement for $4,948,200, net of expenses associated with the transaction. S3 is entitled to certain anti-dilution, registration and other rights as set forth in the Stock Purchase Agreement. As a result of the anti-dilution rights, S3 received an additional 307,018 shares of Common Stock upon completion of the Company's initial public offering in October 1997.

     8.   INCOME TAXES

          The provision for income taxes computed under Statement of Financial Accounting Standards, No. 109, "Accounting for Income Taxes," consists of the following for the years ended December 31:

                                           December 31,                      Pro Forma December 31,
                                 ------------------------------------     --------------------------
                                   1995         1996          1997           1995            1996
                                 -------      --------     ----------     ----------      ----------
                                                                         (Unaudited)      (Unaudited)

Federal:

  Current..................      $23,000      $991,744     $1,058,623     $  885,687      $1,157,285

  Deferred.................        --         (439,614)      (368,801)         5,463        (455,627)
                                 -------      --------     ----------     ----------      ----------

                                 $23,000       552,130        689,822        891,150         701,658

State:

 Current...................       60,981       201,016        144,447        151,242         247,312

 Deferred..................        --          (66,092)       (67,749)       (19,204)        (69,822)
                                 -------      --------     ----------     ----------      ----------

                                  60,981       134,924         76,698        132,038         177,490
                                 -------      --------     ----------     ----------      ----------

                                 $83,981      $687,054       $766,520     $1,023,238      $  879,148
                                 -------      --------     ----------     ----------      ----------
                                 -------      --------     ----------     ----------      ----------

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     8.   INCOME TAXES (CONTINUED)

          The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The sources and tax effects of the differences are as follows for the years ended December 31:

                                                December 31,                 Pro Forma December 31,
                                  ------------------------------------     -------------------------
                                     1995          1996         1997          1995            1996
                                  ----------     --------     --------     ----------       --------
                                                                           (Unaudited)    (Unaudited)

Tax at U.S. statutory rate......  $1,391,693     $747,275     $685,847     $1,391,693       $747,275

State income taxes, net of
federal benefit.................      60,981       78,615       31,239        132,088        106,709

S Corporation earnings prior
to change in tax status.........    (868,150)    (251,758)          --             --             --

Deferred taxes recorded due
to change in tax status.........          --     (148,993)          --             --             --

Research and development
tax credits.....................          --       (8,725)    (137,736)            --             --

Net operating losses utilized...    (500,543)          --           --       (500,543)            --

Other...........................          --      270,640      187,170             --         25,164
                                   ---------     --------     --------     ----------       --------

                                   $  83,981     $687,054     $766,520     $1,023,188       $879,148
                                   ---------     --------     --------     ----------       --------
                                   ---------     --------     --------     ----------       --------


     The pro forma provision for income taxes in 1996 and 1995 reflects the additional tax expense which would have been incurred had FLI's status as an S Corporation terminated on January 1, 1995, exclusive of the effects of the establishment of deferred tax assets and liabilities at that date.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     8.   INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows at December 31:

                                                         December 31,
                                                    ----------------------
                                                      1996          1997
                                                      ----          ----
           Deferred Tax Assets:

            Accrued liabilities.................... $354,284      $686,370

            Other, net.............................  208,954       323,840

           Deferred tax liabilities:

            Depreciation of property and equipment.  (57,533)      (67,955)

            Valuation of investment portfolio......  (44,186)        --
                                                    --------      --------

           Total deferred taxes...................  $461,519      $942,255
                                                    --------      --------
                                                    --------      --------

     Management has concluded that a valuation allowance for deferred tax assets is not required based on its assessment that current levels of taxable income and the reversal of taxable temporary differences will be sufficient to realize the tax benefit.

     9.   EXPORT SALES AND SIGNIFICANT CUSTOMERS

          The Company had export sales by region as follows for the years ended December 31:

                                                                        Three Months
                                      Year ended December 31,          Ended March 31,
                              ---------------------------------------  ---------------
                                  1995         1996           1997          1998
                                  ----         ----           ----          ----
Revenue to customers:

  Asia......................    $986,000    $1,115,000     $1,182,000      $335,544

  Europe....................     263,000       479,000        345,000        94,179

  Canada....................     138,000       200,000        269,000       100,226

  Latin America and other...     190,000       220,000        425,000        69,774
                              ----------    ----------     ----------      --------

                              $1,577,000    $2,014,000     $2,221,000      $559,723
                              ----------    ----------     ----------      --------
                              ----------    ----------     ----------      --------

     In 1997, sales to two customers accounted for 11% of total revenues. In 1996, sales to one customer accounted for 11% of total revenues. In 1995, sales to a different customer accounted for 12% of total revenues.

                                    FAROUDJA, INC.

            (INFORMATION AT MARCH 31, 1998 AND FOR THE THREE MONTHS ENDED
                        MARCH 31, 1997 AND 1998 IS UNAUDITED)

     10.  401K PLAN

          During 1994, the Company adopted a defined contribution retirement plan under Internal Revenue Service Code Section 401(k). Employees are eligible, following one month of employment, to contribute a specified percentage of their salary, not to exceed the statutory limit, to the plan. The Company matches a percentage of employee contributions. The Company's contributions were $147,015 in 1997 and were insignificant during 1996 and 1995.

     11.  CREDIT FACILITIES

          In March 1997, the Company established a revolving line of credit with a bank for borrowings of up to $1,000,000. In May 1997, the line was increased to $2,000,000, including secured letters of credit. The line of credit agreement, which includes certain financial covenants, expires on April 4, 1998. Borrowings under the line of credit are collateralized by substantially all of the Company's tangible assets and contract rights are limited to a defined percentage of eligible accounts receivable. Borrowings against the line of credit bear interest at prime plus 1.5% (8.5% at December 31, 1997). At December 31, 1997, there were no borrowings against the line of credit, and the aggregate amount available under the revolving line of credit was $2,000,000.